Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-50446

                             Carolina Southern Bank
                              150 East Henry Street
                        Spartanburg, South Carolina 29306
                         SPECIAL MEETING OF SHAREHOLDERS
                  MERGER PROPOSED - YOUR VOTE IS VERY IMPORTANT

         You are cordially invited to attend a special meeting of shareholders of Carolina Southern to be held in the James Barrett Community Room at the Main Branch of the Spartanburg County Library at 151 South Church Street, Spartanburg, South Carolina, on Tuesday, January 9, 2001, at 10:00 a.m. local time.

         At the special meeting you will be asked to vote upon a proposal to approve the acquisition of Carolina Southern by Synovus Financial Corp. by means of the merger of Carolina Southern with and into The National Bank of South Carolina, a wholly owned subsidiary of Synovus based in Columbia, South Carolina.

         In the merger, each share of Carolina Southern common stock will convert into .8514 shares of Synovus common stock. Because the price of Synovus' common stock fluctuates, the value of the securities you will receive will fluctuate on a day to day basis. In converting your shares you will generally not recognize a gain or a loss for tax purposes.

         Synovus common stock is traded on the New York Stock Exchange and Synovus has registered 3,295,392 shares of its common stock for issuance in connection with the merger.

         Carolina Southern has received from its financial advisors, The Carson Medlin Company, an opinion that the terms of the transaction are fair from a financial point of view to Carolina Southern's shareholders.

         The merger cannot be completed unless holders of a majority of the outstanding shares of Carolina Southern common stock approve it. The board of directors urges you to consider the enclosed material carefully and recommends that you vote "FOR" approval of the merger.

         Your vote is very important. Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you fail to return your card or vote in person, the effect will be a vote against the merger.

         On behalf of the Board of Directors of Carolina Southern, we urge you to vote "FOR" the merger.

                                  /s/Ernest R. Kluttz
                                  Ernest R. Kluttz
                                  Chairman of the Board
                                  Carolina Southern Bank
--------------------------------------------------------------------------------
   Neither the Securities and Exchange Commission nor any state securities commission has approved of the Synovus common stock to be issued in the merger or determined if this prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------

         The date of this document is December 1, 2000, and it is first being mailed to Carolina Southern shareholders on or about December 8, 2000.

                      REFERENCES TO ADDITIONAL INFORMATION

         This document incorporates important business and financial information about Synovus from documents that are not included in or delivered with this document. The information is available to you without charge upon your written or oral request. You can obtain documents incorporated by reference in this document, other than certain exhibits to those documents, by requesting them in writing or by telephone from Synovus at the following address:

                             Synovus Financial Corp.
                           901 Front Avenue, Suite 301
                             Columbus, Georgia 31901
                         Attn: G. Sanders Griffith, III
                        Senior Executive Vice President,
                           General Counsel & Secretary
                            Telephone: (706) 649-2267

         If you would like to request documents, please do so by December 29, 2000 in order to receive them before the special meeting.

         Please see "Where You Can Find More Information" on page 61 for further information.

                             CAROLINA SOUTHERN BANK
                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        To be held on January 9, 2001

To Our Shareholders:

         Notice is hereby given that a special meeting of the shareholders of Carolina Southern Bank will be held in the James Barrett Community Room at the Main Branch of the Spartanburg County Library at 151 South Church Street, Spartanburg, South Carolina, on Tuesday, January 9, 2001, at 10:00 a.m. local time, for the following purposes:

1. To consider and vote upon a proposal to approve and adopt the merger agreement, dated as of September 18, 2000, by and among Synovus Financial Corp., Carolina Southern Bank and The National Bank of South Carolina. Under the terms of this merger agreement, Carolina Southern Bank will be merged with and into The National Bank of South Carolina, with The National Bank of South Carolina as the surviving bank, and Carolina Southern shareholders will receive shares of Synovus common stock, as more fully described in the accompanying proxy statement/prospectus dated December 8 , 2000.

2. To consider and vote upon such other matters as may properly come before the special meeting or any adjournments of the special meeting.

         Only shareholders of record on November 24, 2000 are entitled to receive notice of the special meeting and to vote at the special meeting.

         The merger is described in the accompanying proxy statement/prospectus, which you are urged to read carefully. A copy of the merger agreement is attached as Appendix "A" to the accompanying proxy statement/prospectus.

         Shareholders of Carolina Southern have the right to dissent from the merger and receive payment in cash of the fair value for their shares of Carolina Southern common stock upon compliance with the procedures set forth in Chapter 13 of the South Carolina Business Corporation Act of 1988, a copy of which is attached as Appendix "B" to the accompanying proxy statement/prospectus.

                                  By Order of the Board of Directors

                                  /s/John S. Poole

                                  John S. Poole
                                  President and Chief Executive Officer

Spartanburg, South Carolina
December 8, 2000

                             Your vote is important.

         Please mark, date, sign and promptly return the enclosed proxy card so that your shares may be voted in accordance with your wishes and so that a quorum may be assured. The giving of a proxy does not affect your right to vote in person if you attend the special meeting.

         The Board of Directors of Carolina Southern Bank Unanimously Recommends that You Vote in Favor of the Merger.

              Do Not Send Stock Certificates With Your Proxy Card.

                                TABLE OF CONTENTS

Caption                                                                                                      Page
QUESTIONS AND ANSWERS ABOUT THE MERGER...........................................................................1
WHO CAN HELP ANSWER YOUR QUESTIONS...............................................................................2
SUMMARY..........................................................................................................3
         The Companies...........................................................................................3
         The Merger..............................................................................................3
         Carolina Southern's Reasons for the Merger..............................................................3
         Opinion of Financial Advisor............................................................................4
         Carolina Southern Special Shareholders' Meeting.........................................................4
         Conditions to the Merger................................................................................4
         Accounting Treatment as Additional Condition to the Merger..............................................5
         Tax Opinion.............................................................................................5
         Effective Date of Merger................................................................................5
         Dissenters' Rights......................................................................................5
         Interests of Certain Persons in the Merger..............................................................5
         Termination and Termination Fee.........................................................................5
         No Solicitation; Board Action...........................................................................6
         Effect of Merger on Rights of Carolina Southern Shareholders............................................6
         Comparative Stock Prices and Dividends..................................................................7
UNAUDITED COMPARATIVE PER SHARE AND SELECTED FINANCIAL DATA......................................................8
THE SPECIAL MEETING..............................................................................................12
         Date, Time and Place....................................................................................12
         Matters to Be Considered at the Special Meeting.........................................................12
         Record Date; Stock Entitled to Vote; Quorum.............................................................12
         Vote Required...........................................................................................12
         Stock Ownership of Carolina Southern Directors, Management and Others...................................12
         Voting of Proxies.......................................................................................12
         Revoking Proxies........................................................................................13
         Proxy Solicitation......................................................................................13
         Recommendation of the Carolina Southern Board...........................................................14
THE MERGER.......................................................................................................14
         Terms of the Merger.....................................................................................14
         Background of the Merger................................................................................15
         Recommendation of Carolina Southern Board and Reasons for the Merger....................................16
         Opinion of Financial Advisor............................................................................17
         Conditions to the Merger................................................................................23
         No Solicitation.........................................................................................26
         Conduct of Business of Carolina Southern Pending the Merger.............................................26
         Regulatory Approvals....................................................................................27
         Waiver and Amendment....................................................................................27
         Termination and Termination Fee.........................................................................27
         Interests of Carolina Southern's Directors and Officers in the Merger...................................28
         Employee Benefits.......................................................................................29
         Tax Opinion.............................................................................................29
         Accounting Treatment....................................................................................30
         Expenses................................................................................................30
         New York Stock Exchange Listing.........................................................................30
         Resales of Synovus Common Stock.........................................................................30
DESCRIPTION OF STOCK AND EFFECT OF MERGER ON RIGHTS
  OF CAROLINA SOUTHERN SHAREHOLDERS..............................................................................31
         Synovus Common Stock....................................................................................32
         Carolina Southern Common Stock..........................................................................37
DISSENTERS' RIGHTS...............................................................................................40
DESCRIPTION OF SYNOVUS...........................................................................................42
         Business................................................................................................42
         Management and Additional Information...................................................................43
REGULATORY MATTERS...............................................................................................43
         General.................................................................................................43
         Dividends...............................................................................................43
         Capital Requirements....................................................................................44
         Commitments to Subsidiary Banks.........................................................................45
         Prompt Corrective Action................................................................................45
         Safety and Soundness Standards..........................................................................46
         Depositor Preference Statute............................................................................47
         Recent Legislation......................................................................................47
         Pooling of Interests Accounting.........................................................................48
DESCRIPTION OF CAROLINA SOUTHERN.................................................................................48
         Business................................................................................................48
         Principal Shareholders..................................................................................48
         Management's Discussion and Analysis of Financial
           Condition and Results of Operations...................................................................50
LEGAL MATTERS....................................................................................................60
EXPERTS..........................................................................................................60
OTHER MATTERS....................................................................................................60
SHAREHOLDER PROPOSALS............................................................................................60
WHERE YOU CAN FIND MORE INFORMATION..............................................................................61
FORWARD-LOOKING STATEMENTS.......................................................................................62
INDEX TO FINANCIAL STATEMENTS....................................................................................64
APPENDIX "A" - MERGER AGREEMENT
APPENDIX "B" - SECTION 33-13-101 THROUGH 33-13-310 OF THE SOUTH CAROLINA
         BUSINESS CORPORATION ACT OF 1988
APPENDIX "C" - FAIRNESS OPINION
APPENDIX "D" - TAX OPINION


                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:       Why is the merger being proposed?

A: Carolina Southern's board of directors believes the merger is in the best interests of Carolina Southern and will provide significant benefits to its shareholders. Synovus' board of directors believes that the acquisition of Carolina Southern will offer Synovus the opportunity to further expand its banking operations in the state of South Carolina. To review the background and reasons for the merger in greater detail, see pages 15 through 17.

Q:       What will I receive in the merger?

A: Carolina Southern shareholders will receive .8514 shares of Synovus common stock for each share of Carolina Southern common stock they hold. Because the market price of Synovus common stock fluctuates, the value of securities you will receive will fluctuate on a day to day basis.

                  Synovus will not issue fractional shares in the merger. Instead, Carolina Southern shareholders will receive a cash payment, without interest, for the value of any fraction of a share of Synovus common stock that they would otherwise be entitled to receive based upon the closing price of Synovus common stock on the fifth business day prior to the effective date of the merger.

Q:       What happens as the market price of Synovus common stock fluctuates?

A: Since the market price of Synovus common stock fluctuates, at the time you vote you will not know what the shares will be worth when issued in the merger.

Q:       When is the merger expected to be completed?

A:       We are working to complete the merger during the first quarter of 2001.

Q: What am I being asked to vote upon and what is the required shareholder vote?

A: You are being asked to approve the merger of Carolina Southern into The National Bank of South Carolina, a wholly owned subsidiary of Synovus. Following the merger, it is anticipated that the former offices of Carolina Southern will be operated as branches of The National Bank of South Carolina. Approvalof the proposal requires the affirmative vote of a majority of the outstanding common stock of Carolina Southern. Carolina Southern's board of directors believes that your vote is important and encourages you to vote at the special meeting.The Carolina Southern board of directors has unanimously approved and adopted the merger agreement and recommends that Carolina Southern shareholders vote FOR the approval of the merger.

                                       1

Q:       What should I do now?

A: Carolina Southern shareholders should read this document carefully and determine whether they desire to receive the Synovus common stock, or whether they desire to exercise their dissenters' rights under South Carolina law.

Q:       Should I send in my stock certificates now?

A: No. If the merger is completed, we will send you written instructions for exchanging your Carolina Southern common stock certificates for Synovus common stock certificates.

                       WHO CAN HELP ANSWER YOUR QUESTIONS


         If you want additional copies of this document, or if you want to ask any questions about the merger, you should contact:

                             Carolina Southern Bank
                              150 East Henry Street
                        Spartanburg, South Carolina 29306
       Attention: Thomas H. Lyles, Executive Vice President and Secretary
                            Telephone: (864) 582-1500

                                       2


                                     SUMMARY

         This summary highlights selected information from this document and may not contain all the information that is important to you. For a more complete understanding of the merger and for a more complete description of the legal terms of the merger, you should read this entire document carefully, as well as the additional documents to which we refer you, including the merger agreement.

The Companies (pages 42 and 48)
Synovus Financial Corp.
Suite 301, One Arsenal Place
901 Front Avenue
Columbus, Georgia 31901
(706) 644-1930

         Synovus Financial Corp., a Georgia corporation, is a financial services company whose stock is traded on the New York Stock Exchange under the symbol "SNV." Synovus is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, and became a financial holding company in April 2000. As of September 30, 2000, Synovus had total assets of $14.1 billion, total deposits of $10.4 billion, shareholders' equity of $1.3 billion and net loans of $10.5 billion. Synovus and its 38 commercial banking affiliates, including The National Bank of South Carolina which operates 41 branches in 23 communities across South Carolina, presently provide banking services at approximately 200 offices located in the States of Georgia, Alabama, Florida and South Carolina. Synovus also provides a variety of other financial services including mortgage banking, securities brokerage, insurance agency, equipment leasing and trust services. In addition, Synovus holds an 80.8% interest in Total System Services, Inc. Total System Services, Inc. is an information technology processor of credit, debit, commercial and retail cards whose stock is traded on the New York Stock Exchange.

Carolina Southern Bank
150 East Henry Street
Spartanburg, South Carolina 29306
(864)582-1500

         Carolina Southern Bank is a South Carolina state-chartered commercial bank offering various financial services through three locations in Spartanburg, South Carolina and one location in Inman, South Carolina. As of September 30, 2000, Carolina Southern had total assets of $209.8 million, total deposits of $176.2 million, shareholders' equity of $23.9 million and net loans of $137.4 million.

The Merger (page 14)

         If the merger is approved by Carolina Southern's shareholders, Carolina Southern will be merged with and into The National Bank of South Carolina, a national banking association and a wholly owned subsidiary of Synovus. The merger requires the approval of the holders of a majority of the Carolina Southern common stock outstanding on the record date.

         We have attached the merger agreement (Appendix "A") at the back of this document. We encourage you to read the merger agreement, as it is the legal document that governs the merger.

Carolina Southern's Reasons for the Merger (page 16)

         In reaching its decision to approve and recommend approval of the merger agreement, the Carolina Southern board of directors considered a number of factors, including the following:

     . the value of the consideration to be received by Carolina Southern shareholders relative to the book value and earnings per share of Carolina Southern common stock;

                                       3

     . information concerning the financial condition, results of operations and business prospects of Synovus;

     . the financial terms of recent business combinations in the financial services industry and a comparison of the multiples of selected combinations with the terms of the proposed transaction with Synovus and the potential future impact of a change in the rules relating to pooling of interests accounting;

     . the alternatives to the merger, including remaining an independent institution;

     . the competitive and regulatory environmentfor financial institutions generally;

     . the fact that the merger will enable Carolina Southern shareholders to exchange their shares of Carolina Southern common stock, in a tax-free transaction, for shares of common stock of a regional company, the stock of which is widely held and actively traded; and

     . the opinion of The Carson Medlin Company that the consideration to be received by Carolina Southern shareholders as a result of the merger is fair from a financial point of view.

Opinion of Financial Advisor (page 17)

          In deciding to approve the merger, Carolina Southern's board of directors considered, among other factors, results of a strategic evaluation delivered to the company by The Carson Medlin Company in July 2000. The Carson Medlin Company subsequently issued an opinion stating that, as of December 7, 2000 and subject to the assumptions and qualifications stated in the opinion, the exchange ratio in the merger was fair from a financial point of view to Carolina Southern's shareholders. A copy of the opinion is attached to this document as Appendix "C." We urge you to read this opinion in its entirety.

Carolina Southern Special Shareholders' Meeting (page 12)

         The special meeting will be held in the James Barrett Community Room at the Main Branch of the Spartanburg County Library at 151 South Church Street, Spartanburg, South Carolina, on Tuesday, January 9, 2001, at 10:00 a.m. local time.

Conditions to the Merger (page 23)

         Consummation of the merger is subject to various conditions,including:

     .    receipt of Carolina Southern shareholder approval;

     .    receipt of the necessary regulatory approvals;

     . receipt of an opinion from KPMG LLP regarding tax aspects of the merger;

     . Synovus' determination that the merger qualifies for pooling of interests accounting treatment; and

     .    satisfaction of other customary closing conditions.

         The regulatory approvals necessary to consummate the merger include the approval of the Comptroller of the Currency, the Georgia Department of Banking and Finance and the South Carolina State Board of Financial Institutions. The merger has been approved by the Georgia Banking Department and the Comptroller of the Currency but has not yet been approved by the South Carolina State Board.

                                       4

Accounting Treatment as Additional Condition to the Merger (page 30)

     We expect the merger to qualify as a "pooling of interests," which means that we will treat our companies as if they had always been one company for accounting and financial reporting purposes. Both Synovus and Carolina Southern have the right not to complete the merger if Synovus does not reasonably conclude that the merger will qualify as a "pooling of interests."

Tax Opinion (page 29)

         The merger is structured so that Carolina Southern shareholders will not recognize gain or loss for federal income tax purposes for the whole shares of Synovus common stock they receive in the merger. Synovus' independent public accountants, KPMG LLP, has issued an opinion to this effect, which is attached to this document as Appendix "D." Carolina Southern shareholders will be taxed on cash received instead of any fractional share of Synovus common stock. Tax matters are complicated, and tax results may vary among shareholders. We urge you to contact your own tax advisor to understand fully how the merger will affect you.

Effective Date of Merger (page 14)

         The merger will become effective when all of the conditions to the merger have been satisfied and a certificate of merger is issued by the Office of the Comptroller of the Currency. Subject to the conditions specified in the merger agreement, the parties anticipate that the merger will become effective during the first quarter of 2001. There can be no assurances, however, as to whether or when the merger will occur.

Dissenters' Rights (page 40)

         Holders of Carolina Southern common stock are entitled to dissent from the merger under South Carolina law and, if the merger is consummated, to receive payment in cash for the fair value of their shares, upon compliance with the provisions of Chapter 13 of the South Carolina Business Corporation Act of 1988. To preserve these rights, a shareholder must not vote in favor of the merger and must deliver to Carolina Southern a written notice of intent to demand payment for such shareholder's shares before the vote on the merger at the special meeting of Carolina Southern's shareholders. The delivery of a proxy or vote against the merger is not considered such a notice. Failure to follow required procedures may result in the loss of statutory dissenters' rights.

Interests of Certain Persons in the Merger (page 28)

         Certain executive officers and directors of Carolina Southern have interests in the merger that are different from your interests. John S. Poole, President and Chief Executive Officer of Carolina Southern, and Thomas H. Lyles, Executive Vice President and Chief Financial Officer of Carolina Southern, will enter into employment agreements with Synovus providing for their continued employment as an Executive Vice President and Senior Vice President of The National Bank of South Carolina, respectively, for three years following the merger. In addition, Ernest R. Kluttz, Chairman of the Board of Carolina Southern, will become a member of the Board of Directors of The National Bank of South Carolina. The Board of Directors of Carolina Southern was aware of these interests and took them into account in approving the merger agreement.

Termination and Termination Fee (page 27)

         Termination. Either Carolina Southern or Synovus may terminate the merger agreement under the following circumstances, among others:

     .    all parties consent;

     . the merger is not completed before April 30, 2001 unless the failure to consummate by this time is due to a breach of the merger agreement by the party seeking to terminate; or

                                       5

     . failure of any of the conditions precedent set forth in the merger agreement unless the failure to meet the conditions precedent is due to a breach of the merger agreement by the party seeking to terminate.

         Synovus may terminate the merger agreement under the following additional circumstances, among others:

     . if the average closing price of Synovus' common stock during any 20 consecutive day trading period ending on the fifth business day before the special meeting is greater than $23.00;

     . if Carolina Southern breaches its no solicitation covenant resulting in a competing acquisition proposal; or

     . if the Carolina Southern board of directors does not recommend to the shareholders that the merger be approved.

         Carolina Southern may terminate the merger agreement under the following additional circumstances, among others:

     . if the average closing price of Synovus' common stock during any 20 consecutive day trading period ending on the fifth business day before the special meeting is less than $16.00 ; or

     . if the Carolina Southern board of directors shall have not recommended or shall have withdrawn or modified its recommendation or approval of the merger if the board in good faith believes that its failure to do so would constitute a breach of the fiduciary duty of the board.

         Termination Fee. The merger agreement provides that Carolina Southern must pay Synovus a termination fee of $500,000, plus actual out of pocket expenses up to $250,000, if the agreement is terminated because:

     . Carolina Southern terminates the merger agreement to negotiate another acquisition proposal;

     . another entity acquires or is granted an option to acquire a significant portion of the equity securities of Carolina Southern;

     . Carolina Southern enters into an agreement with another entity to acquire all or a significant portion of the assets or equity of Carolina Southern; or

     . Carolina Southern breaches its no solicitation covenant and it results in a competing acquisition proposal or Carolina Southern does not recommend to its shareholders that they approve the merger agreement.

No Solicitation; Board Action (page 26)

         Carolina Southern has agreed that until the completion of the merger, Carolina Southern will not directly or indirectly take any specified actions with respect to any acquisition proposal.

         However, notwithstanding these restrictions, Carolina Southern may, if necessary to comply with its fiduciary obligations and subject to other qualifications and conditions, furnish information and engage in discussions or negotiations in response to unsolicited acquisition proposals.

Effect of Merger on Rights of Carolina Southern Shareholders (page 31)

         Carolina Southern is a South Carolina banking corporation and, therefore, the rights of shareholders of Carolina Southern currently are determined by reference to the South Carolina banking and corporate law and Carolina Southern's Articles of Incorporation and bylaws. At the effective time of the merger, shareholders of

                                       6

Carolina Southern will become shareholders of Synovus, which is a Georgia corporation. As a result, their rights as shareholders of Synovus will then be determined by reference to the Georgia Business Corporation Code and Synovus' Articles of Incorporation and bylaws. The laws of these jurisdictions vary. There are also various differences between Synovus' Articles of Incorporation and bylaws and Carolina Southern's Articles of Incorporation and bylaws.

Comparative Stock Prices and Dividends

         Synovus common stock is listed on the NYSE under the symbol "SNV" and Carolina Southern common stock is included on the Nasdaq SmallCap Market under the symbol "CSBK." The table below shows the high and low closing prices of Synovus common stock and Carolina Southern common stock and cash dividends declared per share for the last two fiscal years plus the interim period.


                                         Synovus                       Carolina Southern
                                         -------                        ----------------
                                                  Cash                                                    Cash
                             High          Low    Dividends           High              Low             Dividends
                             ----          ---    ---------           ----              ---             ---------

Quarter Ended
    March 31, 2000              $19.19    $14.50     $ .1100        $14.50             $10.50            $.06
    June 30, 2000                20.94     17.56       .1100         13.50              11.13             .06
    September 30, 2000           21.44     17.94       .1100         17.13              11.00             .06
 Quarter Ended
    March 31, 1999               25.00     20.50       .0900         17.14              12.50             .05
    June 30, 1999                23.56     19.13       .0900         16.91              12.86             .05
    September 30, 1999           20.31     17.50       .0900         16.85              13.10             .05
    December 31, 1999            22.13     18.44       .0900         15.18              12.38             .06
 For year 1999                   25.00     17.50       .3600         17.14              12.38             .21
 Quarter Ended
    March 31, 1998               25.81     20.75       .0733         23.12              19.65              -
    June 30, 1998                25.81     21.94       .0733         23.12              19.88              -
    September 30, 1998           25.00     18.06       .0733         21.50              17.62             .02
    December 31, 1998            24.06     20.19       .0733         18.10              15.24             .05
 For year 1998                   25.81     18.06       .2932         23.12              15.24             .07

      On November 24, 2000, there were 907 holders of record of Carolina Southern common stock.

         In the table below it is assumed that the merger had been completed on September 18, 2000, the last full trading day before the public announcement of the proposed merger, and on November 28, 2000, the last day for which such information could be calculated before the date of this document. The equivalent price per share data for Carolina Southern common stock has been determined by multiplying the last reported sale price of one share of Synovus common stock on each of these dates by the exchange ratio of .8514.

                                                                Equivalent Price
                                                                  Per Share of
                           Synovus       Carolina Southern     Carolina Southern
           Date         Common Stock       Common Stock          Common Stock
           ----         ------------     -----------------     -----------------
  September 18, 2000       $20.31             $13.50                $17.29

  November 28, 2000        $21.87             $18.00                $18.62

                                       7


           UNAUDITED COMPARATIVE PER SHARE AND SELECTED FINANCIAL DATA

         The following tables show summary historical financial data for Synovus and Carolina Southern and also show similar information reflecting the merger of Synovus and Carolina Southern. This information is referred to as pro forma information. In presenting the comparative pro forma information for certain time periods, it was assumed that Synovus and Carolina Southern had been merged throughout those periods. The following tables show information about Synovus' and Carolina Southern's net income per diluted share, dividends per share and book value per share, and similar pro forma information.

         The tables were prepared assuming that Synovus will treat Carolina Southern as if it had always been combined with Synovus for accounting and financial reporting purposes, a method known as pooling of interests accounting. The information listed as pro forma equivalent for Carolina Southern was computed by multiplying the pro forma amounts by the exchange ratio of .8514 shares of Synovus common stock. This information reflects the fact that Carolina Southern shareholders will receive less than one share of Synovus common stock for each share of Carolina Southern common stock they own before the merger.

         The pro forma information, while helpful in illustrating the financial characteristics of the continuation of Synovus and Carolina Southern under one set of assumptions, does not attempt to predict or suggest future results. The pro forma information also does not attempt to show how Synovus and Carolina Southern would actually have performed had the companies been combined throughout these periods. All adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of results of the unaudited historical interim periods have been included.

         The information in the following tables was derived from historical financial information contained in annual and quarterly reports and other information Synovus has filed with the SEC and the historical financial information for Carolina Southern included in this document. When you read the summary financial information provided in the following tables, you should also read the historical financial information provided in this document, which you can find beginning on page F-1, as well as the historical financial information in the other documents to which Synovus refers. SEE "WHERE YOU CAN FIND MORE INFORMATION" on page 61.

                     [Rest of page intentionally left blank]

                                       8



                                                                                                        Nine Months
                                                                             Years Ended                      Ended
                                                                              December 31,                September
                                                                          1997      1998      1999         30, 2000
                                                                     ------------   --------  ---------  ----------
Net Income per Common Share - Basic
Historical:
         Synovus.......................................................  $  0.63     0.72      0.80         0.66
         Carolina Southern.............................................     0.60     0.67      0.71         0.51
Pro forma combined.....................................................     0.64     0.72      0.80         0.66
Pro forma equivalent per Carolina Southern common share <F1>...........     0.54     0.61      0.69         0.56

Net Income per Common Share - Diluted
Historical:
         Synovus.......................................................     0.63     0.71      0.80         0.66
         Carolina Southern.............................................     0.58     0.65      0.70         0.51
Pro forma combined.....................................................     0.63     0.71      0.80         0.66
Pro forma equivalent per Carolina Southern common share <F1>...........     0.53     0.60      0.68         0.56

Cash Dividends Declared per Common Share
Historical:
         Synovus.......................................................     0.24     0.29      0.36         0.33
         Carolina Southern.............................................        -     0.07      0.21         0.18
Pro forma equivalent per Carolina Southern common share <F2>...........     0.20     0.25      0.31         0.28

Book Values per Common Share at Period End
         Synovus.......................................................                        3.99         4.35
         Carolina Southern.............................................                        6.12         6.52
Pro forma combined.....................................................                        4.03         4.39
Pro forma equivalent per Carolina Southern common share <F1>...........                        3.43         3.73

--------------------------------------------------------------------

<F1>Determined by multiplying the pro forma amounts by the exchange ratio of .8514:1.
<F2>Determined by multiplying the Synovus historical cash dividends declared per share by the exchange ratio of .8514:1.

                                       9

                             Synovus Financial Corp.
                             Selected Financial Data



                                                                                                                 Nine Months
                                                             Year Ended December 31,                          Ended September 30
------------------------------------------------------------------------------------------------------------------------------------
                                             1995        1996<F2>     1997        1998          1999          1999           2000
------------------------------------------------------------------------------------------------------------------------------------
                                                    (in thousands, except per share data)
Income Statement Data:
   Total revenues <F1>.................$   702,412    $ 821,793   $ 927,398   $ 1,035,979    $1,251,857   $  911,429     $1,029,198
   Net interest income.................    352,355      386,350     425,920       455,065       513,294      376,998        418,790
   Provision for losses on loans......      26,841       32,411      32,485        26,882        34,007       25,343         33,245
   Non-interest income.................    350,057      435,443     501,412       582,213       739,765      535,306        610,478
   Non-interest expense................    460,367      563,496     627,834       706,371       869,737      636,601        701,390
   Net income..........................    118,338      144,174     170,829       196,465       225,307      162,051        187,875

Per Share Data:
   Net income - basic..................       0.45         0.54        0.63          0.72          0.80         0.58           0.66
   Net income - diluted................       0.44         0.53        0.63          0.71          0.80         0.57           0.66
   Cash dividends declared.............       0.16         0.19        0.24          0.29          0.36         0.27           0.33
   Book value..........................       2.68         3.02        3.50          3.99          4.35         4.24           4.73

Balance Sheet Data:
   Investment securities...............  1,527,039    1,685,672   1,702,681     1,877,473     1,993,957    1,992,239      2,044,152
   Loans, net of unearned
     income............................  5,620,384    6,188,882   6,752,154     7,603,605     9,068,239    8,599,672     10,454,999
   Deposits............................  6,900,943    7,395,732   7,928,211     8,797,412     9,440,087    9,275,346     10,423,641
   Long-term debt......................    109,299      100,415     131,492       131,802       318,620      228,790        667,387
   Shareholders' equity................    718,408      812,296     937,222     1,111,917     1,226,669    1,185,845      1,343,540
   Average total shareholders'
     equity............................    662,458      757,302     865,232     1,013,334     1,165,426    1,153,361      1,282,784
   Average total assets................  7,692,029    8,355,951   9,067,237     9,827,925    11,438,696   11,186,174     13,211,710

Performance Ratios and Other
  Data:
   Return on average assets............       1.54%        1.73%       1.88%         2.00%         1.97%        1.94%          1.90%
   Return on average equity............      17.86        19.04       19.74         19.39         19.33        18.79          19.56
   Net interest margin.................       5.15         5.19        5.28          5.23          5.07         5.09           4.76
   Efficiency ratio <F3>...............      60.95        58.36       56.45         58.01         58.15        58.32          56.67
   Dividend payout ratio <F4>..........      36.69        36.62       38.10         41.52         43.78        45.21          50.08
   Average shareholders' equity
     to average assets.................       8.16         9.06        9.54         10.31         10.19        10.31           9.71
   Average shares outstanding -
     basic.............................    265,546      268,271     269,285       272,416       280,016      279,381        283,260
   Average shares outstanding -
     diluted...........................    268,395      272,594     273,152       277,223       283,355      282,670        286,319
-----------------

<F1>     Consists of net interest income and non-interest income, excluding securities gains (losses).
<F2>     The selected financial data for 1996 reflects the impact of a special assessment by the Federal Deposit
         Insurance Corporation.  Without the special assessment, net income would have been $146,970,000 and diluted net income per share would have been $.57.
<F3>     For the banking operations segment.
<F4>     Determined by dividing dividends declared (excluding pooled subsidiaries) by consolidated net income.

                                       10


                             Carolina Southern Bank
                             Selected Financial Data



                                                                                                                   Nine Months
                                                               Year Ended December 31,                           Ended September 30
------------------------------------------------------------------------------------------------------------------------------------
                                              1995         1996         1997         1998         1999         1999          2000
------------------------------------------------------------------------------------------------------------------------------------
                                                        (in thousands, except per share data)
Income Statement Data:
   Total revenues .....................    $ 5,326      $ 5,936      $ 6,746   $    7,835   $    8,453   $    6,196   $    6,497
   Net interest income.................      5,088        5,617        6,285        7,125        7,776        5,699        6,016
   Provision for losses on loans.......        224          148          117          145           92           62          195
   Non-interest income.................        238          319          461          777          690          510          438
   Non-interest expense................      3,051        3,174        3,710        4,516        4,908        3,713        3,803
   Net income..........................      1,412        1,816        2,116        2,406        2,579        1,819        1,865

Per Share Data:
   Net income - basic..................       0.41         0.52         0.60         0.67         0.71         0.50         0.51
   Net income - diluted................       0.39         0.50         0.58         0.65         0.70         0.49         0.51
   Cash dividends declared.............       0.16         0.19         0.24         0.29         0.36         0.27         0.33
   Book value..........................       2.68         3.02         3.50         3.99         4.35         4.24         4.73

Balance Sheet Data:
   Investment securities...............     23,040       32,805       43,684       53,125       52,075       50,371       53,696
   Loans, net of unearned
     income............................     89,369      102,897      114,742      125,048      140,422      135,910      139,039
   Deposits............................    116,803      129,194      144,172      166,178      176,076      175,687      176,200
   Long-term debt......................          0            0            0            0            0            0            0
   Shareholders' equity................     14,199       16,016       18,404       20,802       22,410       21,902       23,935
   Average total shareholders'
     equity............................     13,476       15,173       17,311       19,863       21,796       21,607       23,338
   Average total assets................    119,429      139,369      160,105      180,891      198,452      196,101      207,995

Performance Ratios and Other
  Data:
   Return on average assets............       1.18%         1.30%       1.32%        1.33%        1.30%        1.24%        1.20%
   Return on average equity............      10.50        11.97        12.22        12.11        11.83        11.22        10.66
   Net interest margin.................       4.71         4.52         4.48         4.53         4.53         4.45         4.45
   Efficiency ratio ...................      56.12        51.84        52.69        53.94        53.90        55.26        53.05
   Dividend payout ratio ..............       0.00         0.00         0.00         9.85        28.81        28.59        35.44
   Average shareholders' equity
     to average assets.................      11.28        10.87        10.81        10.98        10.98        11.02        11.22
   Average shares outstanding
      basic............................      3,486        3,502        3,534        3,580        3,638        3,642        3,672
   Average shares outstanding
      diluted..........................      3,651        3,612        3,655        3,687        3,683        3,689        3,690


                                       11


                               THE SPECIAL MEETING

         We are furnishing this document to shareholders of Carolina Southern in connection with the solicitation of proxies by the board of directors of Carolina Southern for use at the special meeting of its shareholders.

Date, Time and Place

         The special meeting will be held in the James Barrett Community Room at the Main Branch of the Spartanburg County Library at 151 South Church Street, Spartanburg, South Carolina, on Tuesday, January 9, 2001, at 10:00 a.m. local time.

Matters to Be Considered at the Special Meeting

         At the special meeting, the shareholders of Carolina Southern will be asked to consider and vote upon the approval of the merger, and such other matters as may properly be brought before the special meeting.

         The Carolina Southern board has unanimously approved the merger agreement and the transactions contemplated by the merger agreement and recommends that you vote "FOR" approval of the merger.

Record Date; Stock Entitled to Vote; Quorum

         Only holders of record of Carolina Southern common stock at the close of business on November 24, 2000, the record date for Carolina Southern's special meeting, are entitled to receive notice of the special meeting and to vote at the special meeting. Holders of record of shares of Carolina Southern common stock on the record date are each entitled to one vote per share on each matter to be considered at the special meeting.

         On the record date, 3,677,638 shares of Carolina Southern common stock were issued and outstanding and were held by 907 holders of record.

         A majority of all the issued and outstanding shares of Carolina Southern common stock, present in person or by proxy, will constitute a quorum for the special meeting.

Vote Required

         The approval of the merger requires the affirmative vote of the holders of a majority of the outstanding shares of Carolina Southern common stock.

         The merger does not require the approval of Synovus' shareholders. Synovus, as the sole shareholder of The National Bank of South Carolina, approved the merger on September 18, 2000.

Stock Ownership of Carolina Southern Directors, Management and Others

         At the close of business on the record date, the directors and executive officers of Carolina Southern and their affiliates beneficially owned and were entitled to vote approximately 1,124,704 shares of Carolina Southern common stock. This ownership represents approximately 30% of the shares of Carolina Southern common stock outstanding on that date.

Voting of Proxies

         Shares represented by all properly executed proxies received in time for the special meeting will be voted at the special meeting according to the voting instructions of the shareholder who executed the proxy. Properly executed proxies which do not contain voting instructions will be voted in favor of the merger.

         Carolina Southern intends to count shares of Carolina Southern common stock present in person at the special meeting but not voting, and shares of Carolina Southern common stock for which we have received proxies

                                       12

but with respect to which holders of shares have abstained from voting on or voted against any matter, as present at the special meeting for purposes of determining the presence or absence of a quorum for the special meeting.

          For voting purposes at the special meeting, only shares voted in favor of approval of the merger will be counted as favorable votes for such approval and adoption. A shareholder's failure to submit a proxy, failure to vote in person, or abstention from voting with respect to the approval of the merger will have the same effect as if the shareholder voted against approval of the merger.

         Shares held in street name that have been designated by brokers on proxy cards as not voted with respect to the merger ("broker non-votes") will not be counted as votes cast on the merger. Shares with respect to which proxies have been marked as abstentions also will not be counted as votes cast on the merger. Shares with respect to which proxies have been marked as abstentions and broker non-votes, however, will be treated as shares present for purposes of determining whether a quorum is present.

         The proposal to adopt the merger agreement is a non-discretionary item, meaning that brokerage firms may not vote shares in their discretion on behalf of a client if the client has not furnished voting instructions. Because the merger must be approved by the holders of a majority of the outstanding shares of Carolina Southern common stock, abstentions and broker non-votes will have the same effect as a vote against the merger at the meeting. Accordingly, the Carolina Southern board urges Carolina Southern's shareholders to complete, date and sign the accompanying proxy and return it promptly in the enclosed postage prepaid envelope.

         We do not expect that any matters other than those referred to in this document will be brought before the special meeting. However, if other matters are properly presented for a vote, the persons named as proxies will vote in accordance with their judgment with respect to those matters.

         The persons named as proxies by a Carolina Southern shareholder may propose and vote for one or more adjournments of the special meeting to permit further solicitations of proxies in favor of approval of the merger. However, the persons named as proxies will not vote any shares which are voted against the approval of the merger in favor of such an adjournment.

Revoking Proxies

         Carolina Southern shareholders of record may revoke their proxies at any time before the time their proxies are voted at the special meeting. A shareholder may revoke a proxy by taking any of the following actions:

     . sending a written notice indicating his or her intention to revoke the proxy, including by telegram or facsimile, to the Corporate Secretary of Carolina Southern;

     .    submitting a later-dated signed proxy; or

     . attending the special meeting and voting or abstaining from voting in person.

         Attendance at the special meeting alone without voting or abstaining from the vote on the merger will not revoke a proxy. Any written notice of a revocation of a proxy must be sent so that it will be delivered to the Corporate Secretary of Carolina Southern, at Carolina Southern's main office, before the voting begins at the special meeting.

Proxy Solicitation

         Carolina Southern will pay the costs of printing this document and all other costs of soliciting proxies. In addition to solicitation by mail, the directors, officers and employees of Carolina Southern may solicit proxies from shareholders of Carolina Southern by telephone or telegram or by other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation.

                                       13

Recommendation of the Carolina Southern Board

         The Carolina Southern board has unanimously adopted the merger agreement and believes that the proposed transaction is fair to and in the best interests of Carolina Southern and its shareholders. The Carolina Southern board unanimously recommends that Carolina Southern's shareholders vote "FOR" approval of the merger.

                                   THE MERGER

         The following is a description of the material information pertaining to the merger. This description is qualified in its entirety by reference to the full text of the merger agreement, a copy of which is attached as Appendix "A" to this document and is incorporated by reference. All shareholders are urged to read carefully the merger agreement, as well as the other appendices, in their entirety.

         The boards of directors of Synovus, The National Bank of South Carolina and Carolina Southern have approved, and the proper officers of Synovus, The National Bank of South Carolina and Carolina Southern have executed and delivered, the merger agreement.

Terms of the Merger

         On the effective date of the merger, which will be specified in the certificate to be issued by the Office of the Comptroller of the Currency causing the merger to become effective, each issued and outstanding share of Carolina Southern common stock will be converted into the right to receive .8514 shares of Synovus common stock.

         If the average closing price of Synovus common stock during any 20 consecutive day trading period ending five business days before the special meeting is less than $16.00 per share, the board of directors of Carolina Southern may terminate the merger agreement.

         If the average closing price of Synovus common stock during any 20 consecutive day trading period ending five business days before the special meeting is greater than $23.00 per share, the board of directors of Synovus may terminate the merger agreement.

         You should obtain current stock price quotations for Synovus common stock. The market price of Synovus common stock will fluctuate before and after completion of the merger. You will not know when you vote on the merger precisely what the shares of Synovus common stock will be worth when issued in the merger.

         After the effective date of the merger, outstanding certificates representing shares of Carolina Southern common stock will represent shares of Synovus common stock. Certificates representing shares of Carolina Southern common stock will be surrendered to Synovus by the Carolina Southern shareholders on or after the effective date of the merger for new certificates representing shares of Synovus common stock. Until so surrendered to Synovus, the certificates which previously represented shares of Carolina Southern common stock will be deemed for all corporate purposes to evidence the ownership of the respective number of shares of Synovus common stock which the holders are entitled to receive upon their surrender to Synovus except for the payment of dividends, which is subject to the exchange of stock certificates.

         Until the stock certificates nominally representing shares of Carolina Southern common stock are surrendered to Synovus in exchange for certificates representing shares of Synovus common stock, no dividends payable as of any date after the effective date of the merger on the shares of Synovus common stock represented by the Carolina Southern common stock certificates will be paid. However, Forms 1099 reporting the payment of such dividends will be filed with the Internal Revenue Service and mailed to each shareholder. Upon the surrender to Synovus of the Carolina Southern common stock certificates, Synovus will pay to the record holders the amount of dividends which previously had become payable, without interest, upon the shares of Synovus common stock represented by the outstanding Carolina Southern common stock certificates.

         Synovus will not issue fractional shares of Synovus common stock in the merger. Instead, Synovus will pay cash, without interest, in lieu of fractional shares, in an amount equal to such fractional part of a share

                                       14

of Synovus common stock multiplied by the closing price per share of Synovus common stock on the fifth business day immediately preceding the effective date of the merger.

         The delivery of Synovus stock certificates and other amounts may be subject to forfeiture under applicable escheat laws if Carolina Southern stock certificates are not surrendered for exchange within the legally specified periods of time, which vary with the state of residence of the certificate holder. Therefore, we urge all Carolina Southern shareholders to surrender their Carolina Southern stock certificates at the earliest possible date after consummation of the merger in accordance with instructions provided to you by Synovus in the letter of transmittal described in the following paragraph.

         As soon as practicable following consummation of the merger, Synovus will send each shareholder of Carolina Southern common stock a letter of transmittal explaining the procedure to be followed in exchanging certificates representing shares of Carolina Southern common stock for certificates representing shares of Synovus common stock. Until the letter of transmittal is received, shareholders of Carolina Southern should continue to hold their certificates representing shares of Carolina Southern common stock. Do not send any Carolina Southern stock certificates with your proxy card.

         On the basis of the number of shares of Carolina Southern stock outstanding on the record date, Synovus will issue 3,131,141 shares of Synovus common stock to the shareholders of Carolina Southern in connection with the merger.

         After the effective date of the merger, each outstanding Carolina Southern stock option will be converted into an option to acquire shares of Synovus common stock. The exercise price of the converted options and the number of shares subject to the converted options will be adjusted in accordance with the exchange ratio.

Background of the Merger

         In May 2000, the board of directors of Carolina Southern reviewed the competitive situation in the Spartanburg market and discussed possible alternatives for continuing the growth of the bank. Among the alternatives considered were branch expansion, acquisition of another institution and diversification of the product mix. The board determined that an investment banking firm should be retained to establish the value of Carolina Southern and to assist in evaluating the alternatives under consideration. Subsequent to this, Carolina Southern enlisted the services of The Carson Medlin Company to perform a strategic evaluation to assist in evaluating various strategic alternatives for the company, including, but not limited to, an affiliation with a larger institution.

         On July 17, 2000, representatives of The Carson Medlin Company met with the board of Carolina Southern to review and discuss the strategic evaluation. In early August 2000, the Executive Committee of the board of directors of Carolina Southern met to discuss the findings in the strategic evaluation. Both the level of future growth of the bank, and the low level of liquidity in the bank's stock were significant issues. After considering the findings of the strategic evaluation, the Committee determined that the best value would be realized by an immediate sale of the bank. The Committee instructed Mr. Ernest
R. Kluttz, Chairman of the Board, to identify and contact potential acquirors for Carolina Southern with particular attention devoted not just to price, but also to the liquidity of the acquiror's stock. The board of directors unanimously ratified this decision on August 21, 2000.

     During early August, potential acquirors were identified and initial contacts made by Mr. Kluttz. Mr. Kluttz also asked Mr. John S. Poole, President and CEO of Carolina Southern, to contact Mr. Fred L. Green, III, President and CEO of The National Bank of South Carolina. On August 24, 2000, Messrs. Green and William Pherigo of The National Bank of South Carolina met with Messrs. Kluttz, Poole and Thomas H. Lyles, Chief Financial Officer of Carolina Southern. At this meeting, the advantages of a business combination between the two institutions were discussed as well as the level of interest of The National Bank of South Carolina in expanding in upstate South Carolina. Mr. Green indicated that The National Bank of South Carolina and Synovus were interested in acquiring Carolina Southern.

         On August 28, 2000, Messrs. Poole and Lyles met with Mr. Green and other members of the executive team of The National Bank of South Carolina to provide further information about Carolina Southern to facilitate Synovus' determination of an offering price. On September 1, 2000, Mr. Green contacted Mr. Kluttz and made a

                                       15

verbal offer for Synovus to acquire Carolina Southern. Mr. Kluttz indicated that the offer was insufficient. Mr. Green agreed to discuss a modified offer. On September 5, 2000, Mr. Green informed Mr. Kluttz of a revised offer which Mr. Kluttz indicated he believed would be acceptable to the board of Carolina Southern. Between September 5 and September 18, 2000, representatives of Carolina Southern, Synovus and The National Bank of South Carolina negotiated the merger agreement. On September 18, 2000, the agreement was considered and adopted by the board of directors of Carolina Southern. At that meeting, the board also approved a resolution recommending approval of the transaction to the shareholders of Carolina Southern. The merger agreement was publicly announced on September 19, 2000.

Recommendation of Carolina Southern Board and Reasons for the Merger

         On September 18, 2000, the board of directors of Carolina Southern unanimously approved and adopted the merger agreement subject to receipt of a fairness opinion from The Carson Medlin Company. The board of directors of Carolina Southern believes that the merger and the terms and provisions of the merger agreement are fair to and in the best interests of Carolina Southern's shareholders. The board of directors of Carolina Southern unanimously recommends that you vote to approve the merger.

         In reaching its decision to approve and recommend approval of the merger agreement, the board of directors of Carolina Southern considered a number of factors, including the following:

     . the value of the consideration to be received by Carolina Southern shareholders relative to the book value and earnings per share of Carolina Southern common stock;

     . information concerning the financial condition, results of operations and business prospects of Synovus;

     . the financial terms of recent business combinations in the financial services industry and a comparison of the multiples of selected combinations with the terms of the proposed transaction with Synovus and the potential future impact of a change in the rules relating to pooling of interests accounting;

     . the alternatives to the merger, including remaining an independent institution;

     . the competitive and regulatory environment for financial institutions generally;

     . the fact that the merger will enable Carolina Southern shareholders to exchange their shares of Carolina Southern common stock, in a tax-free transaction, for shares of common stock of a regional company, the stock of which is widely held and actively traded; and

     . the opinion of The Carson Medlin Company that the exchange ratio to be received by Carolina Southern shareholders as a result of the merger is fair from a financial point of view.

         The foregoing discussion of the information and factors considered by the Carolina Southern board is not intended to be exhaustive, but includes the material factors considered. In view of the variety of factors considered in connection with its evaluation of the merger and the offer price, the Carolina Southern board did not find it practicable to, and did not, quantify or otherwise assign relative weight to the specific factors considered in reaching its determinations and recommendations, and individual directors may have given differing weight to different factors.

         Each member of the Board of Directors of Carolina Southern has indicated that he or she intends to vote his or her shares of Carolina Southern common stock in favor of the merger.

                                       16

         CAROLINA SOUTHERN'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CAROLINA SOUTHERN SHAREHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE MERGER AGREEMENT.

         Management of Synovus believes that the merger will provide Synovus with expanded market opportunities for profitable long-term growth. Management of Synovus also believes that the merger will result in the integration of a well-suited and positioned banking organization into Synovus' existing organization.

Opinion of Financial Advisor

         Carolina Southern engaged The Carson Medlin Company pursuant to an engagement letter dated September 21, 2000, to render its opinion as to the fairness, from a financial point of view, of the exchange ratio to be received in the merger to the shareholders of Carolina Southern. Carolina Southern selected Carson Medlin as its financial advisor on the basis of Carson Medlin's historical relationship with Carolina Southern and Carson Medlin's experience and expertise in representing community banks in similar transactions. Carson Medlin is an investment banking firm which specializes in the securities of financial institutions located in the southeastern and western United States. As part of its investment banking activities, Carson Medlin is regularly engaged in the valuation of financial institutions and transactions relating to their securities, including mergers and acquisitions.

         Carson Medlin delivered its written opinion, dated as the date of this document, to Carolina Southern's board to the effect that the exchange ratio is fair, from a financial point of view, to the shareholders of Carolina Southern.

         You should consider the following when reading the discussion of the Carson Medlin opinion in this document:

     . The summary of the opinion of Carson Medlin set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion that is attached as Appendix "C" to this document. You should read the opinion in its entirety for a full discussion of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Carson Medlin in connection with its opinion.

     . Carson Medlin expressed no opinion as to the price at which Synovus common stock would actually be trading at any time.

     . Carson Medlin's opinion does not address the merits of the merger relative to other business strategies, whether or not considered by Carolina Southern's board, nor does it address the decision by Carolina Southern's board to proceed with the merger.

     . Carson Medlin's opinion to Carolina Southern's board of directors rendered in connection with the merger does not constitute a recommendation to any Carolina Southern shareholder as to how he or she should vote at the special meeting.

         No limitations were imposed by Carolina Southern's board of directors or its management upon Carson Medlin with respect to the investigations made or the procedures followed by Carson Medlin in rendering its opinion.

         The preparation of a financial fairness opinion involves various determinations as to the most appropriate methods of financial analysis and the application of those methods to the particular circumstances. It is therefore not readily susceptible to partial analysis or summary description. In connection with rendering its opinion, Carson Medlin performed a variety of financial analyses. Carson Medlin believes that its analyses must be considered together as a whole and that selecting portions of its analyses and the facts considered in its analyses, without considering all other factors and analyses, could create an incomplete or inaccurate view of the analyses and the process underlying the rendering of Carson Medlin's opinion.

                                       17

         In performing its analyses, Carson Medlin made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of Synovus and Carolina Southern, and may not be realized. Any estimates contained in Carson Medlin's analyses are not necessarily predictive of future results or values, which may be significantly more or less favorable than the estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which the companies or their securities may actually be sold. Except as described below, none of the analyses performed by Carson Medlin was assigned a greater significance by Carson Medlin than any other. The relative importance or weight given to these analyses by Carson Medlin is not necessarily reflected by the order of presentation of the analyses herein (and the corresponding results). The summaries of financial analyses include information presented in tabular format. The tables should be read together with the text of those summaries.

         Carson Medlin has relied, without independent verification, upon the accuracy and completeness of the information it reviewed for the purpose of rendering its opinion. Carson Medlin did not undertake any independent evaluation or appraisal of the assets and liabilities of Synovus or Carolina Southern, nor was it furnished with any appraisals.

         Carson Medlin is not an expert in the evaluation of loan portfolios, including under-performing or non-performing assets, charge-offs or the allowance for loan losses; it has not reviewed any individual credit files of Synovus or Carolina Southern; and it has assumed that the allowances of Synovus and Carolina Southern are in the aggregate adequate to cover losses. Carson Medlin's opinion is necessarily based on economic, market and other conditions existing on the date of its opinion, and on information as of various earlier dates made available to it which is not necessarily indicative of current market conditions.

         In rendering its opinion,Carson Medlin made the following assumptions:

     . that the merger will be accounted for as a pooling of interests in accordance with generally accepted accounting principles;

     . that all material governmental, regulatory and other consents and approvals necessary for the consummation of the merger would be obtained without any adverse effect on Carolina Southern, Synovus or on the anticipated benefits of the merger;

     . that Carolina Southern had provided it with all of the information prepared by Carolina Southern or its other representatives that might be material to Carson Medlin in its review; and

     . that the financial projections it reviewed were reasonably prepared on a basis reflecting the best currently available estimates and judgment of the management of Carolina Southern as to the future operating and financial performance of Carolina Southern.

         In connection with its opinion, Carson Medlin reviewed:

     .    the merger agreement;

     . the annual reports to shareholders of Synovus, including the audited financial statements for the five years ended December 31, 1999;

     . audited financial statements of Carolina Southern for the five years ended December 31, 1999;

     . unaudited interim financial statements of Synovus for the six months ended June 30, 2000;

     . unaudited interim financial statements of Carolina Southern for the six months ended June 30, 2000; and

                                       18

     . financial and operating information with respect to the business, operations and prospects of Synovus and Carolina Southern.

         In addition, Carson Medlin:

     . held discussions with members of management of Synovus and Carolina Southern regarding the historical and current business operations,
          financial   condition  nd  future prospects of  their  respective
          companies;

     . reviewed the historical market prices and trading activity for the common stock of Synovus, as well as Carolina Southern common stock;

     . compared the results of operations of Synovus and Carolina Southern with those of certain financial institutions which it deemed to be relevant;

     . compared the financial terms of the merger with the financial terms, to the extent publicly available, of certain other recent business combinations of financial institutions; and

     . conducted such other studies, analyses, inquiries and examinations as Carson Medlin deemed appropriate.

         Valuation Methodologies

         The following is a summary of all material analyses performed by Carson Medlin in connection with its oral opinion provided to Carolina Southern's board of directors as of October 25, 2000, and subsequently confirmed with its written opinion dated December 7, 2000. The summary does not purport to be a complete description of the analyses performed by Carson Medlin.

         Summary of Merger Analysis. Carson Medlin reviewed the terms of the proposed merger, including the form of consideration, the exchange ratio, the closing price of Synovus' common stock as of September 19, 2000, and October 24, 2000, and the resulting price per share of Carolina Southern common stock pursuant to the proposed merger. Under the terms of the merger agreement, each outstanding share of Carolina Southern common stock will be converted into .8514 shares of Synovus' common stock.

         Carson Medlin calculated that the indicated value on September 19, 2000 represented:

 .    $17.56 per share (based on Synovus' stock price of $20.63 per share);

 .    25.4%  premium  to  Carolina  Southern's  market  value  one week  prior to announcement;

 .    277% of stated book value at June 30, 2000;

 .    3.9 times earnings for the trailing twelve months ended June 30, 2000;

 .    36.6% of total deposits at June 30, 2000; and

 .    30.3% of total assets of Carolina Southern at June 30, 2000.

         Carson Medlin noted that Synovus' stock was $20.25 on October 24, 2000, representing a value of $17.24 per share of Carolina Southern common stock.

                                       19

         Industry Comparative Analysis. In connection with rendering its opinion, Carson Medlin compared selected operating results of Carolina Southern to those of 56 publicly-traded community commercial banks in Alabama, Florida, Georgia, Mississippi, North Carolina, South Carolina, Virginia and West Virginia as contained in the Southeastern Independent Bank Review(TM) (SIBR), a proprietary research publication prepared quarterly by Carson Medlin since 1991. Carson Medlin considers this group of financial institutions more comparable to Carolina Southern than larger, more widely traded regional financial institutions. Carson Medlin compared, among other factors, profitability, capitalization, and asset quality of Carolina Southern to these financial institutions. Carson Medlin noted the following returns based on results for the three months ended March 31, 2000 (most recent available):

                                                                                                        Average for
                                                                                            CSBK        SIBR Banks
                                                                                           ------      -------------

Return on Average Assets                                                                    1.26%             1.17%

Return on Average Equity                                                                    11.4%             12.4%

Shareholders' Equity to Total Assets                                                        11.1%              9.3%

Non-Performing Assets (defined as 90 days past due, nonaccrual loans and other real
estate to Total Loans net of unearned income and other real estate)                         0.43%             0.82%

         This comparison indicated that Carolina Southern had slightly above average profitability, and above average capital levels and asset quality, compared to the SIBR banks.

         Carson Medlin also considered the historical operating performance of Synovus. Carson Medlin noted that there were few, if any, comparable companies to Synovus because of its 80.8% ownership in Total System Services, Inc. Total System is a nonbank subsidiary of Synovus which trades on the NYSE. Total System is involved primarily in credit, debit, commercial and private label card processing. For the six months ended June 30, 2000, transaction processing revenues were 46% of Synovus' consolidated revenues. Transaction processing net income, as a percentage of consolidated net income was 37%, and transaction processing assets as a percentage of consolidated total assets was 4%. Total System's total market capitalization was approximately $3.1 billion as of October 24, 2000. Synovus' 80.8% share totaled $2.5 billion, which is approximately 42% of Synovus' total market capitalization of $5.9 billion.

         Historically, Synovus has traded at a premium to banking industry averages in terms of price to earnings and price to book valuation ratios. This valuation premium can be partially attributed to Synovus' ownership of Total System. Currently, Synovus is trading at approximately 4.5 times book value and 23 times trailing twelve-month earnings. This contrasts to a broad index of southeast banks which was recently trading at approximately 13 times trailing twelve months earnings and 2.1 times stated book value.

         Each shareholder of Carolina Southern will also receive an ownership interest in Total System by virtue of Synovus' ownership interest in Total System.

         Comparable Transaction Analysis. Carson Medlin reviewed certain information relating to the following selected merger transactions involving commercial banks in the southeast United States, with assets between $150 million and $500 million, announced since January 1999:

                    Seller                                                     Buyer
                   --------                                                   ------

First Citizens Corporation                         GA       BB&T Corporation                                  NC

Citrus Bank                                        FL       Carolina First Corporation                        SC

Merit Holding Corporation                          GA       Synovus Financial Corp.                           GA

North Fulton Bancshares, Inc.                      GA       Premier Bancshares, Inc.                          GA

                                       20


Farmers & Merchants Bank                           GA       Premier Bancshares, Inc.                          GA

First Financial Corporation                        TN       National Commerce Bancorp.                        TN

LCB Corporation                                    TN       Regions Financial Corporation                     AL

American Bancshares, Inc.                          FL       Gold Banc Corporation, Inc.                       KS

Heritage Financial Services, Inc.                  TN       Old National Bancorp                              IN

State Bank of the Alleghenies                      VA       F&M National Corporation                          VA

BC Bankshares, Incorporated                        GA       Wachovia Corporation                              NC

First Banking Company of Southeast GA              GA       BB&T Corporation                                  NC

Commerce National Corporation                      FL       Wachovia Corporation                              NC

Atlantic Financial Corporation                     VA       F&M National Corporation                          VA

Prattville Financial Services Corporation          AL       Whitney Holding Corporation                       LA

First Bankshares of West Point, Inc.               GA       Capital City Bank Group, Inc.                     FL


         Carson Medlin considered, among other factors, the earnings, capital level, asset size and quality of assets of the acquired financial institutions. Carson Medlin compared the transaction prices at the time of announcement to the stated book value, earnings, total deposits and total assets of the acquired institutions. Carson Medlin noted that relative pricing levels and the number of transactions have declined significantly during 2000, in comparison to 1999 and 1998. This is consistent with Carson Medlin's observations of pricing trends throughout the country and with the overall trend in bank stock prices. Accordingly, Carson Medlin determined that pricing for transactions announced in 2000 is more relevant for comparison to the merger than transactions announced in 1999.



                         COMPARABLE TRANSACTION ANALYSIS

Purchase Price as a Percentage of Stated Book Value                            Low         High         Average
----------------------------------------------------                       -----------  ------------  -------------
Comparable Transactions                                                           109%          301%           188%

Range of Values (based on CSBK stated book value
 of $6.35 per share at June 30, 2000)                                            $6.90        $19.10         $11.93

         The implied consideration of the merger which is obtained by multiplying Synovus' closing stock price on September 19, 2000 of $20.625 per share by the exchange ratio is $17.56 per share, or 277% of stated book value, which is near the high for the comparable transactions.

                                       21


Purchase Price as a Multiple of Earnings                                      Low         High         Average
----------------------------------------------------                       -----------  ------------  -------------
Comparable Transactions                                                         $17.60        $25.70         $23.00

Range of Values (based on CSBK trailing 12-months
 earnings per share of $0.74 as of June 30, 2000                                $13.02        $19.01         $17.02

         The implied consideration of the merger of $17.56 per share, or 23.9 times trailing twelve months earnings, is above the average for the comparable transactions.

Purchase Price as a Percentage of Total Deposits                              Low         High         Average
----------------------------------------------------                       -----------  ------------  -------------
Comparable Transactions                                                          16.2%         29.2%          23.1%

Range of Values (based on CSBK total deposits
 of $176 million at June 30, 2000)                                               $7.78        $14.02         $13.03

         The purchase price as a percentage of total deposits implied by the merger is 36.6%, which is above the range for the comparable transactions.


Purchase Price as a Percentage of Total Assets                                Low         High         Average
----------------------------------------------------                       -----------  ------------  -------------
Comparable Transactions                                                          11.5%         24.4%          19.2%

Range of Values (based on CSBK total assets
  of $212 million at June 30, 2000)                                              $6.68        $14.14         $11.13

         The purchase price as a percentage of total assets implied by the merger is approximately 30%, which is above the range for the comparable transactions.

         No company or transaction used in Carson Medlin's analyses is identical to Synovus, Carolina Southern or the merger. Accordingly, the results of these analyses necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of Synovus and Carolina Southern and other factors that could affect the value of the companies to which they have been compared.

         Present Value Analysis. Carson Medlin calculated the present value of Carolina Southern on the basis of price to earnings and price to book value, assuming that Carolina Southern remained an independent bank. For purposes of this analysis, Carson Medlin utilized certain projections of Carolina Southern's future growth of assets, earnings and dividends and assumed that Carolina Southern's common stock would be sold at the end of five years at 23 times projected 2005 earnings. As for the price to book value method, it was assumed that Carolina Southern's common stock would be sold at the end of five years at 188% of book value. These multiples were based on the average ratios of the comparable transactions mentioned above. These values were then discounted to present value utilizing discount rates of 14% through 16%. These rates were selected because, in Carson Medlin's experience, they represent the rates that investors in securities such as Carolina Southern's common stock would demand in light of the potential appreciation and risks.

         On the basis of these assumptions, Carson Medlin calculated that the present value of Carolina Southern as an independent bank ranged from $13.02 per share to $14.16 per share, on a price to earnings basis, and, $9.92 per share to $10.78 per share, on a price to book basis. The consideration implied by the terms of the merger agreement was $17.56 per share, which falls above the range under present value analysis on both a price to earnings basis and price to book basis.

         Carson Medlin noted that it included present value analysis because it is a widely used valuation methodology, but also noted that the results of this methodology are highly dependent upon the numerous assumptions that must be made, including assets and earnings growth rates, dividend payout rates, terminal values and discount rates.

         Historical Stock Performance Analysis. Carson Medlin reviewed and analyzed the historical trading prices and volumes of Synovus common stock on a monthly basis from January 1995 to September 2000. Carson Medlin considers Synovus common stock to be liquid and marketable.

         Carson Medlin also reviewed and analyzed the trading prices and volumes of Carolina Southern but did not place any weight on this analysis.

                                       22

         Contribution Analysis. Carson Medlin reviewed the relative contributions in terms of various balance sheet and income statement components to be made by Carolina Southern and Synovus to the combined institution based on
(1) balance sheet data at June 30, 2000, and (2) year to date income statement data as of June 30, 2000. The income statement and balance sheet components analyzed included total assets, loans net of unearned income, total deposits, shareholders' equity, net interest income, core earnings and net income. The following tables compare the pro forma ownership of Carolina Southern and Synovus shareholders in the combined company based upon the exchange ratio with each company's respective contribution to each element of this analysis:


                                                   Pro Forma Ownership of            Pro Forma Ownership of
                                                   CSBK Shareholders in the          Synovus Shareholders in the
                                                      Combined Company                    Combined Company
                                             -----------------------------------   -----------------------------
Implied Pro Forma Ownership                                 1.1%                                98.9%






                                                CSBK Contribution to Combined         Synovus Contribution to
                                                    Combined Company                    Combined Company
                                             -----------------------------------   -----------------------------
Income Statement

         Net Interest Income                                           1.4%                         98.6%

         Core Earnings                                                 0.8%                         99.2%

         Net Income                                                    1.0%                         99.0%

Balance Sheet as of June 30, 2000

         Total Assets                                                  1.5%                         98.5%

         Total Deposits                                                1.7%                         98.3%

         Shareholders' Equity                                          1.8%                         98.2%

         Other Analysis. Carson Medlin also reviewed selected investment research reports on, and earnings estimates for, Synovus as well as other information which Carson Medlin deemed relevant.

         The opinion expressed by Carson Medlin was based upon market, economic and other relevant considerations as they existed and could be evaluated as of the date of the opinion. Events occurring after the date of issuance of the opinion, including but not limited to, changes affecting the securities markets, the results of operations or material changes in the assets or liabilities of Carolina Southern or Synovus, could materially affect the assumptions used in preparing the opinion.

         In connection with its opinion, dated as of the date of this document, Carson Medlin confirmed the appropriateness of its reliance on the analyses used to render its October 25, 2000 oral opinion by performing procedures to update certain of such analyses and reviewing the assumptions on which its analyses were based and the factors considered in connection therewith.

Conditions to the Merger

         Each party's obligation to effect the merger is subject to the satisfaction or waiver of conditions which include, in addition to other closing conditions, the following:

                                       23

 .    approval of the merger agreement and the transactions contemplated by the merger agreement by the affirmative vote of the holders of a majority of Carolina Southern common stock;

 .    approval of the merger agreement and the transactions contemplated by the merger agreement by the Office of the Comptroller of the Currency, the Georgia Department of Banking and Finance and the South Carolina State Board of Financial Institutions and the receipt of all other regulatory consents and approvals which are necessary to the consummation of the transactions contemplated by the merger agreement;

 .    the satisfaction of all other statutory or regulatory requirements which are necessary to the consummation of the transactions contemplated by the merger agreement;

 .    no party shall be subject to any order, decree or injunction or any other action of a United States federal or state court or a United States federal or state governmental, regulatory or administrative agency or commission restraining, enjoining or otherwise prohibiting the transactions contemplated by the merger agreement;

 .    the registration statementof which this prospectus forms a part will have become effective and no stop order suspending the effectiveness of the registration statement will have been issued and no proceedings for that purpose will have been initiated or threatened by the SEC or any other regulatory authority;

 .    each party shall have received an opinion from KPMG LLP to the effect that the merger will be treated for federal income tax purposes as a tax-free reorganization within the meaning of Section 368 of the Internal Revenue Code;

 .    receipt by Synovus and Carolina Southern from each other of a certificate to the effect that the representations made by management of such party to KPMG LLP in delivery of the opinion referenced immediately above were true, correct and complete when made; and

 .    Synovus shall have reasonably concluded that the merger will qualify for pooling of interests accounting treatment.

         The obligation of Synovus to effect the merger is subject to the satisfaction or waiver of conditions, which include, in addition to the other closing conditions, the following:

 .    each of the representations, warranties and covenants of Carolina Southern contained in the merger agreement will be true on, or complied with by, the effective date in all material respects as if made on such date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date) and Synovus will have received a certificate signed by the Chief Executive Officer of Carolina Southern, dated the effective date, to such effect;

 .    there will be no  discovery of facts, or actual or threatened causes of action, investigations or proceedings by or before any court or other governmental body that relates to or involves Carolina Southern: (a) which, in the reasonable judgment of Synovus, would have a material adverse effect upon Carolina Southern or the consummation of the transactions contemplated by the merger agreement; (b) that challenges the validity or legality of the merger agreement or the consummation of the transactions contemplated by the merger agreement; or (c) that seeks to restrain or invalidate the consummation of the transactions contemplated by the merger agreement or seeks damages in connection therewith;

 .    Synovus will not have learned of any fact or condition  with respect to the business,  properties, assets,

                                       24

     liabilities, depositrelationships or earnings of Carolina Southern which, in the reasonable judgment of Synovus, is materially at variance with one or more of the warranties or representations set forth in the merger agreement or which, in the reasonable judgment of Synovus, has or will have a material adverse effect on Carolina Southern;

 .    John S. Poole and Thomas H. Lyles will have entered into  employment agreements with Synovus;

 .    on the effective date, Carolina Southern will have a CAMELS rating of 1 and a Compliance Rating and Community Reinvestment Act Rating of at least Satisfactory;

 .    on the effective date, Carolina Southern will have a loan loss reserve of at least 1.45% of loans which will be adequate in all material respects under generally accepted accounting principles applicable to banks;

 .    Carolina  Southern  will have  delivered to Synovus  certain  environmental reports; and

 .    the results of any regulatory exam of Carolina  Southern will be reasonably satisfactory to Synovus.

         The obligation of Carolina Southern to effect the merger is subject to the satisfaction or waiver of conditions, which include, in addition to other closing conditions, the following;

 .    each of the representations, warranties and covenants of Synovus and The
     National Bank of South Carolina contained in the merger agreement will be true on, or complied with by, the effective date in all material respects as if made on such date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date) and Carolina Southern will have received a certificate signed by the Chief Executive Officer of Synovus, dated the effective date, to such effect;

 .    the listing for trading of the shares of Synovus common stock to be issued pursuant to the terms of the merger agreement on the NYSE shall have been approved by the NYSE subject to official notice of issuance;

 .    there will be no discovery of facts, or actual or threatened causes of action, investigations or proceedings by or before any court or other governmental body that relates to or involves Synovus: (a) which, in the reasonable judgment of Carolina Southern, would have a material adverse effect upon either Synovus or the consummation of the transactions contemplated by the merger agreement; (b) that challenges the validity or legality of the merger agreement or the consummation of the transactions contemplated by the merger agreement; or (c) that seeks to restrain or invalidate the consummation of the transactions contemplated by the merger agreement or seeks damages in connection therewith;

 .    Carolina Southern will not have  learned of any fact or condition with respect to he business, properties, assets, liabilities, deposit relationships or earnings of Synovus which, in the reasonable judgment of Carolina Southern, is materially at variance with one or more of the warranties or representations set forth in the merger agreement or which, in the reasonable judgment of Carolina Southern, has or will have a material adverse effect on Synovus;

 .    Carolina Southern shall have received from the  Office of the General
     Counsel of Synovus an opinion to the effect that, among other opinions, the shares of Synovus common stock to be issued in the merger are duly authorized, validly issued, fully paid, nonassessable, and not subject to any preemptive rights; and

 .    Carolina  Southern shall have received a letter from The Carson Medlin
     Company dated not more than

                                       25

     five business days prior to the date of this document, to the effect that, in the opinion of such firm, the exchange ratio is fair from a financial point of view to the holders of Carolina Southern common stock.

No Solicitation

         In the merger agreement, Carolina Southern has agreed that it will not solicit or encourage any inquiry or proposal relating to the merger or consolidation of Carolina Southern with any entity or the acquisition of all or a significant portion of its assets or properties or equity securities by any person or entity, and that, subject to the fiduciary duties of the board of directors of Carolina Southern, it will not negotiate with respect to any such transaction, nor reach any agreement or understanding with respect thereto. Carolina Southern has also agreed that it will promptly notify Synovus in the event it receives any inquiry or proposal relating to any such transaction. These provisions are intended to increase the likelihood that the merger will be consummated in accordance with the terms of the merger agreement and may have the effect of discouraging persons who might now or prior to the effective date of the merger be interested in acquiring all of or a significant interest in Carolina Southern from considering or proposing such an acquisition.

Conduct of Business of Carolina Southern Pending the Merger

         The merger agreement provides that prior to the effective date of the merger, Carolina Southern will conduct its business only in the ordinary course and will not, without the prior written consent of Synovus:

 .    issue any options to purchase capital stock or issue any shares of capital stock, other than shares of Carolina Southern common stock issued in connection with the exercise of currently outstanding options to purchase shares of Carolina Southern common stock;

 .    declare, set aside, or pay any dividend or distribution with respect to the capital stock of Carolina Southern, other than normal and customary quarterly cash dividends in accordance with past practices;

 .    directly or indirectly redeem, purchase or otherwise acquire any capital stock of Carolina Southern;

 .    effect  a split or reclassification of the capital stock of Carolina
     Southern or a recapitalization of Carolina Southern;

 .    amend the Articles of Incorporation or bylaws of Carolina Southern;

 .    grant any increase in the salaries payable or to become payable by Carolina
     Southern to any employee other than normal, annual salary increases to be made with regard to employees;

 .    make any change in any bonus, group insurance, pension, profit sharing, deferred compensation, or other benefit plan, payment or arrangement made to, for or with respect to any employees or directors, except to the extent such changes are required by applicable laws or regulations;

 .    enter  into, terminate, modify or amend  any contract, lease or other agreement with any officer or director of Carolina Southern or any "associate" of any such officer or director, as such term is defined in Regulation 14A under the Securities Exchange Act of 1934, as amended, other than in the ordinary course of its banking business;

 .    incur or assume any  liabilities,  other than in the ordinary course of its business;

 .    dispose of any of its assets or properties, other than in the ordinary course of its business;

 .    take any other action not in the ordinary course of its business; or

                                       26

 .    directly or indirectly agree to take any of the foregoing actions.

Regulatory Approvals

         Consummation of the merger is subject to, and conditioned upon, receipt of the approvals from the Office of the Comptroller of the Currency, the Georgia Department of Banking and Finance and the South Carolina State Board of Financial Institutions. Applications in connection with the merger were filed with the regulatory agencies on or about October 10, 2000. The merger has been approved by the Georgia Banking Department and the Comptroller of the Currency but has not yet been approved by the South Carolina State Board. The merger cannot be consummated for 30 days after its approval by the Office of the Comptroller of the Currency, although this period may be shortened to 15 days by the U.S. Attorney General. During this period, the United States Justice Department may challenge the merger on antitrust grounds.

         There can be no assurance that the regulatory agencies will approve or take other required action with respect to the merger. Synovus and Carolina Southern are not aware of any governmental approvals or actions that are required in order to consummate the merger except as described above. Should other approvals or actions be required, it is contemplated that Synovus and Carolina Southern would seek the approval or action. There can be no assurance as to whether or when any other approval or action, if required, could be obtained.

Waiver and Amendment

         Before the effective date of the merger, any provision of the merger agreement may be waived in writing by the party entitled to the benefits of such provision or by both parties, to the extent allowed by law. In addition, the merger agreement may be amended at any time, to the extent allowed by law, by an agreement in writing between the parties after approval of their respective boards of directors.

Termination and Termination Fee

         The merger agreement may be terminated prior to the effective date either before or after its approval by the shareholders of Carolina Southern.

         The merger agreement may be terminated by Synovus:

 .    by mutual  consent of Synovus, The National Bank of South Carolina and
     Carolina Southern;

 .    if  consummation of the merger does not occur by reason of the failure of any of the conditions precedent set forth in the merger agreement unless the failure to meet the conditions precedent is due to a breach of the merger agreement by Synovus;

 .    in he event that the merger is not consummated by April 30, 2001 unless the failure to consummate by such time is due to the breach of the merger agreement by Synovus;

 .    if the average closing price of Synovus common stock on the NYSE during any
     20 consecutive day trading period ending on the fifth business day preceding the date of the special meeting is greater than $23.00 per share;

 .    if another entity, person, or group (as defined in Section 13(d)(3) of the
     Securities Exchange Act) commences a public offer relating to an acquisition proposal to acquire all or a significant portion of the equity securities of Carolina Southern and, in fact, acquires all or a significant portion of the equity securities of Carolina Southern pursuant to such offer or otherwise or it shall have been publicly disclosed or Synovus shall have learned that any entity, person or group shall have acquired all or a significant portion of the equity securities of Carolina Southern or shall have been granted any option or right, conditional or otherwise, to acquire all or a significant portion of the equity securities of Carolina Southern;

                                       27

 .    if Carolina Southern enters into an agreement relating to an acquisition proposal whereby Carolina Southern or all or a significant portion of the equity securities of Carolina Southern, or all or substantially all of Carolina Southern's assets are to be acquired by, or Carolina Southern is to be consolidated with, a person or entity other than Synovus or a subsidiary or affiliate of Synovus; or

 .    if there  has been a breach by Carolina Southern of its no solicitation covenant in the merger agreement that results in an acquisition proposal, or if there is a breach of its covenant to recommend approval of the merger agreement.

         The merger agreement may be terminated by Carolina Southern:

 .    by the mutual consent of Synovus, The National Bank of South Carolina and
     Carolina Southern;

 .    if  consummation  of the merger does not occur by reason of the failure of any of the conditions precedent set forth in the merger agreement unless the failure to meet the conditions precedent is due to a breach of the merger agreement by Carolina Southern;

 .    in the event that the merger is not consummated  by April 30, 2001 unless the failure to consummate by such time is due to the breach of the merger agreement by Carolina Southern;

 .    if the average closing price of Synovus common stock on the NYSE during any
     20 consecutive day trading period ending on the fifth business day preceding the date of the special meeting is less than $16.00 per share; or

 .    if the Carolina  Southern board of directors shall not have recommended or shall have withdrawn or modified its recommendation or approval of the merger if the board in good faith believes that its failure to do so would constitute a breach of the fiduciary duty of the board.

         Carolina Southern must pay Synovus a $500,000 termination fee plus actual out-of-pocket expenses incurred by Synovus in connection with the merger in an amount not exceeding $250,000 if:

 .    the merger  agreement is terminated by Carolina  Southern  because Carolina
     Southern's board of directors does not recommend or withdraws or modifies its recommendation or approval of the merger as a result of the exercise of the fiduciary duty of the board as determined in good faith after consultation with counsel in order to entertain, negotiate or enter into an acquisition proposal;

 .    the merger agreement is terminated by Synovus because another entity acquires all or a significant portion of the stock of Carolina Southern or is granted an option to acquire a significant portion of the stock of Carolina Southern; or

 .    the  merger agreement is terminated  by  Synovus  because (1)  Carolina
     Southern's board of directors enters into an agreement with respect to a competing acquisition proposal, (2) Carolina Southern breaches its no solicitation covenant, or (3) Carolina Southern modifies in a manner adverse to Synovus its approval or recommendation of the merger.

Interests of Carolina Southern's Directors and Officers in the Merger

         Some members of the Carolina Southern board of directors and management have interests in the merger in addition to their interests generally as shareholders of Carolina Southern. The Carolina Southern board of directors was aware of these interests and considered them, in addition to other matters, in approving the merger agreement.

         It is a condition to the merger that John S. Poole, President and Chief Executive Officer of Carolina Southern, and Thomas H. Lyles, Executive Vice President of Carolina Southern, each enter into an employment agreement

                                       28

with Synovus and The National Bank of South Carolina before the effective date of the merger. Messrs. Poole and Lyles will each be granted options to purchase 5,000 shares of common stock of Synovus at fair market value in connection with the employment agreements. In addition, Ernest R. Kluttz, Chairman of the Board of Carolina Southern, will become a member of the Board of Directors of The National Bank of South Carolina.

         Officers and employees with outstanding stock options under any Carolina Southern stock option plan will have their options converted into options to purchase Synovus common stock. All other provisions of the stock option plans of Carolina Southern will remain in effect.

Employee Benefits

         Synovus has agreed in the merger agreement that, following the effective date of the merger, Synovus will provide to employees of Carolina Southern employee benefits, including without limitation pension benefits, health and welfare benefits, life insurance and vacation and severance arrangements, on terms and conditions that are either substantially similar to those currently provided by Carolina Southern or the same employee benefits as are provided to employees of The National Bank of South Carolina.

Tax Opinion

         The following is a summary description of the material anticipated federal income tax consequences of the transaction generally applicable to the shareholders of Carolina Southern and to Synovus and Carolina Southern. This summary is not intended to be a complete description of all of the federal income tax consequences of the transaction. No information is provided with respect to the tax consequences of the transaction under any other tax laws, including applicable state, local and foreign tax laws. In addition, the following discussion may not be applicable with respect to specific categories of shareholders, including but not limited to persons who are corporations, trusts, dealers in securities, financial institutions, insurance companies or tax exempt organizations; persons who are not United States citizens or resident aliens or domestic entities (partnerships or trusts); persons who are subject to alternative minimum tax (to the extent that tax affects the tax consequences of the merger) or are subject to the "golden parachute" provisions of the Internal Revenue Code of 1986 (to the extent that tax affects the tax consequences of the merger); persons who acquired Carolina Southern common stock with employee stock options or otherwise as compensation if such shares are subject to any restriction related to employment; persons who do not hold their shares as capital assets; or persons who hold their shares as part of a "straddle" or "conversion transaction." No ruling has been or will be requested from the IRS with respect to the tax effects of the merger. The federal income tax laws are complex, and a stockholder's individual circumstances may affect the tax consequences to the stockholder.

         Synovus and Carolina Southern have received an opinion from KPMG LLP, to the effect that:

 .    the merger of Carolina Southern with and into The National Bank of South
     Carolina will qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code and that no gain or loss will be recognized by the shareholders of Carolina Southern upon their receipt of shares of Synovus common stock;

 .    the basis of  Synovus common stock received by each  Carolina Southern stockholder will be the same as the basis of Carolina Southern common stock being surrendered;

 .    the  holding  period of Synovus common stock received  by each Carolina
     Southern stockholder will include the holding period of the Carolina Southern common stock being exchanged, provided that the Carolina Southern common stock is held as a capital asset at the effective date of the merger;

 .    any cash payments received by Carolina  Southern shareholders in lieu of their receipt of fractional shares of Synovus common stock will be treated as if such fractional shares were redeemed by Synovus and taxed under
     Section 302 of the Code as an exchange or dividend;

 .    the share purchase rights, which are described on pages 34 through 36 of this  document, should be

                                       29

     treated as an attribute of the Synovus common stock and no gain or loss should be recognized by shareholders of Carolina Southern upon receipt of such share purchase rights; and

 .    any cash payments received by Carolina Southern shareholders as a result of their exercise of their statutory dissenters' rights will be treated as a distribution in redemption of the shareholders' Carolina Southern shares subject to Section 302 of the Code.

         The tax opinion was issued on November 16, 2000. The tax opinion is based upon assumptions and representations by the management of Synovus and/or Carolina Southern, including, in general, the absence of any plan or intention of Carolina Southern's shareholders to sell or otherwise dispose of any amount of Synovus common stock received in the merger that would violate continuity of interest requirements. KPMG LLP serves Synovus as its independent public accountants.

         All Carolina Southern shareholders are urged to consult their own tax advisors as to the specific consequences to them of the merger under federal, state, local and any other applicable income tax laws.

Accounting Treatment

         It is anticipated that the merger will be accounted for as a pooling of interests for financial reporting purposes. Under this accounting method, holders of Carolina Southern common stock will be deemed to have combined their existing voting common stock interest with that of holders of Synovus common stock by exchanging their shares for shares of Synovus common stock. The book value of the assets, liabilities and shareholders' equity of Carolina Southern, as reported on its balance sheet, will be carried over to the consolidated balance sheet of Synovus, and no goodwill will be created. Synovus will include in its consolidated income the consolidated income of Carolina Southern for the entire fiscal year in which the merger occurs and for other periods presented; however, certain expenses incurred to effect the merger must be treated by Synovus as current charges against income rather than adjustments to its balance sheet. The merger agreement provides that consummation of the merger is subject to Synovus reasonably concluding that the merger will qualify as a pooling of interests under generally accepted accounting principles and applicable rules of the SEC.

Expenses

         The merger agreement provides that each of Synovus, The National Bank of South Carolina and Carolina Southern will pay its own expenses in connection with the merger and related transactions, including, but not limited to, the fees and expenses of its own investment bankers, legal counsel and accountants.

New York Stock Exchange Listing

         Synovus common stock is listed on the NYSE. The Synovus common stock issued to the shareholders of Carolina Southern in the merger will be listed on the NYSE.

Resales of Synovus Common Stock

         The shares of Synovus common stock issued pursuant to the merger agreement will be freely transferable under the Securities Act of 1933, except for shares issued to any shareholder who may be deemed to be an "affiliate" of Carolina Southern for purposes of Rule 145 under the Securities Act as of the date of the Carolina Southern special meeting. Affiliates may not sell their shares of Synovus common stock acquired in connection with the merger except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 promulgated under the Securities Act or another applicable exemption from the registration requirements of the Securities Act. Persons who may be deemed to be affiliates of Carolina Southern generally include individuals or entities that control, are controlled by or are under common control with Carolina Southern and may include certain officers and directors of Carolina Southern as well as principal shareholders of Carolina Southern.

         Carolina Southern has agreed in the merger agreement to use its best efforts to cause each director, executive officer and other person who is an affiliate of Carolina Southern to enter into an agreement with Synovus

                                       30

providing that such person will not sell, pledge, transfer or otherwise dispose of shares of Carolina Southern common stock owned by such person or Synovus common stock to be received by such person in the merger: (i) in the case of shares of Synovus common stock only, except in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder; and
(ii) during the periods when any such sale, pledge, transfer or other disposition would, under generally accepted accounting principles or the rules, regulations or interpretations of the SEC, disqualify the merger for pooling of interests accounting treatment. Such periods in general encompass the period commencing 30 days prior to the merger and ending at the time of publication of financial results covering at least 30 days of combined operations of Synovus and Carolina Southern. This prospectus does not cover resales of Synovus common stock following consummation of the merger, and no person may make use of this prospectus in connection with any such resale.

DESCRIPTION OF STOCK AND EFFECT OF MERGER ON RIGHTS OF
CAROLINA SOUTHERN SHAREHOLDERS

         If the merger is completed, all holders of Carolina Southern common stock and options will become holders of shares of Synovus common stock or holders of options for shares of Synovus common stock. The rights of a holder of Synovus common stock are similar in some respects and different in other respects from the rights of a holder of Carolina Southern common stock. The rights of Carolina Southern shareholders are currently governed by the South Carolina Business Corporation Act of 1988 and the Articles of Incorporation and bylaws of Carolina Southern. The rights of Synovus shareholders are currently governed by the Georgia Business Corporation Code and the Articles of Incorporation and bylaws of Synovus. The following are summaries of the material differences between the current rights of Carolina Southern shareholders and the rights they will have as Synovus shareholders following the merger.

         The following comparison of shareholders' rights is necessarily a summary, is not intended to be complete or to identify all differences that may, under given situations, be material to shareholders and is subject, in all respects, and is qualified by reference, to the South Carolina Business Corporation Act, Carolina Southern's Articles of Incorporation, Carolina Southern's bylaws, the Georgia Business Corporation Code, Synovus' Articles of Incorporation and Synovus' bylaws. Copies of Synovus' Articles of Incorporation and bylaws and Carolina Southern's Articles of Incorporation and bylaws are incorporated by reference into this document.


                      SYNOVUS                                                   CAROLINA SOUTHERN
                     ------------                                               ------------------
 .    Ten votes for each share held, except in limited        .        One vote for each share held
     circumstances described below

 .    No cumulative voting rights in the election of          .        Cumulative voting rights - same as Synovus
     directors, meaning that the holders of a plurality of
     the shares elect the entire board of directors

 .    Dividends may be paid from funds legally                 .       Dividends - same as Synovus
     available, subject to contractual and regulatory
     restrictions

 .    Right to participate pro rata in distribution of        .        Liquidation - same as Synovus
     assets upon liquidation

 .    No pre-emptive or other rights to subscribe for         .        Pre-emptive rights - same as Synovus
     any additional shares or securities

 .    No conversion rights                                    .        Conversion rights - same as Synovus

 .    Directors serve staggered 3-year terms                  .        Director terms - same as Synovus


 .    Some corporate actions, including business              .        Corporate actions require the
     affirmative combinations, require the affirmative                vote of a majority of the votes cast at the
     actionor vote of 66-2/3% of the votes entitled to be             meeting, unless

                                       31

                                                                      otherwise required by law,
     cast by the shareholders of all                                  except that certain business combinations
     voting stock                                                     involving an interested shareholder required the
                                                                      affirmative vote of the holders of a least 80% of
                                                                      the outstanding shares of capital stock entitled to
                                                                      vote in the election of directors. In addition Carolina
                                                                      Southern's Articles of Incorporation provide that all
                                                                      corporate actions for which the South Carolina Business
                                                                      Corporation Act of 1988 requires a vote of more than a
                                                                      majority unless the Articles of Incorporation provide
                                                                      otherwise may be approved by a majority of the shares
                                                                      entitled to vote on such action.

 .    No preferred stock is authorized                        .        Preferred stock - same as Synovus

 .    Common Stock Purchase Rights trade with shares as       .        No comparable provision
     described below

Synovus Common Stock

         Synovus is incorporated under the Georgia Business Corporation Code. Synovus is authorized to issue 600,000,000 shares of Synovus common stock, of which 284,262,475 shares were outstanding on October 31, 2000. Synovus has no preferred stock authorized. Synovus' board of directors may at any time, without additional approval of the holders of Synovus common stock, issue authorized but unissued shares of Synovus common stock.

         As described below, Synovus' Articles of Incorporation and bylaws presently contain several provisions which may make Synovus a less attractive target for an acquisition of control by an outsider who lacks the support of Synovus' board of directors.

         Voting Rights; Anti-Takeover Effects; The Voting Amendment

         Under an amendment to Synovus' Articles of Incorporation and bylaws which became effective on April 24, 1986, referred to in this document as the "voting amendment," shareholders of Synovus common stock are entitled to ten votes on each matter submitted to a vote at a meeting of shareholders for each share of Synovus common stock which:

 .    has had the same beneficial owner since April 24, 1986;

 .    was acquired by reason of participation in a dividend reinvestment plan offered by Synovus and is held by the same beneficial owner for whom it was acquired under such plan;

 .    is held by the same beneficial owner to whom it was issued as a result of an acquisition of a company or business by Synovus where the resolutions adopted by Synovus' board of directors approving such issuance specifically reference and grant such rights, including shares of Synovus common stock to be issued to the former shareholders of Carolina Southern upon consummation of the merger;

 .    was acquired under any  employee, officer and/or director benefit plan maintained for one or more employees, officers and/or directors of Synovus and/or its subsidiaries, and is held by the same beneficial owner for whom it was acquired under such plan;

 .    is held by the same beneficial owner to whom it was issued by Synovus, or to whom it was transferred by Synovus from treasury shares, and the resolutions adopted by Synovus' board of directors approving such issuance and/or transfer specifically reference and grant such rights;

 .    has been  beneficially owned  continuously  by the same  shareholder for a period of 48 consecutive months before the record date of any meeting of shareholders at which the share is eligible to be voted;

 .    was acquired as a direct result of a stock split, stock dividend or other type of share distribution if the share as to which it was distributed has had the same beneficial owner for a period of 48 consecutive months before the record date of any meeting of shareholders at which the share is eligible to be voted; or

 .    is owned by a holder who, n  addition to shares which are beneficially owned under any of the other requirements set forth above, is the beneficial owner of less than 1,139,063 shares of Synovus common stock, which amount has been appropriately adjusted to reflect the stock splits which have occurred subsequent to April 24, 1986 and with such amount to be appropriately adjusted to properly reflect any other change in Synovus
     common  stock  by  means  of  a  stock   split,  a  stock  dividend, a
     recapitalization or other similar action occurring after April 24, 1986.

         Holders of shares of Synovus common stock not described above are entitled to one vote per share for each such share. A shareholder may own both ten-vote shares and one-vote shares, in which case he or she will be entitled to ten votes for each ten-vote share and one vote for each one-vote share.

         In connection with various meetings of Synovus' shareholders, shareholders are required to submit to Synovus' board of directors satisfactory proof necessary for it to determine whether such shareholders' shares of Synovus common stock are ten-vote shares. If such information is not provided to Synovus' board of directors, shareholders who would, if they had provided such information, be entitled to ten votes per share, are entitled to only one vote per share.

         As Synovus common stock is registered with the SEC and is listed on the NYSE, Synovus common stock is subject to the provisions of an NYSE rule, which, in general, prohibits a company's common stock and equity securities from being authorized or remaining authorized for listing on the NYSE if the company issues securities or takes other corporate action that would have the effect of nullifying, restricting or disparately reducing the voting rights of existing shareholders of the company. However, such rule contains a "grandfather" provision, under which Synovus' voting amendment qualifies, which, in general, permits grandfathered disparate voting rights plans to continue to operate as adopted. Synovus' management believes that all current shareholders of Synovus common stock are entitled to ten votes per share, and as such, the further issuance of any ten-vote shares would not disenfranchise any existing shareholders. In the event it is determined in the future that Synovus cannot continue to issue ten-vote shares in mergers and acquisitions, Synovus will consider repealing the voting amendment and restoring the principle of one share/one vote.

         If the merger is approved, present shareholders of Carolina Southern capital stock, as future shareholders of Synovus common stock, will, under the voting amendment described above, be entitled to ten votes per share for each share of Synovus common stock received by them on the effective date of the merger. Each shareholder of Carolina Southern may also acquire by purchase, stock dividend or otherwise, up to 1,139,063 additional shares of Synovus common stock which will also be entitled to ten votes per share. However, if a Carolina Southern shareholder acquires by purchase, stock dividend or otherwise, more than 1,139,063 additional shares of Synovus common stock, he or she will be entitled to only receive one vote per share for each of the shares in excess of 1,139,063 shares until they have been held for four years.

         Except with respect to voting, ten-vote shares and one-vote shares are identical in all respects and constitute a single class of stock, i.e., Synovus common stock. Neither the ten-vote shares nor the one-vote shares have a preference over the other with regard to dividends or upon liquidation. Synovus common stock does not carry any pre-emptive rights enabling a holder to subscribe for or receive shares of Synovus common stock.

         The Rights Plan

         Synovus has adopted a shareholder rights plan under which holders of shares of Synovus common stock also hold rights to purchase securities that may be exercised upon the occurrence of "triggering events." Shareholder rights plans such as Synovus' plan are intended to encourage potential hostile acquirors to negotiate with the board of directors of the target corporation to avoid occurrence of the "triggering events" specified in such plans. Shareholder rights plans are intended to give the directors of a target corporation the opportunity to assess the fairness and appropriateness of a proposed transaction to determine whether or not it is in the best interests of the corporation and its shareholders. Notwithstanding these purposes and intentions of shareholder rights plans, such plans, including that of Synovus, could have the effect of discouraging a business combination that shareholders believe to be in their best interests. The provisions of Synovus' shareholder rights plan are discussed below.

         On April 27, 1999, the board of directors of Synovus adopted a rights plan and authorized and declared a dividend of one common stock purchase right with respect to each outstanding share of Synovus common stock outstanding on May 4, 1999, and to each holder of common stock issued thereafter until the date the rights become exercisable or the expiration or earlier redemption of the rights. Each right entitles the registered holder to purchase from Synovus one share of common stock at a price of $225.00 per share, subject to adjustment, once rights become exercisable. The description and terms of the rights are set forth in the rights agreement between Synovus and State Street Bank and Trust Company, as the rights agent.

         Initially, the rights will attach to all certificates of outstanding shares of common stock, and no separate right certificates will be distributed. The rights will become exercisable and separate from the shares of common stock upon the earlier to occur of:

 .    ten days after the date of a public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of 15% or more of the outstanding common stock, such date being referred to in this document as the "stock acquisition date" and such person or group as an "acquiring person"; or

 .    ten business days, or such later date as the board may determine, following the commencement of, or announcement of an intention to make, a tender offer or exchange offer, the consummation of which would result in a person or group becoming the beneficial owner of 15% or more of the outstanding common stock, the earlier of such date and the stock acquisition date being the "distribution date".

         Shares of common stock beneficially owned by Synovus or any subsidiary of Synovus will not be considered outstanding for purposes of calculating the percentage ownership of any person.

         Each of the following persons will not be deemed to be an acquiring person even if they have acquired, or obtained the right to acquire beneficial ownership of 15% or more of the outstanding common stock:

 .    Synovus, any subsidiary of Synovus, or any employee benefit plan of Synovus or of any subsidiary of Synovus;

 .    any shareholder who is a descendant of D. Abbott Turner, any shareholder who is affiliated or associated with the Turner family and any person who would otherwise become an acquiring person as a result of the receipt of common stock or a beneficial interest in common stock from one or more members of the Turner family by way of gift, devise, descent or distribution, but not by way of sale, unless any such person, together with his affiliates and associates, becomes the beneficial owner of more than 30% of the outstanding shares of common stock;

 .    any person who would otherwise become an acquiring person solely by virtue of a reduction in the number of outstanding shares of common stock unless and until such person becomes the beneficial owner of any additional shares of common stock; and

 .    any person who as of May 4, 1999 was the beneficial owner of 15% or more of the outstanding common stock unless and until such person shall become the beneficial owner of any additional shares of common stock. Until the distribution date or earlier redemption or expiration of the rights:

 .    the rights will be evidenced by the certificates for the common stock;

 .    the rights will be transferred with, and only with, the shares of common stock;

 .    new common stock certificates issued after the record date upon transfer or new issuance of shares of common stock will contain a notation incorporating the rights agreement by reference; and

 . the surrender for transfer of any certificates for shares of common stock outstanding as of the record date, even without such notation, will also constitute the transfer of the rights associated with the shares of common stock represented by such certificate.

         As soon as practicable following the distribution date, separate certificates evidencing the rights will be mailed to holders of record of the shares of common stock as of the close of business on the distribution date, and such separate right certificates alone will evidence the rights. The rights are not exercisable until the distribution date. The rights will expire at the close of business on May 5, 2009, unless earlier redeemed by Synovus.

         If any person becomes an acquiring person, each holder of a right will thereafter have the "flip-in right" to receive, upon payment of the purchase price of the right, shares of common stock, or in some circumstances, cash, property or other securities of Synovus, having a value equal to two times the purchase price of the right. Notwithstanding the foregoing, all rights that are, or were, beneficially owned by an acquiring person or any affiliate or associate of an acquiring person will be null and void and not exercisable.

         If, at any time following the stock acquisition date: (1) Synovus is acquired in a merger or other business combination transaction in which the holders of all of the outstanding shares of common stock immediately before the consummation of the transaction are not the holders of all of the surviving corporation's voting power, or (2) more than 30% of Synovus' assets, cash flow or earning power is sold or transferred other than in the ordinary course of Synovus' business, then each holder of a valid right shall thereafter have the "flip-over right" to receive, in lieu of shares of common stock and upon exercise and payment of the purchase price, common shares of the acquiring company having a value equal to two times the purchase price of the right. If a transaction would otherwise result in a holder's having a flip-in as well as a flip-over right, then only the flip-over right will be exercisable. If a transaction results in a holder's having a flip-over right after a transaction resulting in a holder's having a flip-in right, a holder will have flip-over rights only to the extent such holder's flip-in rights have not been exercised.

         The purchase price payable, and the number of shares of common stock or other securities or property issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution (1) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the common stock, (2) upon the grant to holders of the common stock of rights or warrants to subscribe for common stock or convertible securities at less than the current market price of the common stock, or (3) upon the distribution to holders of the common stock of evidences of indebtedness or assets, excluding dividends payable in common stock, or of subscription rights or warrants, other than those referred to above. However, no adjustment in the purchase price will be required until cumulative adjustments require an adjustment of at least 1%.

         The number of outstanding rights and the number of shares of common stock issuable upon exercise of each right are also subject to adjustment in the event of a stock split of the common stock or a stock dividend on the common stock payable in common stock or subdivisions, consolidations or combinations of the common stock occurring, in any such case, before the distribution date.

         At any time after a person becomes an acquiring person and before the acquisition by a person of 50% or more of the outstanding common stock of Synovus, the board of directors may, at its option, issue common stock or common stock equivalents of Synovus in mandatory redemption of, or in exchange for, all or part of the then outstanding exercisable rights, other than rights owned by such acquiring person which would become null and void, at an exchange ratio of one share of common stock, or common stock equivalents equal to one share of common stock, per right, subject to adjustment.

         To the extent that, after the triggering of flip-in rights, insufficient shares of common stock are available for the exercise in full of the rights, holders of rights will receive upon exercise shares of common stock to the extent available and then cash, property or other securities of Synovus, in proportions determined by Synovus, so that the aggregate value received is equal to twice the purchase price.

         Synovus is not required to issue fractional shares of common stock. Instead, a payment in cash will be made to the holder of such rights equal to the same fraction of the current value of a share of common stock. Following the triggering of the flip-in rights, Synovus will not be required to issue fractional shares of common stock upon exercise of the rights. Instead, a payment in cash will be made to the holder of such rights equal to the same fraction of the current market value of a share of common stock.

         At any time before the distribution date, the board of directors of Synovus may redeem all, but not less than all, of the then outstanding rights at a price of $.001 per right. The redemption of the rights may be made effective at such time, on such basis and with such conditions as the board of directors in its sole discretion may establish. Immediately upon the action of the board of directors ordering redemption of the rights, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the redemption price.

         Until a right is exercised, the holder of the right, as such, will have no rights as a shareholder of Synovus, including, without limitation, the right to vote or to receive dividends.

         The issuance of the rights is not taxable to Synovus or to shareholders under presently existing federal income tax law, and will not change the way in which shareholders can presently trade Synovus' shares of common stock. If the rights should become exercisable, shareholders, depending on then existing circumstances, may recognize taxable income.

         Before the stock acquisition date, the rights agreement generally may be amended by Synovus without the consent of the holders of the rights or the common stock. On or after the stock acquisition date, Synovus may amend the rights agreement only to (1) cure any ambiguity, (2) correct or supplement any provision which may be defective or inconsistent with the other provisions of the rights agreement, or (3) change or supplement the rights agreement in any other manner which Synovus may deem necessary or desirable, provided that no amendment shall adversely affect the interests of the holders of rights, other than an acquiring person and its affiliates and associates.

         A copy of the rights agreement has been filed with the SEC as an exhibit to Synovus' Registration Statement on Form 8-A with respect to the rights filed with the SEC. This Registration Statement and the rights agreement are incorporated by reference in this document, and reference is made to them for the complete terms of the rights agreement and the rights. This summary description of the rights does not purport to be complete and is qualified in its entirety by reference to the rights agreement. If the merger is approved, rights will attach to Synovus common stock issued to the present shareholders of Carolina Southern.

         Staggered Board of Directors; Supermajority Approvals

         Under Synovus' Articles of Incorporation and bylaws, Synovus' board of directors is divided into three classes of directors serving staggered 3-year terms, with the terms of each class of directors to expire each succeeding year. Also under Synovus' Articles of Incorporation and bylaws, the vote or action of shareholders possessing 66-2/3% of the votes entitled to be cast by the shareholders of all the issued and outstanding shares of Synovus common stock is required to:

 .    call a special meeting of Synovus' shareholders;

 .    fix,  from  time to time, the number of  members of Synovus' board of directors;

 .    remove a member of Synovus' board of directors;

 .    approve any  merger or consolidation of Synovus with or into any other corporation, or the sale, lease, exchange or other disposition of all, or substantially all, of Synovus' assets to or with any other corporation, person or entity, with respect to which the approval of Synovus' shareholders is required by the provisions of the corporate laws of the State of Georgia; and

 .    alter,  delete  or  rescind  any  provision  of  Synovus'  Articles  of
     Incorporation.

         This allows directors to be removed only for cause by 66-2/3% of the votes entitled to be cast at a shareholders' meeting called for that purpose. Vacancies or new directorships can only be filled by a majority vote of the directors then in office. Synovus' staggered board of directors, especially when combined with the voting amendment, makes it more difficult for its shareholders to force an immediate change in the composition of the majority of the board. A potential acquiror with shares recently acquired, and not entitled to 10 votes per share under the voting amendment, may be discouraged or prevented from soliciting proxies for the purpose of electing directors other than those nominated by current management for the purpose of changing the policies or control of Synovus.

         Evaluation of Business Combinations

         Synovus' Articles of Incorporation also provide that in evaluating any business combination or other action, Synovus' board of directors may consider, in addition to the amount of consideration involved and the effects on Synovus and its shareholders, the interests of the employees, customers, suppliers and creditors of Synovus and its subsidiaries, the communities in which offices of the corporation or its subsidiaries are located, and any other factors the board of directors deems pertinent.

Carolina Southern Common Stock

         The Articles of Incorporation of Carolina Southern authorize the issuance of 10,000,000 shares of Carolina Southern common stock, without par value. At October 31, 2000, there were 3,675,246 shares of Carolina Southern common stock issued and outstanding. The remaining authorized shares of Carolina Southern common stock may be issued from time to time in such amounts as the board of directors determines. Each holder of Carolina Southern common stock has one vote per share upon all matters voted upon by shareholders. Voting rights are noncumulative so that shareholders holding more than 50% of the outstanding shares of Carolina Southern common stock are able to elect all members of the board of directors.

         All shares of Carolina Southern common stock, when issued and fully paid, are non-assessable and are not subject to redemption or conversion and have no preemptive rights. Upon the liquidation, dissolution or winding up of Carolina Southern, whether voluntary or involuntary, holders of Carolina Southern common stock are entitled to share ratably, after satisfaction in full of all liabilities, in all remaining assets of Carolina Southern available for distribution.

         All shares of Carolina Southern common stock are entitled to share equally in such dividends as the board of directors may declare on the Carolina Southern common stock from sources legally available therefor. The payment by Carolina Southern of dividends rests within the discretion of its board of directors and depends upon, among other criteria, Carolina Southern's earnings, its capital requirements, its financial condition and other relevant factors. Under South Carolina law, Carolina Southern is authorized to pay cash dividends up to 100% of its net income in any calendar year without obtaining the prior approval of the South Carolina State Board of Financial Institutions, provided that Carolina Southern received a composite rating of one or two at the last examination conducted by the state or federal regulators. All other cash dividends require prior approval of the South Carolina State Board.

         Carolina Southern's Articles of Incorporation and bylaws and South Carolina law contain certain provisions designed to enhance the ability of the board of directors to deal with attempts to acquire control of Carolina Southern. These provisions may be deemed to have an anti-takeover effect and may discourage takeover attempts that have not been approved by the board of directors (including takeovers that certain shareholders may deem to be in their best interests) and may adversely affect the price that a potential purchaser will be willing to pay for Carolina Southern's stock. These provisions also could discourage or make more difficult a merger, tender offer or proxy contest, even though the transaction may be favorable to the interests of shareholders, and could potentially adversely affect the market price of Carolina Southern common stock. See pages 38 through 40 below.

         Required Shareholder Votes

         South Carolina law provides that unless a corporation's Articles of Incorporation provide for a higher or lower vote, certain significant corporate actions, such as amendments to a corporation's Articles of Incorporation, a merger, share exchange or sale of all or substantially all of the corporation's assets, must be approved by the holders of two-thirds of the shares entitled to vote on the matter.

         Carolina Southern's Articles of Incorporation provide that in the event of certain proposed business combinations involving a 10% shareholder (including mergers, consolidations, stock exchanges and sales of all or substantially all of the assets of Carolina Southern), the approval of holders of 80% of the outstanding shares of stock entitled to vote will be required unless either (i) the transaction is approved by at least a majority of Carolina Southern's disinterested directors or (ii) certain minimum price, form of consideration and procedural requirements are met, in which case, except as provided by the Business Combination Statute described on page 38 below, if shareholder vote is required under South Carolina law, approval by the holders of only a majority of the outstanding shares of stock entitled to vote would be sufficient. Essentially, the fair price and form of consideration requirements mean that shareholders must receive consideration for their shares either in the form of cash or in the same form as the 10% shareholder gave for the shares in the transactions through which it became a 10% shareholder and that the per share value of such consideration must be equal to (i) the greater of (a) the highest per share price paid by the 10% shareholder or (b) the fair market value of a share on a certain date, plus (ii) interest at the rate for 90-day United States Treasury obligations in effect on the date the shareholder became a 10% shareholder from that date through the date the business combination is effected, less the per share amount of cash dividends payable to shareholders of record on dates occurring in the interim, up to the amount of such interest. Carolina Southern's Articles of Incorporation also require the board of directors, when evaluating any proposed business combination, to consider other factors including the interests of the employees of Carolina Southern and the community or communities in which Carolina Southern does business in addition to the interests of Carolina Southern's shareholders.

         These provisions of Carolina Southern's Articles of Incorporation cannot be amended, nor can any provision inconsistent therewith be included in Carolina Southern's Articles of Incorporation or its bylaws without the approval of the holders of 80% of the outstanding shares of stock entitled to vote unless it is approved by a majority of disinterested directors.

         Carolina Southern's Articles of Incorporation provide that, except as to the higher vote requirement for certain business combinations discussed above, the vote of the shareholders required for any action for which South Carolina law requires a vote of more than a majority of the shares entitled to vote on the action unless the Articles of Incorporation of the corporation provide otherwise, shall be a majority of the shares entitled to vote on the action. In addition, all provisions of Carolina Southern's Articles of Incorporation, other than the provisions governing certain business combinations, may be amended at any regular or special meeting of the shareholders by the affirmative vote of a majority of the holders of outstanding shares of Carolina Southern common stock entitled to vote on the actions.

         Business Combination and Control Share Acquisitions Statutes

         Carolina Southern is currently subject to the South Carolina business combination statute which, with certain enumerated exceptions, places restrictions on mergers, consolidations, sales of assets, liquidations, reclassifications or other similar type transactions with or between a resident domestic corporation with shares registered under Section 12 of the Securities Exchange Act such as Carolina Southern and any person who owns beneficially 10% or more of the voting power of the outstanding voting shares of the resident domestic corporation. The business combination statute provides that a resident domestic corporation may not engage in any business combination with any interested shareholder of the resident domestic corporation for a period of two years following the date the person became an interested shareholder unless the business combination or the purchase of shares made by the interested shareholder on the share acquisition date is approved by a majority of the "disinterested" members of the board of directors of the resident domestic corporation before the interested shareholder's share acquisition date. (Carolina Southern's board of directors has approved the merger.) A member of the board is disinterested if the director is not a present or former employee of the resident domestic corporation or a related corporation.

         The business combination statute further provides that, subject to certain exceptions, a resident domestic corporation may not engage at any time in a business combination with an interested shareholder unless the business combination complies with all requirements of the resident domestic corporation's Articles of Incorporation and either: (a) the business combination is approved by the board of directors of the resident domestic corporation before the share acquisition date, or the purchase of shares made by the interested shareholder on the share acquisition date has been approved by the board of directors of the resident domestic corporation before the share acquisition date; (b) the business combination is approved by the affirmative vote of the holders of a majority of the outstanding voting shares not beneficially owned by the interested shareholder proposing the business combination at a meeting called for that purpose no earlier than two years after the share acquisition date; or (c) the business combination meets certain specified fair price and form of consideration requirements. A company may opt-out of the business combination statute, which Carolina Southern has not done, by adopting an amendment to the company's articles of incorporation expressly electing not to be governed by the business combination statute.

         Carolina Southern is currently subject to the South Carolina control share acquisitions statute which is designed to afford shareholders of certain corporations (generally, corporations that have shares registered under Section 12 of the Securities Exchange Act, have their principal place of business or substantial assets within South Carolina and meet certain share ownership requirements) protection against certain types of acquisitions in which a person, entity or group seeks to gain voting control of the issuing public corporation. With certain enumerated exceptions, the statute applies to acquisitions of shares of an issuing public corporation which would result in an acquiring person's ownership of the corporation's shares entitled to vote in the election of directors falling within any one of the following ranges: 1/5 or more but less than 1/3 of all voting power; 1/3 or more but less than a majority of all voting power; or a majority or more of all voting power. Shares that are the subject of a control share acquisition will not have voting rights unless the holders of a majority of "disinterested shares" vote at an annual or special meeting of shareholders of the corporation to accord the control shares voting rights. "Disinterested shares" are shares other than those owned by the acquiring person or a member of a group with respect to a control share acquisition, any officer of the corporation or any employee of the corporation who is also a director.

         Under certain circumstances, the statute permits an acquiring person to call a special shareholders' meeting for the purpose of considering the grant of voting rights to the holder of the control shares. Unless otherwise provided in a corporation's Articles of Incorporation or bylaws before a control share acquisition has occurred, in the event control shares acquired in a control share acquisition are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of all voting power, all shareholders of the issuing public corporation have dissenters' rights to receive fair value for their shares. There is currently no provision in Carolina Southern's Articles of Incorporation or bylaws limiting or eliminating these rights. The control share statute also enables a corporation to provide for redemption under certain circumstances of control shares with no voting rights. A corporation may opt-out of the control share statute, which Carolina Southern has not done, by so providing in its Articles of Incorporation or bylaws. Among the acquisitions specifically excluded from the control share statute are acquisitions consummated pursuant to a merger (such as the merger of Carolina Southern and The National Bank of South Carolina) or plan of share exchange in compliance with law if the issuing public corporation is a party to the agreement of merger or plan of share exchange.

         Classification of Directors

         Carolina Southern's board of directors is classified so that, as nearly as possible, one-third of the board of directors is elected each year to serve a three-year term. This classification would delay an attempt by dissatisfied shareholders or anyone who obtains a controlling interest in Carolina Southern to elect a new board of directors, because, absent the removal, resignation or death of the members of the board, it would take three annual meetings of shareholders to change fully the composition of the board.

         Limitation of Liability and Indemnification of Directors

         Carolina Southern's Articles of Incorporation provide that no director shall be personally liable to Carolina Southern or its shareholders for monetary damages for any breach of a fiduciary duty as a director; provided, however, that this provision does not eliminate or limit the liability of a director resulting or arising from (a) a breach of the director's duty of loyalty to Carolina Southern or its shareholders, (b) acts or omissions not in good faith or involving gross negligence, intentional misconduct or a knowing violation of law, (c) unlawful distributions as set forth in section 33-8-330 of the South Carolina Business Corporations Act of 1988 or (d) a transaction from which the director derived an improper personal benefit.Carolina Southern's bylaws provide that, to the fullest extent permitted by South Carolina law, Carolina Southern shall indemnify all persons whom it may indemnify pursuant thereto, including directors and officers, so long as they have conducted themselves in good faith and reasonably believed their conduct not to be opposed to Carolina Southern's best interests. Under Sections 33-8-510, 33-8-550 and 33-8-560 of the South Carolina Business Corporation Act, a South Carolina corporation is authorized generally to indemnify its directors and officers in civil or criminal actions if they acted in good faith and reasonably believed their conduct to be in the best interests of the corporation and, in the case of criminal actions, had no reasonable cause to believe that the conduct was unlawful. In addition, Carolina Southern's bylaws authorize the board of directors to obtain insurance protecting directors and officers against liability whether or not Carolina Southern would have the power to indemnify them under law.

                               DISSENTERS' RIGHTS

         Any shareholder of Carolina Southern entitled to vote on the merger agreement has the right to assert dissenters' rights under Chapter 13 of the South Carolina Business Corporation Act and receive payment of the fair value of his shares of Carolina Southern common stock upon compliance with Sections 33-13-210 and 33-13-230 of the South Carolina Business Corporation Act. A shareholder may not dissent as to less than all of the shares that he beneficially owns.

         A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of the beneficial owner held of record by the nominee or fiduciary. The nominee or fiduciary must notify Carolina Southern in writing of the name and address of each beneficial owner on whose behalf he asserts dissenter's rights. A beneficial owner asserting dissenter's rights to shares held on his behalf must notify Carolina Southern in writing of the name and address of the record holder of the shares, if known to him. Any Carolina Southern shareholder intending to enforce this right may not vote in favor of the merger agreement and must file a written notice of intent to demand payment for his shares with the Corporate Secretary of Carolina Southern either before the Carolina Southern special meeting or before the vote is taken at the meeting. The objection notice must state that the shareholder intends to demand payment for his shares of Carolina Southern common stock if the merger is effected. Although any Carolina Southern shareholder who has filed an objection notice must not vote in favor of the merger agreement, a vote in favor of the merger agreement cast by the holder of a proxy appointment solicited by Carolina Southern (whether pursuant to the instruction of the shareholder or others) will not disqualify the shareholder from demanding payment for his shares under the South Carolina Business Corporation Act. A vote against approval of the merger agreement will not, in and of itself, constitute an objection notice satisfying the requirements of Section 33-13-210 of the South Carolina Business Corporation Act.
        If the merger agreement is approved by Carolina Southern's shareholders at the special meeting, each shareholder who has filed an objection notice and did not vote in favor of the merger agreement will be notified by Carolina Southern of the approval within 10 days of the special meeting. The dissenters' notice will:

 .    state where dissenting  shareholders must send the payment demand  and deposit their Carolina Southern common stock certificates;

 .    inform holders of uncertificated  shares of Carolina Southern common stock of the extent of any restrictions on the transferability of the shares;

 .    be  accompanied by a form for demanding payment that includes the date of the first announcement to the news media or to shareholders of the terms of the proposed merger;

 .    set a date by which Carolina Southern  must  receive the payment  demand, which may not be fewer than 30 or more than 60 days after the date the dissenters' notice is delivered;

 .    set a date by which the certificates must be deposited as instructed in the dissenters' notice, which may not be earlier than 20 days after the date the payment demand is received by Carolina Southern; and

 .    be accompanied  by a copy of Sections 33-13-101  through 33-13-310 of the
     South Carolina Business Corporation Act.

         Within the time prescribed in the dissenters' notice, a shareholder electing to dissent must:

 .    make a demand for payment;

 .    certify whether he (or the  beneficial shareholder on whose behalf he is asserting dissenter's rights) acquired beneficial ownership of the shares of Carolina Southern common stock before September 19, 2000 (the date of the first public announcement of the terms of the proposed merger); and

 .    deposit his certificates in accordance with the terms of the dissenters'
     notice.

         Upon filing the payment demand and depositing the certificates, the shareholder will retain all other rights of a shareholder until these rights are cancelled or modified by consummation of the merger. Failure to comply substantially with the requirements that he make a payment demand and deposit his certificates where required will cause the shareholder to lose his dissenter's rights to payment for the shares. Consequently, any Carolina Southern shareholder who desires to exercise his rights to payment for his shares is urged to consult his legal adviser before attempting to exercise these rights.

         As soon as the merger is consummated, or upon receipt of a payment demand, Carolina Southern will, pursuant to Section 33-13-250, pay to each dissenting shareholder who has substantially complied with the requirements of
Section 33-13-230 of the South Carolina Business Corporation Act, the amount that Carolina Southern estimates to be the fair value of the shares of Carolina Southern common stock, plus accrued interest. Section 33-13-250 of the South Carolina Business Corporation Act requires the payment to be accompanied by:

 .    Carolina Southern's financial statements,

 .    a statement of Carolina Southern's estimate of the fair value of the shares and an explanation of how Carolina Southern's estimate of the fair value and the interest were calculated;

 .    notification of rights to demand additional payment; and

 .    a copy of  Sections  33-13-101  through  33-13-310  of the  South  Carolina
     Business Corporation Act.

         As authorized by Section 33-13-270, Carolina Southern intends to withhold any payments from a dissenting shareholder as to any shares of which the dissenting shareholder (or the beneficial owner on whose behalf he is asserting dissenter's rights) was not the beneficial owner on September 19, 2000, the date of the first public announcement of the terms of the proposed merger, unless the beneficial ownership devolved upon him by operation of law from a person who was the beneficial owner on that date. Where payments are withheld, Sections 33-13-270(b) and 33-13-280(a) will require Carolina Southern, after the merger, to send to the holder of these shares an offer to pay the holder an amount equal to Carolina Southern's estimate of their fair value plus accrued interest, together with an explanation of the calculation of fair value and interest and a statement of the holder's right to demand additional payment under Section 33-13-280.

         If the merger is not consummated within 60 days after the date set for demanding payment and depositing certificates, Carolina Southern, within the same 60-day period, will return the deposited certificates and release the transfer restrictions imposed on uncertificated shares. If, after returning deposited certificates and releasing transfer restrictions, the merger is consummated, Carolina Southern must send a new dissenters' notice and repeat the payment demand procedure.

         If the dissenting shareholder believes that the amount paid by Carolina Southern pursuant to Section 33-13-250 or offered under Section 33-13-270 of the South Carolina Business Corporation Act is less than the fair value of his shares or that the interest due is calculated incorrectly, or if Carolina Southern fails to make payment or offer payment (or, if the merger has not been consummated, Carolina Southern does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares) within 60 days after the date set for demanding payment in the dissenters' notice, then the dissenting shareholder may within 30 days after (i) Carolina Southern made or offered payment for the shares or failed to pay for the shares or (ii) Carolina Southern failed to return deposited certificates or release restrictions on uncertificated shares timely, notify Carolina Southern in writing of his own estimate of the fair value of the shares (including interest due) and demand payment of the estimate (less any payment previously received). Failure to notify Carolina Southern in writing of any demand for additional payment within 30 days after Carolina Southern made or offered payment for the shares will constitute a waiver of the right to demand additional payment.

         If Carolina Southern and the dissenting shareholder cannot agree on a fair price within 60 days after Carolina Southern receives the demand for additional payment, the statute provides that Carolina Southern will institute judicial proceedings in a South Carolina state circuit court in Spartanburg County to fix (i) the fair value of the shares immediately before consummation of the merger, excluding any appreciation or depreciation in anticipation of the merger, unless such exclusion would be inequitable and (ii) the accrued interest. The "fair value" of the Carolina Southern common stock could be more than, the same, or less than that produced by the exchange ratio. Carolina Southern must make all dissenters whose demands for additional payment remain unsettled parties to the proceeding and all the parties must be served with a copy of the petition. The court may, in its discretion, appoint an appraiser to receive evidence and recommend a decision on the question of fair value. The court is required to issue a judgment for the amount, if any, by which the fair value of the shares, as determined by the court, plus interest, exceeds the amount paid by Carolina Southern. If Carolina Southern does not institute a proceeding within the 60 day period, Carolina Southern will pay each dissenting shareholder whose demand remains unsettled the respective amount demanded by each shareholder.

         The court will assess the costs and expenses of the proceeding (including the reasonable compensation for and the expenses of the appraiser but excluding fees and expenses of counsel and experts) against Carolina Southern, except that the court may assess costs and expenses as it deems appropriate against any or all of the dissenting shareholders if it finds that their demand for additional payment was arbitrary, vexatious or otherwise not in good faith. The court may award fees and expenses of counsel and experts in amounts the court finds equitable (i) against Carolina Southern if the court finds that Carolina Southern did not comply substantially with the relevant requirements of the South Carolina Business Corporation Act or (ii) against either Carolina Southern or any dissenting shareholder, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith.

         The foregoing summary of the applicable provisions of Sections 33-13-101 through 33-13-310 of the South Carolina Business Corporation Act is not intended to be a complete statement of its provisions, and is qualified in its entirety by reference to these sections, which are included as Appendix "B" to this document.

                             DESCRIPTION OF SYNOVUS

Business

         The disclosures made in this document, together with the following information which is specifically incorporated by reference into this document, describe the business of Synovus:

           1. Synovus' Annual Report on Form 10-K for the fiscal year ended December 31, 1999 (which incorporates certain portions of Synovus' 1999 Annual Report to Shareholders and its Proxy

                  Statement for its Annual Meeting of Shareholders held on April 20, 2000), as amended by Synovus' Annual Report on Form 10-K/A for the fiscal year ended December 31, 1999.

           2. Synovus' Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000.

           3. Synovus' Current Reports on Form 8-K dated January 12, 2000, May 31, 2000, July 5, 2000, August 9, 2000 and October 19,
                  2000.

Management and Additional Information

         Information relating to executive compensation, various benefit plans, voting securities and the principal holders of voting securities, relationships and related transactions and other related matters as to Synovus is incorporated by reference or set forth in Synovus' Annual Report on Form 10-K for the year ended December 31, 1999 which is incorporated into this document by reference.

          See "WHERE YOU CAN FIND MORE INFORMATION." Shareholders desiring copies of such documents may contact Synovus at its address or phone number indicated under "WHERE YOU CAN FIND MORE INFORMATION."

                               REGULATORY MATTERS

General

         As a bank holding company, Synovus is subject to regulation under the Bank Holding Company Act of 1956, and to inspection, examination and supervision by the Board of Governors of the Federal Reserve System. Synovus' affiliate national banking associations are subject to regulation and examination primarily by the Office of the Comptroller of the Currency and, secondarily, by the FDIC and the Federal Reserve. Synovus' state-chartered banks are subject to primary federal regulation and examination by the FDIC and, in addition, are regulated and examined by their respective state banking departments. Numerous other federal and state laws, as well as regulations promulgated by the Federal Reserve, the state banking regulators, the OCC and the FDIC govern almost all aspects of the operations of the banks. Various federal and state bodies regulate and supervise Synovus' non-banking subsidiaries including its brokerage, investment advisory, insurance agency and processing operations. These include, but are not limited to, the SEC, the National Association of Securities Dealers, Inc., federal and state banking regulators and various state regulators of insurance and brokerage activities.

Dividends

         Under the laws of the State of Georgia, Synovus, as a business corporation, may declare and pay dividends in cash or property unless the payment or declaration would be contrary to restrictions contained in its Articles of Incorporation, and unless, after payment of the dividend, it would not be able to pay its debts when they become due in the usual course of its business or its total assets would be less than the sum of its total liabilities. Synovus is also subject to regulatory capital restrictions that limit the amount of cash dividends that it may pay. Additionally, Synovus is subject to contractual restrictions that limit the amount of cash dividends it may pay. Carolina Southern is authorized to pay cash dividends up to 100% of its net income in any calendar year without prior approval of the South Carolina State Board of Financial Institutions if it received a composite rating of one or two at its most recent examination by state or federal banking regulators. All other cash dividends require the prior approval of the South Carolina Board.

         The primary sources of funds for Synovus' payment of dividends to its shareholders are dividends and fees to Synovus from its banking and nonbanking affiliates. Various federal and state statutory provisions and regulations limit the amount of dividends that the subsidiary banks of Synovus may pay. Under the regulations of the Georgia Banking Department, a Georgia bank must have approval of the Georgia Banking Department to pay cash dividends if, at the time of such payment:

 .    the ratio of Tier 1 capital to adjusted total assets is less than 6%;

 .    the  aggregate amount of dividends to be declared or anticipated  to be declared during the current calendar year exceeds 50% of its net profits, after taxes but before dividends, for the previous calendar year; or

 .    its total classified assets in its most recent regulatory examination exceeded 80% of its Tier 1 capital plus its allowance for loan losses, as reflected in the examination.

         In general, the approval of the Alabama Banking Department and the Florida Banking Department is required if the total of all dividends declared by an Alabama or Florida bank, as the case may be, in any year would exceed the total of its net profits for that year combined with its retained net profits for the preceding two years less any required transfers to surplus. In addition, the approval of the OCC is required for a national bank to pay dividends in excess of the bank's retained net income for the current year plus retained net income for the preceding two years.

         Some of Synovus' banking affiliates have in the past been required to secure prior regulatory approval for the payment of dividends to Synovus in excess of regulatory limits and may be required to seek approval for the payment of dividends to Synovus in excess of those limits in the future. If prior regulatory approvals are sought, there is no assurance that any such regulatory approvals will be granted.

         Federal and state banking regulations applicable to Synovus and its banking subsidiaries require minimum levels of capital which limit the amounts available for payment of dividends. Synovus' objective is to pay out at least one-third of prior year's earnings in cash dividends to its shareholders.

         Synovus and its predecessors have paid cash dividends on their common stock in every year since 1891. Under restrictions imposed under federal and state laws, Synovus' subsidiary banks could declare aggregate dividends to Synovus of approximately $109.7 million during 2000 without obtaining regulatory approval.

         At September 30, 2000, under restrictions imposed under federal and state laws, Carolina Southern could declare aggregate dividends to its shareholders of approximately $1.8 million without obtaining regulatory approval.

Capital Requirements

         Synovus is required to comply with the capital adequacy standards established by the Federal Reserve and its banking subsidiaries must comply with similar capital adequacy standards established by the OCC and FDIC, as applicable. There are two basic measures of capital adequacy for bank holding companies and their banking subsidiaries that have been promulgated by the Federal Reserve, the FDIC and the OCC: a risk-based measure and a leverage measure. All applicable capital standards must be satisfied for a bank holding company or a bank to be considered in compliance.

         The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profile among banks and bank holding companies, to account for off-balance-sheet exposure, and to minimize disincentives for holding liquid assets. Assets and off-balance-sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance-sheet items.

         The minimum guideline for the ratio of total capital to risk-weighted assets (including certain off-balance-sheet items, such as standby letters of credit) is 8.0%. At least half of total capital must comprise common stock, minority interests in the equity accounts of consolidated subsidiaries, noncumulative perpetual preferred stock and a limited amount of cumulative perpetual preferred stock, less goodwill and certain other intangible assets, referred to as Tier 1 Capital. The remainder may consist of subordinated debt, other preferred stock and a limited amount of loan loss reserves, referred to as Tier 2 Capital. The Federal Reserve also requires certain bank holding companies that engage in trading activities to adjust their risk-based capital to take into consideration market risk that may result from movements in market prices of covered trading positions in trading accounts, or from foreign exchange or commodity positions, whether or not in trading accounts, including changes in interest rates, equity prices, foreign exchange rates or commodity prices. Any capital required to be maintained under these provisions may consist of new Tier 3 Capital consisting of certain short term subordinated debt. In addition, the Federal Reserve has issued a policy statement, under which a bank holding company that is determined to have weaknesses in its risk management processes or a high level of interest rate risk exposure may be required to hold additional capital.

         The Federal Reserve has also established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum leverage ratio of Tier 1 Capital to average assets, less goodwill and certain other intangible assets, of 3.0% for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. All other bank holding companies generally are required to maintain a leverage ratio of at least 4.0%. Bank holding companies are expected to maintain higher-than- minimum capital ratios if they have supervisory, financial, operational or managerial weaknesses, or if they are anticipating or experiencing significant growth. Synovus has not been advised by the Federal Reserve of any specific minimum leverage ratio applicable to it.

         At September 30, 2000, Synovus' total capital ratio was 12.81%, its Tier 1 Capital ratio was 11.60% and its Tier 1 leverage ratio was 10.19%. Assuming the merger had been consummated on September 30, 2000, the total capital ratio of Synovus would have been 12.87%, its Tier 1 Capital ratio would have been 11.67% and its Tier 1 leverage ratio would have been 10.21%. Each of these ratios exceeds the current requirements under the Federal Reserve's capital guidelines.

         Each of Synovus' banking subsidiaries is subject to similar risk-based and leverage capital requirements adopted by its applicable federal banking agency, and each was in compliance with the applicable minimum capital requirements as of September 30, 2000.

         Failure to meet capital guidelines could subject a bank to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on the taking of brokered deposits and other restrictions on its business. As described below, substantial additional restrictions can be imposed upon FDIC-insured depository institutions that fail to meet applicable capital requirements. See "Prompt Corrective Action" below.

Commitments to Subsidiary Banks

         Under the Federal Reserve's policy, Synovus is expected to act as a source of financial strength to its subsidiary banks and to commit resources to support its subsidiary banks in circumstances when it might not do so absent that policy. In addition, any capital loans by Synovus to any of its subsidiary banks would also be subordinate in right of payment to depositors and to certain other indebtedness of that bank.

         In the event of Synovus' bankruptcy, any commitment by Synovus to a federal bank regulatory agency to maintain the capital of a banking subsidiary will be assumed by the bankruptcy trustee and entitled to a priority of payment. In addition, the Federal Deposit Insurance Act provides that any financial institution whose deposits are insured by the FDIC generally will be liable for any loss incurred by the FDIC in connection with the default of, or any assistance provided by the FDIC to, a commonly controlled financial institution.

Prompt Corrective Action

         The Federal Deposit Insurance Corporation Improvement Act of 1991 establishes a system of prompt corrective action to resolve the problems of undercapitalized institutions. Under this system the federal banking regulators are required to rate supervised institutions on the basis of five capital categories as described below. The federal banking regulators are also required to take mandatory supervisory actions, and are authorized to take other discretionary actions, with respect to institutions in the three undercapitalized categories, the severity of which will depend upon the capital category in which the institution is placed. Generally, subject to a narrow exception, the Federal Deposit Insurance Corporation Improvement Act requires the banking regulator to appoint a receiver or conservator for an institution that is critically undercapitalized. The federal banking agencies have specified by regulation the relevant capital level for each category.

         Under the Federal Deposit Insurance Corporation Improvement Act, the Federal Reserve, the FDIC, the OCC and the Office of Thrift Supervision have adopted regulations setting forth a five-tier scheme for measuring the capital adequacy of the financial institutions they supervise. Under the regulations, an institution would be placed in one of the following capital categories:

 .    Well Capitalized  - an  institution that has a total  capital ratio of at least 10%, a Tier 1 Capital ratio of at least 6% and a Tier 1 leverage ratio of at least 5%;

 .    Adequately Capitalized - an institution  that has a total capital ratio of at least 8%, a Tier 1 Capital ratio of at least 4% and a Tier 1 leverage ratio of at least 4%;

 .    Undercapitalized - an institution  that has a total capital ratio of under
     8%, a Tier 1 Capital ratio of under 4% or a Tier 1 leverage ratio of under 4%;

 .    Significantly Undercapitalized  - an institution  that has a total capital ratio of under 6%, a Tier 1 Capital ratio of under 3% or a Tier 1 leverage ratio of under 3%; and

 .    Critically Undercapitalized - an institution whose tangible equity is not greater than 2% of total tangible assets.

         The regulations permit the appropriate federal banking regulator to downgrade an institution to the next lower category if the regulator determines
(1) after notice and opportunity for hearing or response, that the institution is in an unsafe or unsound condition or (2) that the institution has received and not corrected a less-than-satisfactory rating for any of the categories of asset quality, management, earnings or liquidity in its most recent examination. Supervisory actions by the appropriate federal banking regulator depend upon an institution's classification within the five categories. Synovus' management believes that Synovus and its bank subsidiaries have the requisite capital levels to qualify as well capitalized institutions under the Federal Deposit Insurance Corporation Improvement Act regulations.

         The Federal Deposit Insurance Corporation Improvement Act generally prohibits a depository institution from making any capital distribution, including payment of a dividend, or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. Undercapitalized depository institutions are subject to restrictions on borrowing from the Federal Reserve System. In addition, undercapitalized depository institutions are subject to growth limitations and are required to submit capital restoration plans. A depository institution's holding company must guarantee the capital plan, up to an amount equal to the lesser of 5% of the depository institution's assets at the time it becomes undercapitalized or the amount of the capital deficiency when the institution fails to comply with the plan. Federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. If a depository institution fails to submit an acceptable plan, it is treated as if it is significantly undercapitalized.

         Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets and cessation of receipt of deposits from correspondent banks. Critically undercapitalized depository institutions are subject to appointment of a receiver or conservator.

Safety and Soundness Standards

         The Federal Deposit Insurance Act, as amended by the Federal Deposit Insurance Corporation Improvement Act and the Riegle Community Development and Regulatory Improvement Act of 1994, requires the federal bank regulatory agencies to prescribe standards, by regulations or guidelines, relating to internal controls, information systems and internal audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, asset quality, earnings, stock valuation and compensation, fees and benefits and such other operational and managerial standards as the agencies deem appropriate. The federal bank regulatory agencies have adopted a set of guidelines prescribing safety and soundness standards under the Federal Deposit Insurance Corporation Improvement Act. The guidelines establish general standards relating to internal controls and information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth and compensation, fees and benefits. In general, the guidelines require, among other things, appropriate systems and practices to identify and manage the risks and exposures specified in the guidelines. The guidelines prohibit excessive compensation as an unsafe and unsound practice and describe compensation as excessive when the amounts paid are unreasonable or disproportionate to the services performed by an executive officer, employee, director or principal shareholder. The federal banking agencies determined that stock valuation standards were not appropriate. In addition, the agencies have adopted regulations that authorize, but do not require, an agency to order an institution that has been given notice by an agency that it is not satisfying any of such safety and soundness standards to submit a compliance plan. If, after being so notified, an institution fails to submit an acceptable compliance plan, the agency must issue an order directing action to correct the deficiency and may issue an order directing other actions of the types to which an undercapitalized institution is subject under the prompt correction action provisions of the Federal Deposit Insurance Corporation Improvement Act. See "Prompt Corrective Action" above. If an institution fails to comply with such an order, the agency may seek to enforce such order in judicial proceedings and to impose civil money penalties.

Depositor Preference Statute

         Federal law provides that deposits and certain claims for administrative expenses and employee compensation against an insured depository institution would be afforded a priority over other general unsecured claims against such an institution, including federal funds and letters of credit, in the liquidation or other resolution of such an institution by any receiver.

Recent Legislation

         On November 12, 1999, President Clinton signed into law legislation which allows bank holding companies to engage in a wider range of non-banking activities, including greater authority to engage in securities and insurance activities. Under the Gramm-Leach-Bliley Act, a bank holding company that elects to become a financial holding company may engage in any activity that the Federal Reserve, in consultation with the Secretary of the Treasury, determines by regulation or order is: (1) financial in nature; (2) incidental to any such financial activity; or (3) complementary to any such financial activity and does not pose a substantial risk to the safety or soundness of depository institutions or the financial system generally. The Gramm-Leach-Bliley Act makes significant changes in United States banking law, principally by repealing restrictive provisions of the 1933 Glass-Steagall Act. The Gramm-Leach-Bliley Act specifies certain activities that are deemed to be financial in nature, including lending, exchanging, transferring, investing for others, or safeguarding money or securities; underwriting and selling insurance; providing financial, investment or economic advisory services; underwriting, dealing in or making a market in, securities; and any activity currently permitted for bank holding companies by the Federal Reserve under Section 4(c)(8) of the Bank Holding Company Act. The Gramm-Leach-Bliley Act does not authorize banks or their affiliates to engage in commercial activities that are not financial in nature. A bank holding company may elect to be treated as a financial holding company only if all depository institution subsidiaries of the holding company are well-capitalized, well-managed and have at least a satisfactory rating under the Community Reinvestment Act. Synovus became a financial holding company in April 2000.

         National banks are also authorized by the Gramm-Leach-Bliley Act to engage, through "financial subsidiaries," in any activity that is permissible for a financial holding company and any activity that the Secretary of the Treasury, in consultation with the Federal Reserve, determines is financial in nature or incidental to any such financial activity, except: (1) insurance underwriting; (2) real estate development or real estate investment activities, unless otherwise permitted by law; (3) insurance company portfolio investments; and (4) merchant banking. The authority of a national bank to invest in a financial subsidiary is subject to a number of conditions, including, among other things, requirements that the bank must be well-managed and well-capitalized, after deducting from the bank's capital outstanding investments in financial subsidiaries. The Gramm-Leach-Bliley Act provides that state banks may invest in financial subsidiaries, assuming they have the requisite authority under applicable state law, subject to the same conditions that apply to national bank investments in financial subsidiaries.

         In addition to the Gramm-Leach Bliley Act, there have been a number of legislative and regulatory proposals that would have an impact on bank/financial holding companies and their bank and nonbank subsidiaries. It is impossible to predict whether or in what form these proposals may be adopted in the future and if adopted, what their effect will be on Synovus.

Pooling of Interests Accounting

         The Financial Accounting Standards Board has published The FASB Exposure Draft on Business Combinations and Intangible Assets that would, if adopted, eliminate the availability of pooling of interest accounting treatment for most, if not all, mergers and acquisitions. Under purchase accounting, an amount equal to the difference between the value of the consideration paid and the value of the net assets acquired is characterized as "goodwill," recorded as an asset of the acquiring company, and amortized as a charge against earnings over a period of years. The FASB is currently redeliberating the provisions in the exposure draft and expects to issue a final statement near the end of the first quarter of 2001.

                        DESCRIPTION OF CAROLINA SOUTHERN

Business

         Carolina Southern is a locally owned and state-chartered commercial bank offering various financial services to its local clientele through four locations. Carolina Southern was chartered on July 26, 1988, and has operated since June 26, 1989. Carolina Southern Bank's financial services include a full range of FDIC insured deposit accounts, including various checking accounts, savings accounts, certificates of deposit, money market accounts and individual retirement accounts.

         Carolina Southern offers short to intermediate term commercial and personal loans for a variety of purposes on both a secured and unsecured basis. Commercial loans are made primarily to small and medium sized businesses in Spartanburg County. The bank offers these services for general operating capital such as to acquire fixed assets or finance accounts receivables. Lease financing is also available for businesses and municipalities. Personal loans are made to finance the purchase of automobiles, mobile homes, boats or other recreational items, home improvements, education or personal investments. Customers can also use a wide variety of long-term fixed and variable rate loan products to finance residential mortgages.

         Customers wanting other convenient banking services turn to Carolina Southern for nationwide ATM access via the ATM Networks CIRRUS(TM) and STAR(TM), safe deposit boxes, travelers checks and direct deposits. MasterCard(TM) services are also available. Additionally, Carolina Southern offers debit cards that allow customers to easily pay for purchases through the global MasterCard(TM) Network using their Carolina Southern checking account and a MasterMoney(TM) check card.

         In 1991, Carolina Southern received authority to exercise limited trust powers. The bank uses these powers primarily to act as a trustee for its Employee Stock Ownership Plan. Carolina Southern does not offer trust services to the general public.

         Carolina Southern operates in Spartanburg County, a highly competitive banking environment with 20 financial institutions including banks and savings and loans occupying 80 offices. Carolina Southern held 10.74% of all deposits held by commercial banks in the marketplace and 7.64% of total deposits in the marketplace on June 30, 1999, the latest available date for this information. As of that date, total marketplace deposits were $2.25 billion.

Principal Shareholders

         The following table sets forth as September 30, 2000, the stock ownership of each of Carolina Southern's directors, by all directors and executive officers as a group and by each owner of more than 5% of the outstanding shares of Carolina Southern common stock.


                              Amount and Nature of
                              Beneficial Ownership
                                   Sole Voting             Shared Voting
                                      and                        and
                                   Investment                Investment             Percent
Name                                 Power                      Power               of Class
------------------------------------------------------------------------------------------------
Charles E. Atchison, Sr.               2,138                       --                   *

Vollie C. Bailey, Jr.                102,052                       --                  2.78%

Albert B. Bullington, Jr.<F1>        179,014                    46,791                 6.15

Marsha H. Gibbs                        1,703                       --                   *

Robert A. Harley<F2>                 177,508                    71,560                 6.78

Ernest R. Kluttz<F3>                  96,073                     7,456                 2.82<F9>

William Lowndes, III<F4>              53,047                    65,214                 3.22

Thomas H. Lyles<F5>                   54,751                     8,733                 1.69<F9>

E. Lewis Miller                       81,656                       --                  2.22

John S. Poole<F6>                     28,968                    37,909                 1.78<F9>

Robert L. Wynn, III<F7>                2,439                       424                  *

Kurt Zimmerli<F8>                     89,474                    26,250                  3.15

All Directors and Executive
Officers as a group (13
persons)                            860,367                    264,337                30.02<F9>

*Less than one percent

<F1>  Includes 26,124 shares owned by Mr. Bullington's spouse, as to which he disclaims beneficial ownership, 18,730 shares owned by a partnership of which Mr. Bullington is a partner and 1,937 shares owned by a corporation of which Mr. Bullington is a principal.

<F2>  Includes 49,205 shares which Mr. Harley holds as sole trustee and 22,355 shares owned by Mr. Harley's spouse, as to which he disclaims beneficial ownership.

<F3>  Includes options to purchase 22,031 shares of common stock exercisable within 60 days of September 30, 2000, held by Mr. Kluttz, and 7,456 shares allocated to Mr. Kluttz by Carolina Southern's ESOP.

<F4>  Includes 65,214 shares owned by a corporation controlled by Mr. Lowndes.

<F5>  Includes options to purchase 24,031 shares of common stock exercisable within 60 days of September 30, 2000, held by Mr. Lyles, and 8,733 shares allocated to Mr. Lyles by Carolina Southern's ESOP.

                                       50

<F6>  Includes options to purchase 24,031 shares of common stock exercisable within 60 days of September 30, 2000, held by Mr. Poole, 32,165 shares owned by Mr. Poole's spouse, 749 shares owned by a minor child of Mr. Poole's and 4,995 shares allocated to Mr. Poole by Carolina Southern's ESOP.

<F7>  Includes 424 shares owned by Mr. Wynn's spouse.

<F8>  Includes 26,250 shares owned by members of Mr. Zimmerli's family, as to which he disclaims beneficial
      ownership.

<F9>  Includes options to purchase 74,743 shares of common stock exercisable within 60 days of September 30, 2000, held by Messrs. Kluttz, Lyles and Poole and all executive officers as a group.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF CAROLINA SOUTHERN BANK FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997 AND THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND SEPTEMBER 30, 1999

General - Years Ended December 31, 1999 and 1998

         The following data and analysis represents management's evaluation of industry and economic trends that affected the Bank's performance as of December 31, 1999, 1998, and 1997. Because the banking industry has recently evolved rather rapidly due to new regulations, interest rate changes, increasing technology, and the like, financial institutions cannot afford to remain static. In as much as the Bank is in an ever-changing industry subject to varying economic factors, trend data over the previous three years may not be indicative of future growth.

RESULTS OF OPERATIONS
---------------------

Net Interest Income

1999 to 1998
         Interest income again reached record levels in 1999, ending the year with a 6.1% increase over year-end 1998. This $850 thousand rise in interest income came from a $16.3 million increase in earning assets since year-end 1998.

         Interest income on loans accounted for $1.0 million of the increase in total interest income, with loans outstanding increasing 12.3% to $140.4 million. Federal funds sold, a due from interest-bearing account, and investment securities combined for a minimal decline of $134 thousand, attributable to lower rates. At year-end, the Bank saw total interest income reach $14.8 million.

         Interest expense on deposits rose $87 thousand in 1999. This minimal increase in expense is attributable to the Bank gaining funds with lower deposit rates in the beginning of 1999 prior to the rate increases in the latter part of the year. Interest-bearing deposits, i.e. savings accounts, money markets, NOW accounts, IRAs, and certificates of deposit, rose $10.8 million during 1999 and ended the year at $152.7 million. By 1999's end, interest expense on deposits reached $6.8 million, a 1.3% increase over 1998.

         Interest expense on other borrowed funds increased $112 thousand during 1999. This increase is mainly attributed to the Bank drawing on a $27 million line of credit with the Federal Home Loan Bank of Atlanta to help fund additional loan growth during 1999. Interest expense on other borrowed funds totaled $211 thousand for the year ended December 31, 1999.

         In all, net interest income rose 9.1% ending 1999 at $7.8 million compared to $7.1 million for 1998.

1998 to 1997
         Interest income reached record levels in 1998, ending the year with a 11.0% increase over year-end 1997. This $1.4 million rise in interest income came with a $19.6 million increase in earning assets since year-end 1997.

                                       50

         Interest income on loans accounted for $1.0 million of the increase in total interest income, with loans outstanding increasing 9.0% to $125.0 million. Federal funds sold, a due from interest-bearing account, and investment securities contributed the remaining $344 thousand. At year-end, the Bank saw total interest income reach $13.9 million.

         Interest expense on deposits rose $508 thousand in 1998. The Bank raised deposit rates during the first quarter of 1998 to help fund expected loan growth. The increase in rates spurred deposit growth of $17.2 million during the first quarter of 1998. This initial growth allowed the Bank to decrease deposit rates throughout the remainder of the year, with some of the decrease attributable to the cut in Federal interest rates during the fourth quarter of 1998. Interest-bearing deposits, i.e. savings accounts, money markets, NOW accounts, IRAs, and certificates of deposit, rose $17.7 million during 1998 and ended the year at $142.0 million. By 1998's end, interest expense on deposits reached $6.7 million, a 8.2% increase over 1997.

         Interest expense on other borrowed funds increased $32 thousand during 1998. This increase is mainly attributed to the Bank drawing on a $5 million line of credit with the Federal Home Loan Bank of Atlanta to help fund additional loan growth during the first quarter of 1998. The related interest expense totaled $98 thousand for the year ended December 31, 1998.

         In all, net interest income rose 13.4% ending 1998 at $7.1 million compared to $6.3 million for 1997.

         The table below sets forth certain information regarding changes in interest income and interest expense of Carolina Southern for the periods indicated. For each category of interest earning assets and interest bearing liabilities, information is provided on changes attributable to (1) changes in volume (changes in volume multiplied by old rate); (2) changes in rate (change in rate multiplied by the old volume); (3) changes in rate/volume (changes in rate multiplied by the change in volume) have been allocated to rate and volume variances consistently on a proportionate basis.


Table 1: Changes in interest income and expense attributable to changes in volume and rates
(Dollars in thousands)

                                         1999 COMPARED TO 1998          1998 COMPARED TO 1997        1997 COMPARED TO 1996
                                              Variance                        Variance                     Variance
                                           Attributable to                  Attributable to            Attributable to
                                          Volume Rate Total                Volume Rate Total           Volume Rate Total
                                 --------------------------------------------------------------------------------------------
      Loans                      $ 1,431     $  (447)  $   984   $ 1,150     $  (114)  $ 1,036     $ 1,062   $    37  $ 1,099
      Investments                    181        (169)       12       515         (47)      468         414         0      414
      Fed funds sold &
         other investments          (136)        (10)     (146)     (121)         (3)     (124)         51        (4)      47
                                 --------------------------------------------------------------------------------------------
      Total impact on
         interest income         $ 1,476     $  (626)  $   850   $ 1,515     $  (135)  $ 1,380     $ 1,527   $    33  $ 1,560
                                 ============================================================================================

      Savings                    $    (1)    $  (104)  $  (105)  $   165     $   (25)  $   140     $    14   $    (1) $    13
      NOW and Money
         market accounts             116         (49)       67         5        (154)     (149)         57       (58)      (1)
      Certificates of deposit        429        (304)      125       618        (101)      517         800        41      841
      Fed funds purchased &
         other borrowed money        136         (24)      112        33          (1)       32          35         4       39
                                 --------------------------------------------------------------------------------------------
      Total impact on
         interest expense            680        (481)      199       822        (282)      540         906       (14)     892
                                 ============================================================================================
      Increase in net
         interest income                               $   651                         $   840                        $   668
                                 --------------------------------------------------------------------------------------------

                                       51

         On the following pages, Tables 2 and 3 illustrate the Bank's average interest earning asset and average interest bearing liability structures and show changes in interest income and expense over the previous three years. It is worthy to note that the Bank has seen significant increases in non-interest bearing liabilities since 1997. These funds rose an average of $1.5 million during 1999 and an average of $3.2 million during 1998. Higher levels of these funds contribute to the Bank's rise in net interest income by providing funding for various investments and loans.

Table 2: Average Balance Sheets and Interest Rates on Earning Assets (including nonaccruing loans) and Interest Bearing Liabilities
(Dollars in Thousands)


                                              1999                          1998                         1997
                                  Average   Revenue/    Yield   Average   Revenue/   Yield    Average   Revenue/ Yield
                                  Balance    Expense     Rate   Balance   Expense    Rate     Balance   Expense   Rate
                                 -------------------------------------------------------------------------------------
Interest earning assets:
Loans                            $132,794    $12,058    9.08%  $117,604   $11,074    9.42%   $105,510  $10,038   9.51%
Investment securities<F1>          50,182      2,550    5.08%    46,835     2,538    5.42%     37,490    2,070   5.52%
Federal funds sold                  2,809        134    4.77%     5,283       290    5.49%      5,208      289   5.55%
Deposits at other banks               318         13    4.09%        49         3    6.12%      2,332      128   5.49%
                                 ------------------------------------------------------------------------------------
Total interest earning
     assets                      $186,103    $14,755    7.93%  $169,771   $13,905    8.19%   $150,540  $12,525   8.32%
                                 ------------------------------------------------------------------------------------


<F1>The average balance sheet amounts and yields on securities available-for-sale are based on the average of historical amortized cost balances.






Non-interest earning assets:
Cash and due from banks           $   7,063                        $   6,010                         $   5,201
Premises and equipment                4,553                            4,573                             4,056
Other assets                          2,442                            2,218                             1,908
   Less allowance for loan
     losses                          (1,709)                          (1,681)                           (1,600)
                                  -------------------------------------------------------------------------------------------------

   Total non-interest
     earning assets                  12,349                           11,120                             9,565
                                  -------------------------------------------------------------------------------------------------
Total assets                      $ 198,452                        $ 180,891                         $ 160,105
                                  =================================================================================================

Interest bearing liabilities:
Savings & IRA accounts            $  19,057      713      3.74%    $ 19,087          818     4.29%   $  15,335        678      4.42%
NOW and money market                 35,297      891      2.52%      30,952          824     2.66%      30,781        973      3.16%
Certificates of deposits             94,739    5,165      5.45%      87,310        5,040     5.77%      76,804      4,523      5.89%
Federal funds purchased                 414       22      5.31%         134            8     5.97%         101          6      5.94%
Other borrowed funds                  3,805      188      4.94%       1,640           90     5.49%       1,085         60      5.53%
                                  -------------------------------------------------------------------------------------------------
Total interest bearing
     liabilities                   $153,312   $6,979      4.55%    $139,123    $   6,780     4.87%   $ 124,106    $ 6,240      5.03%

Non-interest bearing liabilities
 and shareholders' equity:

Demand deposits                   $  21,859                        $  20,412                         $  17,339
   Other liabilities                  1,512                            1,493                             1,349
Shareholders' equity                 21,769                           19,863                            17,311
                                  -------------------------------------------------------------------------------------------------
   Total non-interest bearing
     liabilities and

                                       52

     shareholders' equity         $  45,140                       $  41,768                          $  35,999
                                  -------------------------------------------------------------------------------------------------
Total liabilities and
  shareholders' equity            $ 198,452                       $ 180,891                          $ 160,105
                                  =================================================================================================
Net interest income                           $7,776                           $   7,125                          $ 6,285
                                  =================================================================================================
Net interest income/
earning assets                                            4.18%                              4.20%                             4.18%
                                  =================================================================================================



Table 3:  Average Interest-Earning Data Trends
(Dollars in Thousands)


                                                1999 Gains Over 1998            1998 Gains Over 1997
                                          Dollar Growth    Percent Growth  Dollar Growth    Percent Growth
Interest earning assets                      $16,332            9.6%          $19,231           12.8%
Interest-bearing liabilities                 $14,189           10.2%          $15,017           12.1%


Interest income                              $   850            6.1%          $ 1,380           11.0%

Interest expense                             $   199            2.9%              540            8.7%

Net interest income                          $   651            9.1%          $   840           13.4%



The Provision for Possible Loan Losses

         The Bank records a provision expense (the "Provision") for possible loan losses regularly, normally once a month, and credits this amount to the Allowance for Possible Loan Losses (the "Allowance"). At any given time the Allowance is equal to all provision expenses over the Bank's life, less all charged-off loans, plus all recoveries from previously charged-off loans. This amount is netted against total loans to arrive at net loans outstanding on the balance sheet. The Bank gives much consideration to providing an adequate Allowance level using the "Allowance for Loan Loss Adequacy Model" (the "Model"). This is a crucial exercise for any financial institution. Not only can loan charge-offs significantly impact an institution's financial condition but current provision expenses reduce reported net income; therefore, it is vital to accurately estimate an adequate Allowance level on a regular basis. The Model was devised by the Bank to measure many factors influencing an adequate Allowance level. These factors include charge off and recovery history by loan type, loan portfolio diversification, current and projected market conditions, and analysis of discounted projected cash flow and collateral values for certain specially identified loans. The Bank also consults current sources for economic trends and other pertinent data when considering Allowance levels.

1999 to 1998

         The Bank recorded a Provision of $92,000 during 1999, a 36.6% reduction from 1998. At December 31, 1999, the Bank's allowance for loan losses as a percentage of loans (the "Ratio") was 1.22%, a decrease from 1998's 1.39%. This comes with a $15.4 million increase in outstanding loans during 1999. Over time, with regular provision expenses and high loan quality, it becomes less difficult to maintain an adequate allowance ratio even as outstanding loans grow. During 1999, the Bank had net loan charge-offs of $125,428 as compared to net loan charge-offs of $35,975 in 1998. At year end 1999, the Allowances provided coverages of 5.9 times to non-performing loans (loans past due more than 90 days, loans past due less than 90 days in non-accrual status, and other real estate owned.)

         During 1999, the Bank refined its method of loan grading to more accurately assess the quality of the loan portfolio. This improved method allowed a lower provision expense as high quality credits were more readily identified.

1998 to 1997

         The Bank recorded a Provision of $145,000 during 1998, a 23.9% reduction from 1997. At December 31, 1998, the Bank's allowance for loan losses as a percentage of loans (the "Ratio") was 1.39%, a decrease from 1997's 1.42%. This comes with an $10.3 million increase in outstanding loans during 1998. Over time, with

                                       53

regular provision expenses and high loan quality, it becomes less difficult to maintain an adequate allowance ratio even as outstanding loans grow. During 1998, the Bank had net loan charge-offs of $35,975 as compared to net loan charge-offs of $43,954 in 1997. At year end 1998, the Allowances provided coverage of 7.1 times to non-performing loans (loans past due more than 90 days, loans past due less than 90 days in non-accrual status, and other real estate owned.)

Non-interest Income and Expense

1999 to 1998

         A portion of the Bank's income is less sensitive to the interest rate environment. This non-interest income is composed mainly of service charges, fees on deposit products, and mortgage origination fees. Non-interest income accounted for 4.5% of all income received in 1999. In 1999, the Bank's non-interest income fell 11.1% from 1998's to total $690,318 for the year. Attributable to this decline is a fall-off in mortgage origination fees, which suffered because of a dwindling refinance market as a result of higher mortgage interest rates during the second half of 1999. The Bank originated $9.0 million in mortgage loans in 1999, which were subsequently sold, down 28.6% from 1998 levels resulting in a corresponding decline in related fee income.

         The relationship between non-interest expense and total 1999 expenses provides a stark contrast to that of non-interest income and total income. Non-interest expense accounted for 41.3% of total expenses incurred during 1999, an increase of 8.7% over 1998. It is not uncommon in banking to see such expense represent a large portion of the total. Salaries and employee benefits accounted for 59.9% of the $4.9 million in total non-interest expense, an increase of 9.5% since year-end 1998. Insurance expense increased 57.0%, mainly due to the Bank's increased premiums because of growth, expansion, and increased technological equipment. Miscellaneous expense rose 15.5% during 1999 due in general to the overall growth of the Bank. Occupancy, equipment, and supplies expense had minimal increases, while FDIC insurance showed a decline of 22.7% from 1998's amount.

         Advertising expense showed a 7.5% increase, displaying the Bank's continued presence in the community through advertising campaigns in local newspapers, on television, radio and other media sources. Carolina Southern Bank has also engaged in local philanthropic activities for the community's benefit through charitable contributions.

         In 1994 the Bank established the Carolina Southern Foundation (the "Foundation") to benefit local charities. During 1998, the Bank funded the Foundation $25,000. However, in 1999 the Bank did not contribute since the Foundation could sustain itself at an adequate level during the year from the funding in 1998. The Bank may decide to continue such funding to help the Foundation reach a totally self-sustaining level.

         The Bank's efficiency ratio, that is, non-interest expense as a percentage of net interest income and non-interest income (effective taxable equivalent), shed light on its overall non-interest expense picture. This ratio equals 100% when a bank is breaking even. The smaller the ratio, the less income is being used to pay for non-interest expenses. Carolina Southern Bank had efficiency ratios of 53.9%, 53.4%, and 52.7% in 1999, 1998, and 1997, respectively.

1998 to 1997

         Non-interest income accounted for 5.3% of all income received in 1998. In 1998, the Bank's non-interest income grew 68.5% over 1997's to total $776,731 for the year due largely to the opening of the Bank's Mortgage Loan Department.

         Non-interest expense accounted for 40.0% of total expenses incurred during 1998, an increase of 21.7% over 1997. Salaries and employee benefits accounted for 59.4% of the $4.5 million in total non-interest expense, an increase of 23.7% since year-end 1997. A full-year of staffing two new branch locations and the opening of the Mortgage Loan Department explains much of the increase. Occupancy and equipment expense rose 47.2% this year also due to the additional two branches and the Mortgage Loan Department. Miscellaneous expense rose 10.3% during 1998 due to several minor increases in various expense accounts. Insurance and FDIC insurance expense had minimal increases, while supplies showed a decline of 8.8% from 1997's amount. Although advertising expense showed a slight decline, the Bank still continued to mark its presence in the community through advertising campaigns in local newspapers, on television, radio and other media sources.

                                       54

Earnings Ratios

         Several widely-accepted measures exist that attempt to define bank performance in the form of ratios. For example, the return on average assets
(ROA), is calculated by dividing average assets for the year into the period's net earnings. ROA is very sensitive to fluctuations in non-interest expense and changes in net interest margin, and therefore is a crucial ratio in the banking industry. For 1999, Carolina Southern attained a 1.30% ROA. This decline from 1998's 1.33% is due to slightly higher increases in non-interest expense and a small decrease in the Bank's net interest margin. However, continued growth for the Bank will make it easier to achieve economies of scale and positively impact operating efficiency.

         Another commonly used profitability measure in banking is the return on equity (ROE). ROE is calculated by dividing the average equity figure into net earnings for the period. This measure indicates how well the Bank generated return on shareholders' dollars during the period. In 1999, the Bank achieved an ROE of 11.84%, down slightly from 1998's 12.11% ROE. This decline indicates that the capital component of the Bank's balance sheet grew at a faster rate in 1999 than the rate of growth for the Bank's assets.

FINANCIAL CONDITION
--------------------

Asset and Liability Management

         It is critical for the Bank to properly invest available funds. This means that the Bank must strike a balance between the maturity and repricing of both its assets and liabilities and manage overall liquidity, risk, and return. The Bank strives to fund its loan portfolio aggressively while controlling the associated risks, as this is the Bank's most profitable investment. Other investable funds are placed either in investment securities or federal funds sold. The Bank's securities are held more for return than liquidity. The most liquid component of interest-earning assets is federal funds sold ("fed funds"). Fed funds are overnight loans to other domestic banks for the purpose of meeting their liquidity needs. The Bank uses excess investable funds to earn more revenue in this manner as its own liquidity changes. Fed funds sold is a volatile asset and normally fluctuates daily.

1999 to 1998

         During 1999, the Bank's earning assets grew $16.3 million. Outstanding loans grew $15.4 million, a 12.3% gain over 1998. Investment securities incurred a slight decline as funds were used to fund the strong loan demand during the year. The majority of these earning asset increases, $10.8 million, were mainly funded with interest-bearing deposit gains. Non-interest bearing deposits fell slightly during the year dropping $856 thousand in low cost funds from the Bank's portfolio. Non-interest earning assets rose a minor 2.4% due to overall bank growth.

1998 to 1997

         During 1998, the Bank's earning assets grew $19.6 million. Investment securities grew the most as a percentage, ending 1998 with a 21.6%, or $9.4 million increase. Outstanding loans grew $10.3 million, a 9.0% gain over 1997. The majority of these earning asset increases, $17.7 million, were funded with interest-bearing deposit gains. Non-interest bearing deposits expanded 21.8% during the year adding $4.3 million in low cost funds to the Bank's portfolio. Non-interest earning assets rose 11.6% due to a 23.8% increase in cash and due from bank accounts. The strong increase in cash and due from bank accounts can be attributed to the Bank's two new branches gaining business and maintaining additional cash reserves.

The Loan Portfolio

1999 to 1998
         During 1999, the prime lending rate saw two increases, ending the year at 8.50%. Earnings from the Bank's loan portfolio are significantly impacted by prime rate fluctuations as variable rate loans represent just under half of the Bank's total loans. At December 31, 1999, the Bank's variable rate loans stood at $65.6 million, up 1.1% from year-end 1998, while those with fixed rates increased $15.8 million to $74.9 million, up 26.7% from year-end 1998.

         Table 4 shows the Bank's average loan portfolio mix for the years 1999, 1998 and 1997. Commercial loans have consistently been the single largest type of loan for the Bank. Commercial loans, on average, were 72.8% of average outstanding loans in 1999. That same figure compares to 70.3% in 1998. One of the ways the

                                       55

Bank can reduce loan risk is by taking substantial collateral for outstanding loans. As such, the Bank has sought to collateralize commercial loans with real estate when feasible. During 1999, 41.5% of the Bank's average commercial loans were collateralized with real estate. This figure fell slightly from previous years. Comparatively, average commercial loans collateralized with real estate were 47.8% and 53.5% of average outstanding loans in 1998 and 1997.

         Total average commercial loans increased 17.0% in 1999. Other commercial loans, i.e. those commercial loans not collateralized with real estate, increased $11.2 million, or 27.5% in 1999 as compared to 1998. This was the largest average dollar volume increase in any loan category during 1999. Commercial loans designated for construction and development showed the single largest percentage increase, 101.0% over 1998.

         All consumer loan categories showed average increases in 1999. Total average consumer loans rose 3.3% compared to 1998.

Table 4:  Composition of Loan Portfolio (Average Outstanding Dollars)


                                                   1999               1998               1997
                                              ---------------------------------------------------
Commercial
     Real estate                              $  40,081,856      $  39,509,890      $  40,252,956
     Construction and development                 4,409,059          2,193,309          2,495,583
     Other commercial                            52,183,106         40,940,352         32,453,059
                                              ---------------------------------------------------
Total average commercial loans                   96,674,021         82,643,551         75,201,598

Consumer
     Mortgage                                    15,554,785         15,152,475         13,177,478
     Equity lines                                12,074,505         11,599,681         10,032,229
     Other consumer                               8,490,289          8,208,690          7,025,769
                                              ---------------------------------------------------
     Total average consumer loans                36,119,579         34,960,846         30,235,476
                                              ---------------------------------------------------
Total average loans outstanding               $ 132,793,600      $ 117,604,397      $ 105,437,074
                                              ===================================================


Table 5:  Outstanding Loans by Maturity and Repricing Opportunities at
          December 31:


                                                                       After One
                                                       Within          But Within         After Five
1999                                                  One Year         Five Years            Years              Total
                                                   ----------------------------------------------------------------------
Commercial, Financial & Agricultural               $  30,375,313      $  24,808,419      $   3,600,293      $  58,784,025
Real Estate, Construction & Land
     Development                                      22,586,124         33,531,841          4,020,877         60,138,842
Consumer                                               3,625,830          6,267,772         11,605,075         21,498,677
                                                   ----------------------------------------------------------------------
Total                                              $  56,587,267      $  64,608,032      $  19,226,245      $ 140,421,544
                                                   ======================================================================

1998
Commercial, Financial & Agricultural               $  26,884,819      $  19,196,330      $   2,024,148      $  48,105,297
Real Estate, Construction & Land
     Development                                      19,802,522         28,763,667          4,461,234         53,027,423
Consumer                                               5,070,215          5,406,821         13,438,580         23,915,616
                                                   ----------------------------------------------------------------------
Total                                              $  51,757,556      $  53,366,818      $  19,923,962      $ 125,048,336
                                                   ======================================================================

         The Bank has significant control over credit risk via loan underwriting policies and procedures. Obviously, economic conditions and other factors beyond management's control can also impact loan quality. In light of this, management can still plan for risk through the Bank's allowance for possible loan losses. Table 6 outlines loan quality measures for the Bank over the previous three years.

                                       56

Table 6:  Analysis of Allowance for Loan Losses
(Dollars in thousands)


                                                                     1999            1998         1997
                                                                  -----------------------------------------
         Beginning balance                                        $   1,741       $   1,632       $   1,559
         Charge-offs:
         Commercial, financial and agricultural                          75              42              24
         Real estate, construction and land development                   0               0              35
         Real estate, mortgage                                            0               0              12
         Installment loans to individuals                                59              16               2
                                                                  -----------------------------------------
         Total charge-offs                                              134              58              73
Recoveries:
         Commercial, financial and agricultural                           5              16              27
         Real estate, construction and land development                   0               2               0
         Real estate, mortgage                                            0               0               0
         Installment loans to individuals                                 3               4               2
                                                                  -----------------------------------------
         Total recoveries                                                 8              22              29
                                                                  -----------------------------------------
         Net charge-offs                                                126              36              44
Provision for loan losses                                                92             145             117
                                                                  -----------------------------------------
Ending balance                                                    $   1,707       $   1,741       $   1,632
                                                                  =========================================

Table 7:  Loan Quality and Allowance for Loan Loss Measures



                                                                     1999            1998         1997
                                                                  -----------------------------------------
Net charge-offs (recoveries) to average loans
   outstanding                                                          .09%            .03%            .04%

Non-performing loans and other real estate
   owned to average loans outstanding                                   .22%            .21%            .18%

The Allowance to average loans                                         1.29%           1.48%           1.55%

Non-performing loans                                              $ 288,000       $ 229,347       $ 185,869

Other real estate owned                                           $       1       $  17,343       $       0


         In Table 7, non-performing loans are those loans that are past due ninety days or more. Other real estate owned (OREO) represents real estate that the Bank has taken title to through foreclosure proceedings or deed in lieu of foreclosure. All OREO properties are carried on the Bank's books at the lower of actual market value less estimated cost of disposal, or the balance of the loan that the property collateralized until such time as the property is sold.

Investment Securities

         The investment securities portfolio allows the Bank to reduce interest rate risks and maintain liquidity. The funds placed in this portfolio generally will mature inside of seven years and produce a reasonable rate of return. The Bank selects components of its investment securities portfolio from U.S. Government and Agency Bonds, high grade corporate bonds and tax-free issues of highly rated government agencies within the Southeast. Tax-exempt securities are purchased as a part of the Bank's overall tax planning. During 1999, the Bank was able to lower its federal and state income tax rates from a statutory rate of 38.5% to an effective rate of approximately 25.6% due mostly to tax-free income from these securities.

1999 to 1998

         The Bank's average investment portfolio return in 1999 was 5.08%. (As indicated in Table 2.) At year-end 1999, the securities portfolio comprised 25.0% of total assets. This figure is down from 27.7% at year-end 1998 and presents a drop of $1.0 million in the securities portfolio. The average return for federal funds sold for 1999 was

                                       57

4.77%. The declining rate environment at the end of 1998 can be attributed to the lower return yields on investments and federal funds sold. Maturing higher rate securities in the first half of the year were replaced with lower yielding securities that have not been off-set by the rate increases during the latter half of 1999. Excess funds that were available to be sold as overnight federal funds decreased significantly during the year as loan demand continued to be strong.

         At December 31, 1999, the Bank owned $575 thousand in Federal Home Loan Bank stock. As a member of the FHLB, the Bank can enjoy access to funds earmarked for residential loans. This stock, along with $64 thousand of stock in Community Financial Services, Inc., the holding company for a bankers' bank, represent the only equity securities in the Bank's investment portfolio.

         On December 31, 1999, 51.9% of the Bank's investment portfolio was classified as available for sale.

1998 to 1997

         Again in 1998's rate environment, as was also true for 1997, federal funds sold proved to be the more profitable investment over securities. This is unusual because fed funds represent an overnight investment to other banks while the securities portfolio is structured to mature in increments from one month to seven years. Longer terms in the securities did not push up the overall rate of return. For example, the Bank's average investment portfolio return in 1998 was 5.42%. This compares with the 5.49% earned in average federal funds sold over the same period. (As indicated in Table 2.) However, the Bank did encourage investment in securities during the year, to effectively match maturing liabilities. At year-end 1998, the securities portfolio comprised 27.7% of total assets. This figure is up from 25.6% at year-end 1997 and presents an increase of $9.4 million in the securities portfolio.

         On December 31, 1998, 55.5% of the Bank's investment portfolio was classified as available for sale.

Deposits

         The deposit mix is an important concern for management, not only because deposits are the Bank's single largest liability, but also because the interest paid for these funds represents the Bank's largest expense. Additionally, deposit growth drives the Bank's ability to increase funding for its earning assets.

1999 to 1998

         Interest-bearing liabilities again showed significant gains in 1999. By year-end, these deposits rose $10.8 million, a 7.6% increase over 1998. The mix of interest-bearing deposits is also important to the Bank. The single largest interest-bearing deposit category is certificates of deposit ("CDs"). CDs rose 10.2% during the year, ending the year with a $9.2 million increase. The Bank tracks all CDs that are greater than or equal to $100,000 as a means of determining reliance on high dollar deposits. At December 31, 1999, such CDs had risen by $3.4 million while CDs less than $100,000 rose $5.8 million. In all, deposits rose to $176.1 million, a 6.0% increase over 1998.

     Maturing Time Deposits of $100,000 or greater, as of December 31, 1999

3 months or less                                   $11,072,110
Over 3 months - 6 months                             9,983,080
6 months - 12 months                                 5,375,505
Over 12 months                                       1,803,581
                                                   -----------
Total                                              $28,234,276

1998 to 1997

         Interest-bearing liabilities showed significant gains in 1998. By year-end, these deposits rose $17.7 million, an 14.2% increase over 1997. CDs rose 17.2% during the year, ending the year $13.2 million higher. At December 31, 1998, CDs greater than $100,000 had risen by $2.7 million while CDs less than $100,000 rose $10.5 million.

                                       58

Inflation

         In accordance with Generally Accepted Accounting Principles, Carolina Southern's financial statements do not consider the effects of inflation. GAAP requires the preparation of financial information in terms of historical dollars and not changes in relative purchasing power over time due to inflation. Generally, the performance of banks is not affected by inflation as the majority of their assets and liabilities are monetary. It is true that inflation can affect the interest rate environment, however, this relationship is not necessarily congruent. The largest impact of inflation to any bank may be the corresponding increases in the prices of goods and services that will affect non-interest expense.

Year 2000

         Even as the century date change has come and gone, with little or no effect to the Bank, the year 2000 issue is still being monitored. Since all potential impact to the Bank may not be known for some months to come, management will continue to be aware of and oversee the Bank's preparedness to identify potential risks associated with the Y2K issue.

General - Nine Months Ended September 30, 2000 and 1999

         The following data and analysis represents management's evaluation of certain significant factors which have affected the Bank's financial condition and results of operation for the period ended September 30, 2000.

Material Changes in Financial Condition

         As of September 30, 2000, earning assets rose $7.3 million over the third quarter of last year to total $196.1 million. Loan demand has risen over the last year with outstanding loans totaling $139.0 million representing a $3.1 million increase since 1999's third quarter. Investment securities rose $3.3 million over the past year, representing a 6.6% gain. Due to asset growth during the past year, the Bank continues to use funding from an advance from the Federal Home Loan Bank. Deposit accounts have risen $513 thousand since the previous third quarter, representing a .3% increase. Since the prior third quarter, non-interest bearing deposit accounts increased $803 thousand. Interest bearing deposits decreased slightly during the same time period, falling $290 thousand, a .2% decline.

         The allowance for possible loan losses decreased 4.8% during the past year as a result of chargeoffs to the allowance of $318 thousand. The provision expense is calculated to protect against inherent risk in the loan portfolio. The ratio at quarter end was 1.18%.

Material Changes in Results of Operation

         Total interest income rose 13.7% by September 30, 2000 compared to 1999's same figure. This increase is due to higher earning asset levels and increases in the prime lending rate. As such, total interest income from loans has been favorably affected due to rate changes this year more so than in recent years. A 14.5% increase in loan income was realized compared to the same period in 1999. A 10.3% increase in investment income is due to a restructuring in the investment portfolio. Federal funds sold balances are overnight deposits with domestic banks and fluctuate daily. Income from Federal funds sold increased 11.1% over 1999's comparable figure. Interest expense on deposits displayed an increase of 17.3% compared to the same period of 1999. This expense item saw increases due to increased deposit rates. The Bank has also incurred interest expense on borrowed funds of $479 thousand since the beginning of the year. The majority of this amount was due to the Bank drawing on a line of credit with the Federal Home Loan Bank during 2000. All said, net interest income rose 5.5% compared to the same 1999 year-to-date figure.

         In the first three quarters of 2000, Carolina Southern's average asset level was $11.9 million higher than the same 1999 average. Although this kind of growth normally leads to higher non-interest expenses, the Bank has been successful in stabilizing these expenses. Some of the items comprising non-interest expense rose these past nine months, while others decreased from the comparable 1999 year-to-date figures. Salaries and employee benefits, by far the largest non-interest expense item, rose only 3.8% over the comparable 1999 year-to-date figure. Miscellaneous expenses experienced minimal increases due to higher overhead incurred as a cost of the Bank's asset growth.

                                       59

Equipment expense fell 18.4% because of several data processing items fully depreciating at the end of 1999. Advertising and public relations dropped 21.5% because the Bank benefitted from advertising campaigns started in 1999 that needed only renewal expenses. Occupancy and supplies expenses stayed level due to the Bank operating near capacity over the past two years. Non-interest income fell 14.1% attributable to the overall decline in the mortgage refinance market and losses incurred from the sale of investment securities. During the quarter, the Bank elected to reposition some of its investment portfolio to take advantage of higher interest rates. Although this strategy resulted in $42.7 thousand in losses during the first three quarters of the year, these losses will be fully recovered over the last quarter of the year by higher interest income on the securities purchased. This will result in higher securities income in future periods.

         In total, net income rose 2.5% for the nine months ending September 30, 2000 over 1999's same income number. Year-to-date basic and diluted earnings per share were both at $.51 compared to the basic and diluted earnings per share of $.50 and $.49 for the nine months ended September 30, 1999.

                                  LEGAL MATTERS

         The validity of the Synovus common stock to be issued in connection with the merger will be passed upon by Kathleen Moates, Senior Vice President and Senior Deputy General Counsel of Synovus. Ms. Moates beneficially owns shares of Synovus common stock and options to purchase additional shares of Synovus common stock. As of the date of this document, the number of shares Ms. Moates owns or has the right to acquire upon exercise of her options is, in the aggregate, less than 0.1% of the outstanding shares of Synovus common stock.

                                     EXPERTS

         The consolidated financial statements of Synovus Financial Corp. incorporated in this document by reference to our Annual Report on Form 10-K for the year ended December 31, 1999 have been so incorporated in reliance on the report of KPMG LLP, independent public accountants, given on the authority of such firm as experts in accounting and auditing.

         The financial statements as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                  OTHER MATTERS

         Carolina Southern's board of directors does not know of any matters to be presented at the special meeting other than those set forth above. If any other matters are properly brought before the special meeting or any adjournment of the special meeting, the enclosed proxy will be deemed to confer discretionary authority on the individuals named as proxies to vote the shares represented by the proxy as to any such matters.

                              SHAREHOLDER PROPOSALS

         Synovus' 2001 annual meeting of shareholders will be held in April 2001. Any shareholder satisfying the Securities and Exchange Commission requirements and wishing to submit a proposal to be included in the proxy statement for the 2001 annual meeting of shareholders should submit the proposal in writing to the Secretary, Synovus Financial Corp., 901 Front Avenue, Suite 301, Columbus, Georgia 31901. Synovus must receive a proposal by November 16, 2000 to consider it for inclusion in the proxy statement for the 2001 annual meeting of shareholders.

         If the merger is not consummated, Carolina Southern will inform its shareholders of the date and time of the 2001 annual meeting of shareholders of Carolina Southern.

                                       60

                       WHERE YOU CAN FIND MORE INFORMATION

         Synovus files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that Synovus files with the SEC at the SEC's public reference rooms at 450 Fifth Street, NW, Washington, D.C. 20549, 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the SEC at "http://www.sec.gov." Reports, proxy statements and other information should also be available for inspection at the offices of the NYSE.

         Synovus filed a registration statement to register with the SEC the Synovus common stock to be issued to Carolina Southern shareholders in the merger. This document is a part of that registration statement and constitutes a prospectus of Synovus. As allowed by SEC rules, this document does not contain all the information you can find in Synovus' registration statement or the exhibits to that registration statement.

         The SEC allows Synovus to "incorporate by reference" information into this document, which means that Synovus can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered part of this document, except for any information superseded by information contained directly in this document or in later filed documents incorporated by reference in this document.

         This document incorporates by reference the documents set forth below that Synovus has previously filed with the SEC. These documents contain important information about Synovus and its business.

                     Synovus SEC Filings (File No. 1-10312)

           (1) Synovus' Annual Report on Form 10-K for the year ended December 31, 1999, as amended by Synovus' Annual Report on Form 10-K/A for the fiscal year ended December 31, 1999;

           (2) Synovus' Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000; and September 30, 2000;

           (3) Synovus' Current Reports on Form 8-K dated January 12, 2000, May 31, 2000, July 5, 2000, August 9, 2000 and October 19,
                  2000;

           (4) the description of Synovus common stock contained in Synovus' Registration Statement on Form 8-A filed with the SEC on August 21, 1989; and

           (5) the description of the shareholder rights plan of Synovus contained in Synovus' Registration Statement on Form 8-A filed with the SEC on April 28, 1999.

         Synovus also incorporates by reference additional documents that may be filed with the SEC between the date of this document and the consumation of the merger or termination of the merger agreement. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

         Synovus has supplied all information contained or incorporated by reference in this document relating to Synovus and Carolina Southern has supplied all information contained in this document relating to Carolina Southern.

         You can obtain any of the documents incorporated by reference from Synovus, the SEC or the SEC's Internet web site as described above. Documents incorporated by reference are available from Synovus without charge, excluding all exhibits, except that if Synovus has specifically incorporated by reference an exhibit in this document, the exhibit will also be available without charge. You may obtain documents incorporated by reference

                                       61

in this document by requesting them in writing or by telephone from Synovus or Carolina Southern at the following addresses:

                             Synovus Financial Corp.
                            901 Front Avenue, Suite 301
                              Columbus, Georgia 31901
                          Attn: G. Sanders Griffith, III
                         Senior Executive Vice President,
                            General Counsel & Secretary
                            Telephone: (706) 649-2267

                             Carolina Southern Bank
                               150 East Henry Street
                        Spartanburg, South Carolina 29306
                              Attn: Thomas H. Lyles
                Executive Vice President and Corporate Secretary
                            Telephone: (864) 582-1500

         If you would like to request documents from us, please do so by December 29, 2000 to receive them before the Carolina Southern special meeting.

         You should rely only on the information contained or incorporated by reference in this document. Synovus and Carolina Southern have not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated December 1, 2000. You should not assume that the information contained in this document is accurate as of any date other than that date. Neither the mailing of this document to shareholders nor the issuance of Synovus common stock in the merger creates any implication to the contrary.

                           FORWARD-LOOKING STATEMENTS

         Synovus and Carolina Southern make forward-looking statements in this document and in their public documents, that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our operations. Also, when we use any of the words "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. Many possible events or factors could affect the financial results and performance of each of our companies. This could cause results or performances to differ materially from those expressed in our forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking statements. In order to comply with the terms of the safe harbor, we note that a variety of factors could cause our actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development and results of our businesses include, but are not limited to, those described below. You should consider these risks when you vote on the merger. These possible events or factors include the following:

     . our cost savings from the merger are less than we expect, or we are unable to obtain those cost savings as soon as we expect;

     . costs or difficulties relating to the integration of Carolina Southern may be greater than expected;

     .    we lose more deposits, customers, or business than we expect;

     .    competition in the banking industry increases significantly;

     . our integration costs are higher than we expect or our operating costs after the merger are greater than we expect;

     .    the merger does not generate the synergies we expect;

                                       62

     . technological changes and systems integration are harder to make or more expensive than we expect;

     .    changes in the interest rate environment reduce our margins;

     .    general economic or business conditions are worse than we expect;

     . legislative or regulatory changes occur which adversely affect our business;

     .    changes occur in business conditions and inflation; and

     .    changes occur in the securities markets.

         Management of each of Synovus and Carolina Southern believes the forward-looking statements about its company are reasonable; however, you should not place undue reliance on them. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of Synovus following completion of the merger may differ materially from those expressed or implied in these forward-looking statements. Many of the factors that will determine these results and values are beyond Synovus' and Carolina Southern's ability to control or predict.



                                               INDEX TO FINANCIAL STATEMENTS

         Carolina Southern Bank:
         Independent Accountants' Report........................................................................F-1

         Balance Sheets - December 31, 1999 and 1998............................................................F-2

         Statements of Income for the Years
                   ended December 31, 1999, 1998 and 1997.......................................................F-3

         Statements of Shareholders' Equity for the Years
                   ended December 1999, 1998 and 1997...........................................................F-4

         Statements of Cash Flows for the Years
                  ended December 31, 1999, 1998 and 1997........................................................F-5

         Notes to Financial Statements..........................................................................F-6

         Unaudited Balance Sheets - September 30, 2000.........................................................F-20

         Unaudited Statements of Income
                  for the Three and Nine Months Ended
                   September 30, 2000 and 1999.................................................................F-21

         Unaudited Statements of Shareholders' Equity
                   for the Nine Months Ended
                  September 30, 2000 and 1999..................................................................F-22

         Unaudited Statements of Cash Flows
                  for the Nine Months Ended
                  September 30, 2000 and 1999..................................................................F-23

         Notes to Unaudited
                  Financial Statements.........................................................................F-24

                                       64


                       REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors and Shareholders of Carolina Southern Bank:


In our opinion, the accompanying balance sheets and the related statements of income, of changes in shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Carolina Southern Bank (the "Bank") at December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Bank's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


/s/ PricewaterhouseCoopers LLP
------------------------------
PricewaterhouseCoopers LLP


Spartanburg, South Carolina
January 15, 2000



                                       F-1





                                 BALANCE SHEETS

                                                                                    DECEMBER 31
                                                                           1999                    1998
                                                                       ------------------------------------
ASSETS
Cash and due from banks                                                $  8,255,655            $  8,270,247
Federal funds sold                                                        1,940,000                       0
Investment securities held-to-maturity (market value
     of $24,858,323 in 1999 and $24,130,123 in 1998)                     25,070,799              23,610,093
Investment securities available-for-sale                                 26,365,397              28,820,113
Equity Securities                                                           639,053                 694,453

Loans                                                                   140,421,544             125,048,336
Less allowance for possible loan losses                                  (1,707,188)             (1,740,616)
                                                                       ------------------------------------

Net loans                                                               138,714,356             123,307,720

Other real estate                                                                 1                  17,343
Premises and equipment, net                                               4,409,803               4,527,082
Other assets                                                              2,724,569               2,216,972
                                                                       ------------------------------------

TOTAL ASSETS                                                           $208,119,633            $191,464,023
                                                                       ====================================


LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
     Deposits:
          Non-interest bearing                                         $ 23,356,762            $ 24,213,004
          Interest bearing, including certificates of deposit
               of $100,000 or more of $27,198,375 in 1999
               and $23,808,912 in 1998                                  152,718,905             141,965,115
                                                                       ------------------------------------

     Total Deposits                                                     176,075,667             166,178,119

Federal funds purchased                                                           0               2,400,000
Other borrowed funds                                                      7,807,646                 321,821
Accrued expenses and other liabilities                                    1,826,555               1,761,591
                                                                       ------------------------------------

TOTAL LIABILITIES                                                       185,709,868             170,661,531

Shareholders' Equity:
     Common stock, no par value,
          authorized 10,000,000 shares, issued and
          outstanding 3,663,209 in 1999 and 3,415,084 in 1998            22,031,107              19,294,174
     Retained earnings                                                      935,992               1,440,628
     Accumulated other comprehensive income                                (557,334)                 67,690
                                                                       ------------------------------------

TOTAL SHAREHOLDERS' EQUITY                                               22,409,765              20,802,492
                                                                       ------------------------------------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                             $208,119,633            $191,464,023
                                                                       ====================================

The accompanying notes are an integral part of the financial statements.


                                       F-2



                              STATEMENTS OF INCOME

                                                                       YEAR ENDED DECEMBER 31
                                                           1999                 1998                 1997
                                                       ------------------------------------------------------
Interest income:
     Loans and fees                                    $ 12,058,469         $ 11,074,522         $ 10,038,329
     Federal funds sold                                     133,776              290,146              288,969
     Investment securities - taxable                      1,296,692            1,598,819            1,381,376
     Investment securities - non-taxable                  1,252,865              939,066              688,517
     Deposits with other banks                               13,138                2,807              128,089
                                                       ------------------------------------------------------
Total interest income                                    14,754,940           13,905,360           12,525,280

Interest expense on deposits                              6,768,558            6,681,575            6,173,232
Interest expense on other borrowed funds                    210,709               98,316               66,723
                                                       ------------------------------------------------------
Total interest expense                                    6,979,267            6,779,891            6,239,955

Net interest income                                       7,775,673            7,125,469            6,285,325
Provision for possible loan losses                           92,000              145,000              117,000
                                                       ------------------------------------------------------

Net interest income after provision for                   7,683,673            6,980,469            6,168,325
     possible loan losses

Non-interest income:
     Service charges and general banking fees               656,039              653,352              448,597
     Gains on sale of securities                             12,703               66,703                    0
     Gains on sale of assets                                  4,713               34,355                    0
     Other                                                   16,863               22,321               12,472
                                                       ------------------------------------------------------
Total non-interest income:                                  690,318              776,731              461,069

Non-interest expense:
     Salaries and employee benefits                       2,938,803            2,684,910            2,171,135
     Occupancy                                              622,986              604,931              411,064
     Equipment                                              356,609              352,053              292,628
     Advertising and public relations                       196,470              182,809              184,049
     Insurance                                               44,397               28,275               26,428
     Supplies                                               125,871              117,777              129,188
     FDIC insurance                                          14,376               18,600               17,245
     Miscellaneous                                          608,608              526,956              477,788
                                                       ------------------------------------------------------
Total non-interest expense                                4,908,120            4,516,311            3,709,525
                                                       ------------------------------------------------------

Income before income taxes                                3,465,871            3,240,889            2,919,869

Provision for income taxes                                  886,460              834,609              803,728
                                                       ------------------------------------------------------

NET INCOME                                             $  2,579,411         $  2,406,280         $  2,116,141
                                                       ======================================================

     Basic net income per share                        $       0.71         $       0.67         $       0.60
                                                       ======================================================
Diluted net income per share                           $       0.70         $       0.65         $       0.58
                                                       ======================================================

The accompanying notes are an integral part of the financial statements.


                                       F-3




                       STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                                   Accumulated
THREE YEARS ENDED DECEMBER 31                         Common Stock                                    Other
                                              ---------------------------         Retained        Comprehensive
                                                Shares           Amount           Earnings        Income (loss)         Total
                                              ----------------------------------------------------------------------------------
Balance at January 1, 1997                    3,058,026        14,779,518         1,262,483          (25,548)         16,016,453

Comprehensive income:
     Net income                                      --                --         2,116,141               --                  --

Other comprehensive income (loss),
     net of tax                                      --                --                --           78,367                  --

           Total comprehensive income                                                                                  2,194,508

Options exercised                                50,704           156,189                --               --             156,189

Disqualifying disposition of ISO's                   --            37,578                --               --              37,578

5% stock dividend                               155,457         1,968,862        (1,968,862)              --                   0

Cash issued in lieu of fractional
      shares from stock split                        --                --            (2,628)              --              (2,628)

Fractional shares acquired by the ESOP               --             2,357                --               --               2,357
                                              ----------------------------------------------------------------------------------

Balance at December 31, 1997                  3,264,187        16,944,504         1,407,134           52,819        $ 18,404,457

Comprehensive income:
     Net income                                      --                --         2,406,280               --                  --

Other comprehensive income (loss),
     net of tax                                      --                --                --           14,871                  --

           Total comprehensive income                                                                                  2,421,151

Options exercised                                51,558           214,777                --               --             214,777

3% stock dividend                                99,339         2,129,597        (2,129,597)              --                  --

Cash issued in lieu of fractional
      shares from stock dividend                     --                --            (6,208)              --              (6,208)

Fractional shares acquired by the ESOP               --             5,296                --               --               5,296

Cash dividend                                        --                --          (236,981)              --            (236,981)
                                              ----------------------------------------------------------------------------------

Balance at December 31, 1998                  3,415,084        19,294,174         1,440,628           67,690          20,802,492

Comprehensive income:
     Net income                                      --                --         2,579,411               --                  --

     Other comprehensive income (loss),
          net of tax                                 --                --                --         (625,024)                 --

           Total comprehensive income                                                                                  1,954,387

Options exercised                                73,886           395,509                --               --             395,509

5% stock dividend                               174,239         2,341,424        (2,341,424)              --                  --

Cash issued in lieu of fractional
      shares from stock dividend                     --                --            (3,017)              --              (3,017)

Cash dividend                                        --                --          (739,606)              --            (739,606)
                                              ----------------------------------------------------------------------------------

Balance at December 31, 1999                  3,663,209       $22,031,107       $   935,992        $(557,334)       $ 22,409,765
                                              ==================================================================================

The accompanying notes are an integral part of the financial statements.


                                       F-4





                            STATEMENTS OF CASH FLOW


THREE YEARS ENDED DECEMBER 31
                                                                        1999                1998               1997
                                                                   ----------------------------------------------------
Operating Activities
Net income                                                         $  2,579,411        $  2,406,280        $  2,116,141
Adjustments to reconcile net income to net
     cash provided by operating activities:
          Net amortization(accretion) of unearned
               discounts/premiums on securities                          68,939              75,928              (8,320)
          Provision for possible loan losses                             92,000             145,000             117,000
          Depreciation                                                  515,688             515,743             386,375
          Deferred income tax benefit                                   (76,365)            (99,075)            (58,500)
          Increase in other assets                                     (507,597)            (24,171)           (319,855)
          Increase in accrued expenses and other liabilities            108,522             419,268             248,869
                                                                   ----------------------------------------------------

Net cash provided by operating activities                             2,780,598           3,438,973           2,481,710

Investing Activities

Loans originated, net of collections                                (15,373,208)        (10,306,753)        (11,844,146)
Purchases of premises and equipment                                    (398,409)           (443,679)         (1,529,302)
Decrease(increase) in other real estate owned                            17,342             (17,343)                  0
Proceeds from maturities of investment securities:
     Held-to-maturity                                                 3,785,000           4,729,545           7,575,000
     Available-for-sale                                               9,635,960          15,032,748           6,000,000
Purchases of investment securities:
     Held-to-maturity                                                (4,815,359)         (6,150,756)         (8,567,518)
     Available-for-sale                                              (9,082,381)        (23,287,274)        (15,746,159)
                                                                   ----------------------------------------------------

Net cash used in investing activities                               (16,231,055)        (20,443,512)        (24,112,125)

Financing Activities

Net increase in deposits                                              9,897,548          22,006,215          14,977,889
Proceeds (repayments) from borrowings                                 6,000,000          (5,000,000)          5,000,000
Net (decrease)increase in other borrowed funds                         (914,175)          1,221,821             701,653
Proceeds from exercised stock options                                   395,509             214,777             156,189
Cash issued in lieu of fractional shares                                 (3,017)             (6,208)             (2,628)
Acquisition of fractional shares for ESOP                                      0               5,296               2,357
                                                                   ----------------------------------------------------

Net cash provided by financing activities                            15,375,865          18,441,901          20,835,460
                                                                   ----------------------------------------------------

Net increase (decrease) in cash and cash equivalents                  1,925,408           1,437,362            (794,955)

Cash and cash equivalents at beginning of year                        8,270,247           6,832,885           7,627,840

Cash and cash equivalents at end of year                           $ 10,195,655        $  8,270,247        $  6,832,885
                                                                   ====================================================

Supplemental disclosures of cash flow information:
     Interest paid                                                 $  7,116,336        $  6,584,536        $  5,840,085
     Income taxes paid                                             $    831,001        $    817,381        $    911,724

The accompanying notes are an integral part of the financial statements.


                                       F-5





                 NOTES TO FINANCIAL STATEMENTS DECEMBER 31, 1999


1.  ACCOUNTING POLICIES

NATURE OF OPERATIONS

Carolina Southern Bank (the "Bank") operates four branches in Spartanburg, South Carolina. The Bank's primary source of revenue is derived from loans to customers, who are predominately small and medium size businesses and middle income individuals.

PERVASIVENESS OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH EQUIVALENTS

Cash and cash equivalents are composed of certain highly liquid investments with an original maturity of less than three months, including amounts due from banks and federal funds sold. Generally, federal funds are sold for one-day periods.

INVESTMENT SECURITIES HELD-TO-MATURITY AND AVAILABLE-FOR-SALE

Management determines the appropriate classification of all investment securities at the time of purchase. Debt securities are classified as held-to-maturity when the Bank has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost, adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in investment income. Interest on securities classified as held-to-maturity is included in investment income.

Debt securities not classified as held-to-maturity are classified as available-for-sale and are carried at estimated fair value, with the unrealized gains and losses, net of tax, reported in comprehensive income. The amortized cost of debt securities in this category is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in investment income. Realized gains and losses on available-for-sale securities are included in non-interest income. The cost of securities sold is based on the specific identification method. Interest and dividends on securities classified as available-for-sale are included in investment income.

Declines in the value of investment securities that are deemed to be other than temporary are recognized as a reduction to non-interest income. No such declines were experienced during 1999, 1998, or 1997.

LOANS

Loans are carried at the principal amount outstanding reduced by deferred loan origination fees net of costs. Interest on loans and amortization of net deferred loan fees is recognized by the interest method over the terms of the loans based on the principal amount outstanding.

Nonaccrual loans. Generally, a loan is classified as nonaccrual and the accrual of interest on such loan is discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectibility of principal or interest, even though the loan currently is performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well collateralized. When a loan is placed on nonaccrual status, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in prior years is charged against the allowance for possible loan losses. Amounts received on nonaccrual loans generally are either applied against principal or reported as interest income, according to management's judgment as to the collectibility of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectibility of the total contractual principal and interest is no longer in doubt.

Allowance for Possible Loan Losses. The allowance for possible loan losses is established through provisions for loan losses charged against income. Loans deemed to be uncollectible are charged against the allowance for possible loan losses, and any subsequent recoveries are credited to the allowance.

The Bank follows the provisions of Statements of Financial Accounting Standards
(SFAS) No. 114 and 118, "Accounting by Creditors for Impairment of a Loan". SFAS 114 and 118 apply to loans for which it is probable that the creditor will not collect all principal and interest payments according to the loan's contractual terms. The impairment of a loan is measured at the present value of expected future


                                       F-6



                 NOTES TO FINANCIAL STATEMENTS DECEMBER 31, 1999


cash flows using the loan's effective interest rate, the fair value of the collateral if the loan is collateral dependent or the loan's observable market price. Loans to be considered for evaluation of collectibility under SFAS 114 and 118 include loans classified as doubtful, certain substandard loans, certain nonaccrual loans and any other loans for which collection of all principal and interest payments under the contractual terms is not considered probable. Impaired loans do not include large groups of smaller balance, homogenous loans such as residential mortgages and retail loans that are evaluated collectively for impairment. A valuation allowance is recorded if the measured value of the impaired loan is less that its recorded investment (outstanding principal balance, accrued interest receivable, net deferred loan fees or costs and unamortized premium or discount). The valuation allowances for impaired loans are included in the allowance for possible loan losses through changes in the provision for possible loan losses.

The allowance for possible loan losses is maintained at a level believed adequate by management to absorb estimated probable credit losses. Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay (including the timing of future payments), the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions, and other relevant factors. This evaluation is inherently subjective as it requires material estimates, including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change.

OTHER REAL ESTATE OWNED (OREO)

Properties acquired by foreclosure or deed in lieu of foreclosure on loans which the borrowers have defaulted as to the principal and interest are transferred to OREO and recorded at the lower of cost or fair value based on the appraised value at the date actually or constructively received minus estimated selling costs. Loan losses arising from the acquisition of such property are charged against the allowance for loan losses.

PREMISES AND EQUIPMENT
Premises and equipment are stated at cost less accumulated depreciation. Depreciation of premises and equipment is provided over the estimated useful lives of the respective assets under the straight-line method. Expenditures for major renovations are capitalized and those for ordinary maintenance and repairs are charged to operating expenses as incurred. Upon disposition, the asset and related accumulated depreciation are relieved and any resulting gain or loss is charged to income.

INCOME TAXES

Deferred tax assets and liabilities are recognized for future tax consequences attributable to temporary differences between financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which temporary differences are expected to be reversed or settled. Deferred tax assets are reduced if necessary by the amount of such benefits that are not expected to be realized based on available events.

NET INCOME PER SHARE

Basic and diluted net income per common share are based upon the average number of common shares outstanding and common stock equivalents for each year, as applicable. All per share data has been adjusted to reflect the three-for-two stock split for shareholders of record on December 19, 1997, the 5% stock dividends declared during 1997 and 1999 and the 3% stock dividend declared during 1998.


                                       F-7




SEGMENT INFORMATION

During the year ended December 31, 1998, the Bank adopted the provisions of SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information." This Statement requires that public business enterprises report certain information about operating segments in their annual financial statements and in condensed financial statements of interim periods issued to shareholders. It also requires that public business enterprises report related disclosures and descriptive information about products and services provided by significant segments, geographic areas, and major customers, differences between the measurements used in reporting segment information and those used in the enterprises general-purpose financial statements, and changes in the measurement of segment amounts from period to period.

Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Bank has determined that it has one significant operating segment, the providing of general commercial financial services to customers located in the single geographic area of Spartanburg County, South Carolina and surrounding communities. The various products are those generally offered by community banks, and the allocation of resources is based on the overall performance of the institution, versus the individual branches or products.

NEW ACCOUNTING PRONOUNCEMENTS

In June of 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". As amended, SFAS No. 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. This standard establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. Based on its operations at December 31, 1999, management does not expect this standard to have a material effect on the Bank's financial statements upon adoption.

RECLASSIFICATION

Certain 1998 and 1997 amounts have been reclassified to conform with the 1999 presentation.


                                       F-8




2.  INVESTMENT SECURITIES

The following is a summary of held-to-maturity securities and available-for-sale securities at December 31, 1999 and 1998. The weighted average yield is shown in parentheses for each security class.


                                                      HELD-TO-MATURITY
                                                                             GROSS         GROSS        ESTIMATED
                                                         AMORTIZED        UNREALIZED    UNREALIZED         FAIR
December 31, 1999                                          COST              GAINS        LOSSES          VALUE
                                                       -----------------------------------------------------------

US Government obligations:
     Maturing:
       After one but within five years (5.63%)         $   100,155      $        --   $       936      $    99,219
                                                       -----------------------------------------------------------
                                                           100,155               --           936           99,219

US Government agency obligations:
     Maturing:
       Within one year (6.23%)                             499,750               --            60          499,690
                                                       -----------------------------------------------------------
                                                           499,750               --            60          499,690

State, county and municipal obligations:
     Maturing:
       Within one year (4.96%)                           3,479,787            3,543        33,647        3,449,683
       After one but within five years (4.77%)          16,322,532           16,665       157,524       16,181,673
       After five but within ten years (5.25%)           4,668,575            4,740        45,257        4,628,058
                                                       -----------------------------------------------------------
                                                        24,470,894           24,948       236,428       24,259,414
                                                       -----------------------------------------------------------
Total Securities Held-to-Maturity                      $25,070,799      $    24,948   $   237,424      $24,858,323
                                                       ===========================================================


                                                        AVAILABLE-FOR-SALE
                                                                              GROSS         GROSS       ESTIMATED
                                                         AMORTIZED          UNREALIZED    UNREALIZED       FAIR
December 31, 1999                                           COST              GAINS         LOSSES        VALUE
                                                       -----------------------------------------------------------

US Government obligations:
     Maturing:
       Within one year (4.62%)                         $   499,322           $   --      $  5,877      $   493,445

US Government mortgage-backed obligations:
     Maturing:
       After five but within ten years (6.5%)            1,572,625               --        19,593        1,553,032

US Government agency obligations:
     Maturing:
       Within one year (5.00%)                           1,219,741               --        32,701        1,187,040
       After one but within five years (5.83%)          18,979,399               --       512,318       18,467,081
                                                       -----------------------------------------------------------
                                                        20,199,140               --       545,019       19,654,121
State, county, and municipal obligations:
     Maturing:
       After one but within five years (3.75%)             767,248               --        42,463          724,785
                                                       -----------------------------------------------------------
       After five but within ten years (4.12%)           4,171,508               --       231,494        3,940,014
                                                       -----------------------------------------------------------
                                                         4,938,756               --       273,957        4,664,799
                                                       -----------------------------------------------------------

Total Securities Available-for-Sale                    $27,209,843           $   --     $ 844,446      $26,365,397
                                                       ===========================================================

                                       F-9





                                                      HELD-TO-MATURITY
                                                                             GROSS            GROSS     ESTIMATED
                                                          AMORTIZED       UNREALIZED       UNREALIZED      FAIR
December 31, 1998                                           COST             GAINS           LOSSES       VALUE
                                                       -----------------------------------------------------------
US Government obligations:
     Maturing:
       After one but within five years (5.42%)         $   600,693      $     5,935   $        --      $   606,628

US Government agency obligations:
     Maturing:
       Within one year (5.69%)                             999,821            3,264            --        1,003,085
       After one but within five years (6.23%)             499,286            1,814            --          501,100
                                                       -----------------------------------------------------------
                                                         1,499,107            5,078            --        1,504,185

State, county and municipal obligations:
     Maturing:
       Within one year (5.43%)                           1,786,381            5,206            --        1,791,587
       After one but within five years (4.87%)          14,969,498          315,671            --       15,285,169
       After five but within ten years (4.68%)           4,754,414          188,267           127        4,942,554
                                                       -----------------------------------------------------------
                                                        21,510,293          509,144           127       22,019,310
                                                       -----------------------------------------------------------
Total Securities Held-to-Maturity                      $23,610,093      $   520,157   $       127      $24,130,123
                                                       ===========================================================


                                                     AVAILABLE-FOR-SALE
                                                                             GROSS        GROSS         ESTIMATED
                                                         AMORTIZED        UNREALIZED    UNREALIZED        FAIR
December 31, 1998                                          COST              GAINS        LOSSES          VALUE
                                                       -----------------------------------------------------------

US Government obligations:
     Maturing:
       Within one year (5.92%)                         $ 1,502,935      $     4,100   $        --      $ 1,507,035
       After one but within five years (5.50%)             496,740            8,215            --          504,955
                                                       -----------------------------------------------------------
                                                         1,999,675           12,315            --        2,011,990

US Government agency obligations:
     Maturing:
       Within one year (5.78%)                           3,000,123            4,567            --        3,004,690
       After one but within five years (5.79%)          18,777,890           97,661        12,016       18,863,535
                                                       -----------------------------------------------------------
                                                        21,778,013          102,228        12,016       21,868,225

State, county and municipal obligations:
     Maturing:
       After five but within ten years (4.06%)           4,939,866              101            69        4,939,898
                                                       -----------------------------------------------------------
Total Securities Available-for-Sale                    $28,717,554      $   114,644   $    12,085      $28,820,113
                                                       ===========================================================



Expected maturities may differ from contractual maturities because many issuers have the right to call or prepay obligations with or without call or prepayment penalties.

The Bank may pledge investment securities to collateralize deposits in excess of the FDIC insurance maximum of $100,000. Such security generally is required for public funds deposited at the Bank by government entities. The par value of securities pledged was $2,325,000, and $3,225,000 at December 31, 1999 and 1998, respectively.


                                       F-10




3. LOANS

The carrying amounts of loans at December 31 consisted of the following:

                                                     1999                  1998
                                                ----------------------------------
Commercial, financial and agricultural          $ 58,784,026          $ 48,105,297
Real estate - construction                        20,786,523            17,938,611
Real estate - mortgage                            39,516,406            35,189,533
Installment and consumer credit lines             21,474,279            23,915,616
                                                ----------------------------------
                                                 140,561,234           125,149,057
Less deferred fees                                   139,690               100,721
                                                ----------------------------------
                                                $140,421,544          $125,048,336
                                                ==================================

Changes in the allowance for possible loan losses were as follows:

                                                           1999              1998             1997
                                                      -----------------------------------------------
Balance at beginning of year                             $1,740,616        1,631,591       $1,558,545
Provision for possible loan losses                         92,000           145,000           117,000
Loans charged off                                        (133,902)          (57,564)          (73,017)
Recoveries of charged off loans                             8,474            21,589            29,063
                                                      -----------------------------------------------
Balance at end of year                                   $1,707,188        $1,740,616      $1,631,591
                                                      ===============================================

The following is a summary of impaired loans as of and for the year ended December 31:


                                                           1999               1998              1997
                                                      -----------------------------------------------
Loans considered to be impaired                          $719,102          $215,593          $255,432
Nonaccrual loans considered to be impaired                288,001           155,990            87,158
Valuation allowance for impaired loans included
  in the allowance for possible loan losses                84,810           102,842            83,649
Average recorded investment in impaired loans
  for the year ended                                      512,894           364,721           237,094
Interest income recognized on impaired loans:
   Accrual basis                                           21,580                84               184
   Cash basis                                                  87            16,112            14,793


The Bank grants short to intermediate term commercial and personal loans in the Spartanburg County area. Although the Bank has a diversified portfolio, a significant factor in its debtors' ability to honor their contracts is the economy of Spartanburg County.


                                       F-11




4. PREMISES AND EQUIPMENT

The following is a summary at December 31 of premises and equipment:


                                               1999                      1998
                                            -----------------------------------
Land                                        $  409,556               $  409,556
Buildings                                    3,102,474                2,841,867
Leasehold improvements                       1,020,577                  987,252
Furniture and equipment                      2,496,191                2,310,167
                                            -----------------------------------
                                             7,028,798                6,548,842
Less accumulated depreciation                2,618,995                2,120,469
                                            -----------------------------------
                                             4,409,803                4,428,373
Construction in process                              0                   98,709
                                            -----------------------------------
                                            $4,409,803               $4,527,082
                                            ===================================

5. EARNINGS PER SHARE

The following tables reconcile the numerator and denominator of the basic and diluted computations for income from continuing operations for the years ended December 31:



                                                            Income                   Shares               Per-Share
                                                          (Numerator)            (Denominator)             Amount
                                                         -----------------------------------------------------------
1999
Basic EPS
     Income available to common shareholders               $2,579,411               3,637,740               $.71
     Effect of Dilutive Securities                                  0                  45,553
                                                         -----------------------------------------------------------

Diluted EPS
     Income available to common shareholders
       and assumed conversions                             $2,579,411               3,683,293               $.70
                                                         -----------------------------------------------------------

                                                            Income                   Shares               Per-Share
                                                          (Numerator)            (Denominator)             Amount
                                                         -----------------------------------------------------------
1998
Basic EPS
     Income available to common shareholders               $2,406,280               3,579,817               $.67
     Effect of Dilutive Securities                                  0                 107,238
                                                         -----------------------------------------------------------

Diluted EPS
     Income available to common shareholders
       and assumed conversions                             $2,406,280               3,687,055               $.65
                                                         -----------------------------------------------------------



                                                            Income                   Shares               Per-Share
                                                          (Numerator)            (Denominator)             Amount
                                                         -----------------------------------------------------------
1997
(Numerator)
Basic EPS
     Income available to common shareholders               $2,116,141               3,533,812               $.60
     Effect of Dilutive Securities                                  0                 120,719
                                                         -----------------------------------------------------------

Diluted EPS
     Income available to common shareholders
       and assumed conversions                             $2,116,141               3,654,531               $.58
                                                         -----------------------------------------------------------


                                       F-12





6. DEPOSITS

The aggregate amount of certificates of deposit with denominations of $100,000 or greater was $27,198,375 and $23,808,912 at December 31, 1999 and 1998,
respectively.

At December 31, 1999, the scheduled maturities of all time deposits are as follows:

      2000............................................... $   93,167,729
      2001...............................................      9,398,426
      2002...............................................      2,511,961
      2003...............................................      1,268,841
      After 2003.........................................        183,381
                                                          --------------
                                                          $  106,530,338
                                                          ==============


7. OTHER BORROWED FUNDS

Federal Home Loan Bank (FHLB) advances of $6,000,000, all of which will mature during 2000, are included in other borrowed funds at December 31, 1999. At December 31, 1999, the Bank had pledged its investment in stock of the FHLB and first mortgage loans to collateralize FHLB advances. No advances were outstanding at December 31, 1998. Also, the Bank retains various tax payments made by its customers to the U.S. Treasury. The funds are retained by the Bank until called by the U.S. Treasury. The Bank held amounts of $1,807,646 and $321,821 at December 31, 1999 and 1998, respectively. These borrowings are secured by investment securities pledged to the Federal Reserve Bank of Richmond.

8. INCOME TAXES

Significant components of the provision (benefit) for income taxes attributable to continuing operations are as follows:

Current:                                                  1999                     1998                      1997
                                                       -----------------------------------------------------------
         Federal                                       $ 842,487                $ 816,545                $ 764,261
         State                                           120,338                  117,139                   97,967
           Total taxes currently payable                 962,825                  933,684                  862,228
      Deferred income tax                                (76,365)                 (99,075)                 (58,500)
                                                       -----------------------------------------------------------
      Total income tax expense                         $ 886,460                $ 834,609                $ 803,728
                                                       ===========================================================

                                       F-13




Significant components of the Bank's deferred tax assets and liabilities included in other assets as of December 31 are as follows:

                                                              1999                1998
                                                            ----------------------------
Deferred tax assets:
     Book over tax depreciation                             $  19,885          $      --
     Allowance for loan losses                                585,252            597,883
     Deferred loan fees                                        51,685             37,267
     Unrealized loss on investment securities
        available-for-sale                                    287,112                 --
Total gross deferred tax assets                               943,934            635,150

Deferred tax liabilities:
     Prepaid expenses and other                               107,430            149,314
     Tax over book depreciation                                    --             12,809
     Unrealized gain on investment securities
        available-for-sale                                         --             34,870
                                                            ----------------------------
Total gross deferred tax liabilities                          107,430            196,993
                                                            ----------------------------

Net deferred tax asset                                      $ 836,504          $ 438,157
                                                            ============================

The reconciliations of income tax computed at the U.S. Federal statutory tax rates to the effective tax rate for the three years ended December 31 are as follows:

                                            1999                         1998                      1997
                                    Amount        Percent         Amount      Percent       Amount       Percent
                                 -------------------------------------------------------------------------------
Expected tax at US statutory
     rates                       $ 1,178,396         34%       $ 1,101,902       34%      $   992,755       34%
State income taxes, net of
     Federal tax benefits             77,144          4%            69,761        2%           60,542        2%
Tax-exempt interest income          (396,775)       (15%)         (376,428)     (12%)        (233,310)      (8%)
Other                                 27,695          3%            39,374        2%          (16,259)      --
                                 -------------------------------------------------------------------------------
                                 $   886,460         26%       $   834,609       26%      $   803,728       28%
                                 ===============================================================================


9. EMPLOYEE BENEFIT PLANS

Stock Option Plans. The Bank maintains two fixed stock option plans, the 1988 Plan and the 1996 Plan (the "Plans"), which are intended to attract and induce continued employment of key employees, provide to them an opportunity to acquire a proprietary interest in the Bank, and to align their long-term interests with that of the shareholders. Both Plans were ratified by the shareholders prior to implementation. Non-employee directors do not participate in the Plans. The number of shares provided for by the Plans are adjusted for stock splits, stock dividends and similar events. The exercise price of each share of common stock covered by an option shall be equal to the fair market value per share of the Bank's common stock on the date the option is granted and therefore has no associated expense. Employees vest in the options at 20% on the day of grant and 20% on each of the four subsequent anniversaries of the grant. Options under the 1988 Plan expire five years after the grant date while options under the 1996
Plan have a ten year life.

Under the 1988 Plan, 326,092 shares are authorized for grants of options, all of which have been issued, with exercise price at $8.67. Under the 1996 Plan, 335,347 shares are authorized for grant, of which 160,112 have been issued, with exercise prices ranging from $8.53 to $21.27. The Bank has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Accordingly, no compensation cost has been recognized for the stock option plans. Had compensation costs for the Bank's two stock option plans


                                       F-14




been determined based on the fair value at the grant date for awards in the following years consistent with the provisions of SFAS No. 123, the Bank's net income and basic income per share would have been reduced to the pro forma amounts indicated as follows:

                                        1999              1998              1997
                                      ----------------------------------------------
Net income as reported                $2,579,411        $2,406,280        $2,116,141
Net income pro forma                  $2,151,804        $2,073,710        $1,921,378
Basic EPS as reported                 $     0.71        $     0.67        $     0.60
Basic EPS pro forma                   $     0.59        $     0.58        $     0.54

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used:

                                        GRANTS AWARDED
                            1999            1998            1997
                            ---------------------------------------
Dividend Yield              1.53%             0.4%              0.0%
Expected Volatility         75.8%            79.4%             91.1%

Risk-free
     Interest rates         5.50%    4.67% - 5.83%     6.50% - 6.70%
Weighted avg.
    expected life
     (months)                120              120        118 to 120

                                                   1999                        1998                        1997
                                              WEIGHTED-AVERAGE            WEIGHTED-AVERAGE            WEIGHTED-AVERAGE
                                          SHARES     EXERCISE PRICE    SHARES   EXERCISE PRICE    SHARES    EXERCISE PRICE
                                         ---------------------------------------------------------------------------------
Outstanding at
     beginning of year                    208,509       $ 10.15       218,980       $  6.35       229,453       $  4.77
Granted                                    67,035       $ 16.19        45,146       $ 20.84        48,940       $  9.55
Exercised                                  77,575       $  5.10        55,617       $  3.86        57,566       $  2.71
Cancelled                                     981       $ 14.06             0       $     0         1,847       $  7.43
                                         ---------------------------------------------------------------------------------
Outstanding at
     end of year                          196,988       $ 14.18       208,509       $ 10.15       218,980       $  6.35
                                         =================================================================================
Options exercisable
     at year-end                           88,870       $ 12.49       126,246       $  7.45       137,338       $  5.20
Weighted average fair
     value of options granted                           $ 11.29                     $ 17.48                     $  6.71
Weighted average remaining
     contractual life                                 6.9 years                   4.4 years                   3.2 years

EMPLOYEE STOCK OWNERSHIP PLAN

In 1990, the Board of Directors adopted an employee stock ownership plan (the "ESOP") for all employees meeting certain eligibility requirements. In 1991, the ESOP was ratified by the shareholders.

The ESOP is a defined contribution stock purchase plan which is designed to invest primarily in common stock of the Bank ("Shares"). The ESOP is funded completely from Bank contributions, the level of which is established annually by the Board of Directors after consideration of the Bank's performance and earnings, among other factors. The Bank currently has 67 employees of which 54 were eligible to participate in the ESOP at December 31, 1999.

The Bank's contributions to the ESOP were $120,000, $108,000, and $90,000 in 1999, 1998, and 1997, respectively.


                                       F-15




401 (K) RETIREMENT PLAN

In 1990, the Board of Directors approved the adoption of the Carolina Southern Bank 401(k) Retirement Plan (the 401(k) Plan) effective January 1, 1991. All employees of the Bank that meet certain eligibility requirements are eligible to participate. The Bank currently has 67 employees of which 48 were eligible to participate at December 31, 1999.

Participants may elect to defer up to 10% of their annual compensation and these dollars will be contributed to the 401(k) Plan on their behalf. The Bank makes monthly contributions equal to 100% of the employees' deferral percentage up to a maximum deferral of 6%. The maximum Bank contribution is 6% of an employee's compensation. All deferrals and matching contributions are remitted to the 401(k) Plan on a monthly basis.

The Bank contributed $96,997, $86,409, and $39,577 to the 401(k) Plan in 1999, 1998, and 1997, respectively.

10. OTHER COMPREHENSIVE INCOME

Comprehensive income is defined as net income plus transactions and other occurrences which are the result of nonowner changes in equity.

Other comprehensive income is defined as comprehensive income exclusive of net income. Unrealized gains (losses) on available for sale investment securities represent the sole component of the Bank's other comprehensive income. Other comprehensive income (loss) consists of the following:

                                                   1999               1998              1997
                                                -----------------------------------------------
Unrealized holdings gains/(losses)
     arising during the year                    $ (844,446)        $   89,233        $  118,737
Reclassification adjustments for gains
     (losses) included in net income                12,703             66,703                 0
                                                -----------------------------------------------
Other comprehensive income (loss)
     before tax                                   (857,149)            22,530           118,737
Income tax expense (benefit) related
     to other comprehensive income                (232,125)             7,659            40,370
                                                -----------------------------------------------
Other comprehensive income (loss),
     net of tax                                 $ (625,024)        $   14,871        $   78,367
                                                ===============================================

11. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract amounts of these instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of these instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

Financial instruments off-balance sheet whose contract amounts represent credit risk at December 31, 1999:

Commitments to extend credit        $24,506,000
Standby letters of credit           $   439,000

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have


                                       F-16




fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. Collateral obtained, if deemed necessary, by the Bank upon extension of credit is based on management's credit evaluation of the customer. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

12. LOANS TO RELATED PARTIES

Certain directors, their associates and officers have loans and loan commitments with the Bank. Activity for outstanding loans to related parties during the year ended December 31, 1999 is summarized as follows:

Balance at December 31, 1998                 $3,367,214
Loans made                                    4,206,293
Repayments                                    4,612,574
                                             ----------
Balance at December 31, 1999                 $2,960,933
                                             ==========

The aggregate dollar amount of unused loan commitments at December 31, 1999 was $743,621.

13. REGULATORY MATTERS

Banking regulations restrict the amount of dividends that can be paid. All dividends paid from the Bank are subject to prior approval of the Commissioner of Banking of South Carolina and are payable only from the Bank's undivided profits. Regulatory authorities may limit payment of dividends by any bank when it is determined that such a limitation is in the public interest and is necessary to ensure the institution's financial soundness.

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1999, that the Bank meets all capital adequacy requirements to which it is subject.


                                       F-17




                                                                Adequately                Well
                                          Actual               Capitalized             Capitalized
                                          ($000)     Percent      ($000)      Percent    ($000)        Percent
1999
Total Capital (to Risk
     Weighted Assets)                     $24,674      17.5%      $11,254       8.0%      $14,067       10.0%
Tier 1 Capital (to Risk
     Weighted Assets)                      22,967      16.3         5,626       4.0         8,440        6.0
Tier 1 Capital (to
     Average Assets)                       22,967      11.6         7,938       4.0         9,923        5.0
1998
Total Capital (to Risk
     Weighted Assets)                     $22,340      17.4%      $10,278       8.0%      $12,847       10.0%
Tier 1 Capital (to Risk
     Weighted Assets)                      20,734      16.1         5,139       4.0         7,708        6.0
Tier 1 Capital (to
     Average Assets)                       20,734      11.0         7,554       4.0         9,442        5.0

As of December 31, 1999, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

14. FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No. 107 requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. SFAS 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Bank.

The following methods and assumptions were used by the Bank in estimating its fair value disclosures for financial instruments:

         Cash and cash equivalents: The carrying amounts reported in the balance sheet for cash and short-term instruments approximate those assets' fair values.

         Investment securities: Fair values for investment securities are based on quoted market prices, where available. If


                                       F-18




quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

         Loans: The fair values for loans are estimated using discounted cash flow analyses using interest rates currently being offered for loans with similar terms. The carrying amount of accrued interest approximates its fair value.

         Off-balance-sheet instruments: Fair values for the Bank's off-balance-sheet instruments, primarily loan commitments, are based on fees currently charged to enter into similar agreements taking into account the remaining terms of the agreements and the counter parties' credit standing.

         Deposit liabilities: The fair values disclosed for deposits with no stated maturity (e.g., interest and non-interest checking, passbook savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for deposits with a stated maturity date (time deposits) are estimated using a discounted cash flow calculation that applies interest rates currently being offered on these accounts to a schedule of aggregated expected monthly maturities on time deposits.

         Other borrowings: These borrowings are short term in nature, and as such, their carrying value approximates their fair value.

Information regarding the estimated fair values of the Bank's financial instruments at December 31 follows:

                                                   Estimated Fair Value                    Carrying Value
                                                   Assets (Liabilities)                  Assets (Liabilities)
                                                  1999               1998               1999               1998
                                             ----------------------------------------------------------------------
Cash and cash equivalents                    $  10,195,655          8,270,247      $  10,195,655      $   8,270,247
Securities held-to-maturity                     24,858,323         24,130,123         25,070,799         23,610,093
Securities available-for-sale                   26,365,397         29,514,566         26,365,397         29,514,566
Net loans                                      137,365,948        123,875,398        138,714,356        123,307,720
Deposits with no stated maturity               (69,769,334)       (68,580,263)       (69,769,334)       (68,580,263)
Deposits with stated maturity                 (106,532,832)       (98,141,499)      (106,306,333)       (97,597,856)
Other borrowings                                (9,634,201)        (2,721,821)        (9,634,201)        (2,721,821)


                                      F-19

CAROLINA SOUTHERN BANK
BALANCE SHEETS
(Unaudited)

                                                                   SEPTEMBER 30,         SEPTEMBER 30,         DECEMBER 31,
ASSETS                                                                 2000                  1999                  1999
                                                                   ---------------------------------------------------------

Cash and due from banks                                            $   7,561,977         $   6,672,827         $   8,255,655
Federal funds sold                                                     3,380,000             2,490,000             1,940,000
Investment securities held-to-maturity (market value of
   $25,222,287, $23,480,997, and $24,858,323, respectively)           25,249,344            23,607,346            25,070,799
Investment securities available-for-sale                              27,807,745            26,124,178            26,365,397
Federal Home Loan Bank stock and other                                   639,053               639,053               639,053

Loans                                                                139,038,965           135,910,478           140,421,544
Less allowance for possible loan losses                               (1,636,176)           (1,717,946)           (1,707,188)
                                                                   ---------------------------------------------------------

Net loans                                                            137,402,789           134,192,532           138,714,356

Other real estate                                                              0                     0                     1
Premises and equipment, net                                            4,692,522             4,484,605             4,409,803
Other assets                                                           3,057,362             2,505,281             2,724,569
                                                                   ---------------------------------------------------------

TOTAL ASSETS                                                       $ 209,790,792         $ 200,715,822         $ 208,119,633
                                                                   =========================================================


LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
   Deposits:
     Non-interest bearing                                          $  22,640,269         $  21,837,610         $  23,356,762
     Interest bearing, including certificates of deposit of
        $100,000 or more of $25,916,262, $28,726,572,
        and $27,198,375, respectively                                153,559,957           153,849,817           152,718,905
                                                                   ---------------------------------------------------------

   Total Deposits                                                    176,200,226           175,687,427           176,075,667

Other borrowed funds                                                   7,500,000             1,500,000             7,807,646
Accrued expenses and other liabilities                                 2,155,675             1,626,195             1,826,555
                                                                   ---------------------------------------------------------

TOTAL LIABILITIES                                                    185,855,901           178,813,622           185,709,868

Shareholders' Equity:
   Common stock, no par value,
     authorized 10,000,000 shares, issued and outstanding
     3,671,896, 3,641,657 and 3,663,209 shares, respectively          22,109,559            19,549,322            22,031,107
   Retained earnings                                                   2,139,867             2,739,843               935,992
   Accumulated other comprehensive income, net of tax                   (314,535)             (386,965)             (557,334)
                                                                   ---------------------------------------------------------

TOTAL SHAREHOLDERS' EQUITY                                            23,934,891            21,902,200            22,409,765
                                                                   ---------------------------------------------------------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                         $ 209,790,792         $ 200,715,822         $ 208,119,633
                                                                   =========================================================


    The accompanying notes are an integral part of the financial statements.

                                      F-20


CAROLINA SOUTHERN BANK                            THIRD QUARTER        THIRD QUARTER         NINE MONTHS         NINE MONTHS
STATEMENTS OF INCOME                                  ENDED                ENDED                ENDED               ENDED
(Unaudited)                                       SEPTEMBER 30,        SEPTEMBER 30,        SEPTEMBER 30,       SEPTEMBER 30,
                                                      2000                 1999                 2000                1999
                                                  ---------------------------------------------------------------------------
Interest Income:
   Loans and fees                                   $3,451,572           $3,072,635          $10,101,478          $8,822,608
   Investment securities - taxable                     339,192              294,863            1,008,581             969,863
   Investment securities - non-taxable                 381,875              321,507            1,069,623             914,527
   Federal funds sold                                   73,705               43,370              121,398             109,256
   Deposits with other banks                            (3,849)               3,369                9,581               9,292
                                                  ---------------------------------------------------------------------------
Total interest income                                4,242,495            3,735,744           12,310,661          10,825,546

Interest expense on deposits                         2,091,465            1,753,195            5,815,588           4,956,580
Interest expense on other borrowed funds               182,973               19,706              479,433             169,477
                                                  ---------------------------------------------------------------------------
Total interest expense                               2,274,438            1,772,901            6,295,021           5,126,057

Net interest income                                  1,968,057            1,962,843            6,015,640           5,699,489
Provision for possible loan losses                      80,000               20,000              195,000              62,000
                                                  ---------------------------------------------------------------------------

Net interest income after provision for
     possible loan losses                            1,888,057            1,942,843            5,820,640           5,637,489

Non-interest income:
   Service charges and general banking fees            157,329              153,241              466,120             489,921
   (Losses) gains on sale of securities                (16,094)                   0              (42,669)             13,154
   Gains on sale of assets                                   0                1,575                    0               1,615
   Other                                                 2,622                2,596               14,938               5,393
                                                  ---------------------------------------------------------------------------
Total non-interest income                              143,857              157,412              438,389             510,083

Non-interest expense:
   Salaries and employee benefits                      774,692              728,595            2,286,141           2,202,550
   Occupancy                                           160,443              160,709              468,425             470,658
   Equipment                                            94,975               93,539              232,004             284,349
   Advertising and public relations                     40,621               31,351              125,594             159,961
   Insurance                                            13,364               15,148               49,001              25,944
   Supplies                                             23,899               27,252               86,871              92,707
   FDIC insurance                                        8,824                9,628               26,836              14,376
   Miscellaneous                                       167,435              146,813              528,431             462,333
                                                  ---------------------------------------------------------------------------
Total non-interest expense                           1,284,253            1,213,035            3,803,303           3,712,878
                                                  ---------------------------------------------------------------------------

Income before income taxes                             747,661              887,220            2,455,726           2,434,694

Provision for income taxes                             161,120              226,994              591,071             615,811
                                                  ---------------------------------------------------------------------------

NET INCOME                                          $  586,541           $  660,226          $ 1,864,655          $1,818,883
                                                  ===========================================================================

BASIC NET INCOME PER SHARE                          $     0.16           $     0.18          $      0.51          $     0.50
                                                  ===========================================================================
DILUTED NET INCOME PER SHARE                        $     0.16           $     0.18          $      0.51          $     0.49
                                                  ===========================================================================


    The accompanying notes are an integral part of the financial statements.

                                      F-21

CAROLINA SOUTHERN BANK
STATEMENTS OF SHAREHOLDERS' EQUITY
(Unaudited)

                                                                                                  Accumulated
                                                       Common Stock                                  Other
                                              ---------------------------         Retained       Comprehensive
                                                Shares           Amount           Earnings           Income             Total
                                              -----------------------------------------------------------------------------------

BALANCE AT JANUARY 1, 1999                    3,415,084     $  19,294,174      $  1,440,628      $    67,690         $ 20,802,492

Comprehensive income:
  Net income                                         --                --         1,818,883               --

  Other comprehensive (loss) income,
     net of tax                                      --                --                --         (454,655)

     Total comprehensive income                                                                                         1,364,228

Cash dividend                                        --                --          (519,668)              --             (519,668)

Options exercised                                52,099           255,148                --               --              255,148
                                              -----------------------------------------------------------------------------------

BALANCE AT SEPTEMBER 30, 1999                 3,467,183        19,549,322         2,739,843         (386,965)        $ 21,902,200

Comprehensive income:
  Net income                                         --                --           760,528               --

  Other comprehensive (loss) income,
     net of tax                                      --                --                --         (170,369)

     Total comprehensive income                                                                                           590,159

5% stock dividend                               174,239         2,341,424        (2,341,424)              --                   --

Cash issued in lieu of fractional
  shares from stock dividend                         --                --            (3,017)              --               (3,017)

Cash dividend                                        --                --          (219,938)              --             (219,938)

Options exercised                                21,787           140,361                --               --              140,361
                                              -----------------------------------------------------------------------------------

BALANCE AT DECEMBER 31, 1999                  3,663,209        22,031,107           935,992         (557,334)        $ 22,409,765

Comprehensive income:
  Net income                                         --                --         1,864,655               --

  Other comprehensive income,
     net of tax                                      --                --                --          242,799

     Total comprehensive income                                                                                         2,107,454

Cash dividend                                        --                --          (660,780)              --             (660,780)

Fractional shares acquired by the ESOP              235             3,174                --               --                3,174

Options exercised                                 8,452            75,278                --               --               75,278
                                              -----------------------------------------------------------------------------------

BALANCE AT SEPTEMBER 30, 2000                 3,671,896      $ 22,109,559       $ 2,139,867       $ (314,535)        $ 23,934,891
                                              ===================================================================================


    The accompanying notes are an integral part of the financial statements.

                                      F-22


CAROLINA SOUTHERN BANK
STATEMENTS OF CASH FLOW                                              NINE MONTHS             NINE MONTHS
(Unaudited)                                                             ENDED                   ENDED
                                                                    SEPTEMBER 30,            SEPTEMBER 30,
OPERATING ACTIVITIES                                                     2000                    1999
                                                                    -------------------------------------
Net income                                                          $  1,864,655             $  1,818,883
Adjustments to reconcile net income to net
   cash provided by operating activities:
      Net (amortization) accretion of unearned
        discounts/premiums on securities                                 (52,889)                  62,662
      Provision for possible loan losses                                 195,000                   62,000
      Depreciation                                                       337,851                  404,014
      Increase in other assets                                          (332,793)                 (88,963)
      Decrease in accrued expenses and other liabilities                 329,120                 (135,396)
                                                                    -------------------------------------

Net cash provided by operating activities                              2,340,944                2,123,200

INVESTING ACTIVITIES

Loans collected (originated), net of collections                       1,258,591              (10,946,812)
Purchases of premises and equipment                                     (620,570)                (361,537)
Proceeds from maturities of investment securities:
   Held-to-maturity                                                    4,050,000                2,560,000
   Available-for-sale                                                  3,674,002                9,581,774
Purchases of investment securities:
   Held-to-maturity                                                   (4,196,869)              (2,606,971)
   Available-for-sale                                                 (4,994,361)              (7,497,384)
Proceeds from the sale of other real estate owned                              0                   17,343

Net cash used in investing activities                                   (829,207)              (9,253,587)

FINANCING ACTIVITIES

Net increase in deposits                                                 124,559                9,509,308
Net (decrease) increase in other borrowed funds                         (307,646)               1,178,179
Decrease in Federal funds purchased                                            0               (2,400,000)
Dividends paid                                                          (660,780)                (519,668)
Proceeds from exercised stock options                                     78,452                  255,148
                                                                    -------------------------------------

Net cash provided by (used by) financing activities                     (765,415)               8,022,967
                                                                    -------------------------------------

Net increase in cash and cash equivalents                                746,322                  892,580

Cash and cash equivalents at beginning of period                      10,195,655                8,270,247
                                                                   -------------             ------------
Cash and cash equivalents at end of period                          $ 10,941,977             $  9,162,827
                                                                    =====================================


    The accompanying notes are an integral part of the financial statements.

                                      F-23


NOTES TO FINANCIAL STATEMENT

NOTE 1:
These unaudited financial statements should be read in conjunction with the summary of accounting policies and notes to financial statements included in Carolina Southern Bank's Annual Report to Shareholders for 1999. These financial statements reflect all adjustments which are normal and recurring and in the opinion of management necessary to present a fair statement of the results for the interim periods.

NOTE 2:
The number of common shares and per share amounts for all periods have been adjusted to reflect the 5% stock dividend for shareholders of record on December 31, 1999 issued January 10, 2000. Common shares outstanding also reflect the effect of stock option agreements that have been exercised.

NOTE 3:
The following tables reconcile the numerator and denominator of the basic and diluted earnings per share computations for income from continuing operations:



                                                   THIRD QUARTER ENDED SEPTEMBER 30, 2000
                                                  -----------------------------------------
                                                    Income           Shares       Per-Share
                                                  (Numerator)    (Denominator)      Amount
                                                  -----------------------------------------
Basic EPS
    Income available to common shareholders         $586,541       3,671,896       $   .16
        Effect of dilutive securities                      0          19,990       =======
                                                    --------       ---------
Diluted EPS
    Income available to common shareholders
        and assumed conversions                     $586,541       3,691,886       $   .16
                                                    ========       =========       =======


                                                    THIRD QUARTER ENDED SEPTEMBER 30, 1999
                                                  -----------------------------------------
                                                     Income          Shares      Per-Share
                                                  (Numerator)    (Denominator)     Amount
                                                  -----------------------------------------
Basic EPS
    Income available to common shareholders         $660,226       3,641,657       $   .18
        Effect of dilutive securities                      0          45,744       =======
                                                    --------       ---------
Diluted EPS
    Income available to common shareholders
        and assumed conversions                     $660,226       3,687,401       $   .18
                                                    ========       =========       =======


                                                    NINE MONTHS ENDED SEPTEMBER 30, 2000
                                                  -----------------------------------------
                                                     Income          Shares      Per-Share
                                                  (Numerator)    (Denominator)     Amount
                                                  -----------------------------------------
Basic EPS
    Income available to common shareholders         $1,864,655     3,671,896       $   .51
        Effect of dilutive securities                        0        17,912       =======
                                                    ----------     ---------
Diluted EPS
    Income available to common shareholders
        and assumed conversions                     $1,864,655     3,689,808       $   .51
                                                    ==========     =========       =======



                                                    NINE MONTHS ENDED SEPTEMBER 30, 1999
                                                  -----------------------------------------

                                                     Income          Shares      Per-Share
                                                  (Numerator)    (Denominator)     Amount
                                                  -----------------------------------------
Basic EPS
    Income available to common shareholders         $1,818,883     3,641,657       $   .50
               Effect of dilutive securities                 0        46,852       =======
                                                    ----------     ---------
Diluted EPS
    Income available to common shareholders
        and assumed conversions                     $1,818,883     3,688,509       $   .49
                                                    ==========     =========       =======

                                      F-24

                                  APPENDIX "A"

                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER, dated as of the 18th day of September, 2000 (the "Plan" or the "Agreement") by and between Carolina Southern Bank, a state bank organized and existing under the laws of the State of South Carolina ("Carolina Southern"), and The National Bank of South Carolina, a national banking association organized and existing under the laws of the United States ("NBSC"), and joined by SYNOVUS FINANCIAL CORP., a Georgia corporation, which owns all of the outstanding stock of NBSC ("Synovus").

                                    RECITALS:

         A. Synovus. Synovus has been duly incorporated and is an existing corporation in good standing under the laws of Georgia, with its principal executive offices located in Columbus, Georgia. As of August 31, 2000, Synovus had 600,000,000 authorized shares of common stock, par value $1.00 per share ("Synovus Common Stock"), of which 284,304,222 shares are outstanding as of August 31, 2000. All of the issued and outstanding shares of Synovus Common Stock are duly and validly issued and outstanding and are fully paid and nonassessable and not subject to any preemptive rights. Synovus has 39 wholly-owned banking subsidiaries (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission, a "Subsidiary") and other non-banking Subsidiaries as of the date hereof. Each subsidiary that is a depository institution is an "insured institution" as defined in the Federal Deposit Insurance Act and the applicable regulations thereunder, and the deposits in which are insured by the Federal Deposit Insurance Corporation.

         B. Carolina Southern. Carolina Southern has been duly incorporated and is an existing banking corporation in good standing under the laws of South Carolina, with its principal executive offices located in Spartanburg, South Carolina. As of the date hereof, Carolina Southern has 10,000,000 authorized shares of common stock, no par value per share ("Carolina Southern Common Stock"), of which 3,670,557 shares are outstanding as of August 31, 2000. All of the issued and outstanding shares of Carolina Southern Common Stock are duly and validly issued and outstanding and are fully paid and nonassessable and not subject to any preemptive rights.

         C. NBSC. NBSC has been duly incorporated and is an existing national banking association in good standing under the laws of the United States, with its principal executive offices located in Columbia, South Carolina. As of the date hereof, NBSC has 930,000 authorized shares of common stock, par value $5.00 per share ("NBSC Common Stock"), of which 930,000 shares are outstanding on August 31, 2000. All of the issued and outstanding shares of NBSC Common Stock are duly and validly issued and outstanding and are fully paid and (subject to 12 U.S.C. ss. 55) nonassessable and not subject to any preemptive rights.

         D. Rights, Etc. Neither Synovus nor Carolina Southern has any shares of its capital stock reserved for issuance, any outstanding option, call or commitment relating to shares of its capital stock or any outstanding securities, obligations or agreements convertible into or

                                        1

exchangeable for, or giving any person any right (including, without limitation, preemptive rights) to subscribe for or acquire from it, any shares of its capital stock except as described in filings made with the Securities and Exchange Commission ("SEC") by Synovus and filings made with the Federal Deposit Insurance Corporation ("FDIC") by Carolina Southern ("Public Filings") or except as otherwise disclosed in the letter referred to in Article III below.

         E. Board Approvals. The respective Boards of Directors of Synovus, Carolina Southern and NBSC have unanimously approved and adopted the Plan and have duly authorized its execution. In the case of Carolina Southern, the Board of Directors has unanimously voted to recommend to its stockholders that the Plan be approved.

         F. Materiality. Unless the context otherwise requires, any reference in this Agreement to materiality with respect to any party shall be deemed to be with respect to such party and its Subsidiaries, if any, taken as a whole.

         In consideration of their mutual promises and obligations hereunder, and intending to be legally bound hereby, Synovus, Carolina Southern and NBSC adopt the Plan and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:

                                  I. THE MERGER

         (A) Structure of the Merger. Subject to the terms and conditions set forth in this Agreement, on the Effective Date (as defined in Article VII) Carolina Southern shall be merged with and into NBSC under the Charter and Articles of Association of NBSC pursuant to the provisions of and with the effect provided in 12 U.S.C. ss. 215a ("Merger"). NBSC shall be the surviving bank and the receiving association resulting from the Merger and shall continue to conduct its business under the name The National Bank of South Carolina. The Merger shall be consummated pursuant to the terms of this Plan, which has been approved and adopted by the respective Boards of Directors of Synovus, Carolina Southern and NBSC, and by Synovus as the sole shareholder of NBSC.

         (B) Effect on Outstanding Shares. By virtue of the Merger, automatically and without any action on the part of the holder thereof (other than shares as to which dissenters' appraisal rights have been validly exercised and perfected as provided by Paragraph (C) of this Article I), each share of Carolina Southern Common Stock issued and outstanding on the Effective Date shall be converted into and exchanged for .8514 shares of Synovus Common Stock ("Per Share Exchange Ratio"). As of the Effective Date, each share of Carolina Southern Common Stock held as treasury stock of Carolina Southern shall be canceled, retired and cease to exist, and no payment shall be made in respect thereof.

         No fractional shares of Synovus Common Stock shall be issued in connection with the Merger. Each holder of Carolina Southern Common Stock who would otherwise have been

                                        2

entitled to receive a fraction of a share of Synovus Common Stock shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Synovus Common Stock multiplied by the closing price per share of Synovus Common Stock on the New York Stock Exchange ("NYSE") on the fifth business day immediately preceding the Effective Date of the Merger.

         Each shareholder of Carolina Southern Common Stock will be entitled to ten votes for each share of Synovus Common Stock to be received by him/her on the Effective Date pursuant to a set of resolutions adopted by the Board of Directors of Synovus on September 18, 2000 in accordance with and subject to those certain Articles of Amendment to Synovus' Articles of Incorporation, dated April 24, 1986. Synovus shall provide Carolina Southern with certified copies of such resolutions prior to the Effective Date.

         The shares of the Synovus Common Stock and NBSC Common Stock issued and outstanding immediately prior to the Effective Date shall remain outstanding and unchanged after the Merger.

         In the event that, subsequent to the date of this Plan but prior to the Effective Date, the outstanding shares of Synovus Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities through reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other like changes in Synovus' capitalization, then an appropriate and proportionate adjustment shall be made to the Per Share Exchange Ratio so as to prevent the dilutive effect of such transaction on a percentage of ownership basis.

         (C) Dissenting Shareholders. Any holder of shares of Carolina Southern Common Stock who complies with the provisions of Chapter 13 of the South Carolina Business Corporation Act ("South Carolina Act") as made applicable to the Merger by Section 33-13- 102 of the South Carolina Act, and does not vote for or consent to the Merger and delivers to Carolina Southern, prior to the taking of the vote on the Merger at the Shareholders' Meeting, a written objection to the Merger and within ten (10) days after the date on which the vote is taken makes written demand for payment for the shares of Carolina Southern Common Stock held by such holder as of the Effective Date, shall be entitled to receive the fair value of such shares in cash as determined pursuant to Chapter 13 of the South Carolina Act; provided, however, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has surrendered to Carolina Southern the certificate or certificates representing the shares of Carolina Southern Common Stock for which payment is being made.

         (D) Procedures. Certificates which represent shares of Carolina Southern Common Stock that are outstanding on the Effective Date (each, a "Certificate") and are converted into shares of Synovus Common Stock pursuant to the Plan shall, after the Effective Date, be deemed to represent shares of the Synovus Common Stock into which such shares have become converted and shall be exchangeable by the holders thereof in the manner provided in the

                                        3

transmittal materials described below for new certificates representing the shares of Synovus Common Stock into which such shares have been converted.

         As promptly as practicable after the Effective Date, Synovus shall send to each holder of record of shares of Carolina Southern Common Stock outstanding on the Effective Date transmittal materials for use in exchanging the Certificates for such shares for certificates for shares of the Synovus Common Stock into which such shares of the Carolina Southern Common Stock have been converted pursuant to the Plan. Upon surrender of a Certificate, duly endorsed as Synovus may require, the holder of such Certificate shall be entitled to receive in exchange therefor the consideration set forth in Paragraph I(B) hereof and such Certificate shall forthwith be canceled. No dividend or other distribution payable after the Effective Date with respect to the Synovus Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof surrenders such Certificate, at which time such holder shall receive all dividends and distributions, without interest thereon, previously withheld from such holder pursuant hereto. After the Effective Date, there shall be no transfers on the stock transfer books of Carolina Southern of shares of Carolina Southern Common Stock which were issued and outstanding on the Effective Date and converted pursuant to the provisions of the Plan. If after the Effective Date, Certificates are presented for transfer to Carolina Southern, they shall be canceled and exchanged for the shares of Synovus Common Stock deliverable in respect thereof as determined in accordance with the provisions of Paragraph (B) of Article I and in accordance with the procedures set forth in this Paragraph. In the case of any lost, mislaid, stolen or destroyed Certificate, the holder thereof may be required, as a condition precedent to the delivery to such holder of the consideration described in Paragraph B, to deliver to Synovus a bond in such sum as Synovus may direct as indemnity against any claim that may be made against the exchange agent, Synovus or Carolina Southern with respect to the Certificate alleged to have been lost, mislaid, stolen or destroyed.

         After the Effective Date, holders of Carolina Southern Common Stock shall cease to be, and shall have no rights as, stockholders of Carolina Southern, other than to receive shares of Synovus Common Stock into which such shares have been converted, fractional share payments pursuant to the Plan and any dividends or distributions with respect to such shares of Synovus Common Stock, or in the case of shareholders who exercise dissenters' rights pursuant to Chapter 13 of the South Carolina Act, the right to receive fair value for such shares. Until 90 days after the Effective Date, former shareholders of record of Carolina Southern shall be entitled to vote at any meeting of Synovus shareholders the record date for which occurs after the Effective Date the number of shares of Synovus Common Stock into which their respective Carolina Southern Common Stock are converted regardless of whether such holders have exchanged their certificates pursuant to the Plan.

         Notwithstanding the foregoing, neither Synovus nor Carolina Southern nor any other person shall be liable to any former holder of shares of Carolina Southern Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

                                        4

         (E) Options. On the Effective Date, each option granted by Carolina Southern to purchase shares of Carolina Southern Common Stock, which is outstanding and unexercised immediately prior thereto, shall be converted automatically into an option to purchase shares of Synovus Common Stock in an amount and at an exercise price determined as provided below (and otherwise having the same duration and other terms as the original option):

             (1) The number of shares of Synovus Common Stock to be subject to the new option shall be equal to the product of the number of shares of Carolina Southern Common Stock subject to the original option multiplied by the Per Share Exchange Ratio provided that any fractional shares of Synovus Common Stock resulting from such multiplication shall be rounded down to the nearest whole share; and

             (2) The exercise price per share of Synovus Common Stock under the new option shall be equal to the exercise price per share of Carolina Southern Common Stock under the original option divided by the Per Share Exchange Ratio provided that such exercise price shall be rounded up to the nearest cent.

         The adjustment provided herein with respect to any options which are "incentive stock options" (as defined in Section 422 of the Internal Revenue Code of 1986 (the "Code")) shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code.

         Within thirty (30) days after the Effective Date, Synovus shall notify each holder of an option to purchase Carolina Southern Common Stock of the assumption of such options by Synovus and the revisions to the options shall be effected thereby. No payment shall be made for fractional interests. From and after the date hereof, no additional options to purchase Carolina Southern Common Stock shall be granted.

         (F) Business of NBSC. The business of NBSC from and after the Effective Date shall continue to be that of a national banking association. The business shall be conducted from its main office located in Sumter, South Carolina and at its legally established branches, which shall also include the main office and all branches, whether in operation or approved but unopened, of Carolina Southern on the Effective Date.

         (G) Assumption of Rights. On the Effective Date, the separate existence and corporate organization of Carolina Southern shall be merged into and continued in NBSC, as the surviving bank and receiving association of the Merger. All rights, franchises and interests of Carolina Southern and NBSC in and to every type of property (real, personal and mixed), and all choses in action of Carolina Southern and NBSC shall be transferred to and vested in NBSC as the surviving bank and receiving association by virtue of the Merger without any deed or other transfer. NBSC, upon consummation of the Merger and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, in the same

                                        5

manner and to the same extent as such rights, franchises, and interests were held or enjoyed by either of Carolina Southern or by NBSC on the Effective Date, subject to the conditions imposed by 12 U.S.C. ss. 215a.

         (H) Assumption of Liabilities. All liabilities and obligations of both of Carolina Southern and of NBSC of every kind and description shall be assumed by NBSC as the surviving bank and receiving association by virtue of the Merger, and NBSC shall be bound thereby in the same manner and to the same extent that either of Carolina Southern or NBSC was so bound on the Effective Date.

         (I) Articles of Association. On the Effective Date, following consummation of the Merger, the Articles of Association of NBSC shall be in the form set forth in Exhibit "A" to this Plan, as modified only by such amendments as may be adopted by the sole shareholder of NBSC prior to the Effective Date. The bylaws of NBSC, as in effect on the Effective Date, shall continue in full force and effect as the bylaws of NBSC after the Effective Date.

         (J) Directors. The Board of Directors of NBSC immediately following the Effective Date shall consist of the persons named in Exhibit "B" to the Plan, each of whom shall serve until his respective successor is elected and qualified or until a new Board of Directors is elected as provided in the Articles of Association or bylaws of NBSC or as provided by law.

         (K) Capital Stock of NBSC. The capital stock of NBSC upon completion of the Merger shall be $4,650,000, consisting of 930,000 issued and outstanding shares of common stock of a par value of $5.00 per share. In addition, NBSC shall have a surplus of approximately $73,491,769 and undivided profits, including capital reserves, of approximately $92,541,259 adjusted, however, for earnings and expenses between August 31, 2000 and the Effective Date. The capital structures of NBSC and Carolina Southern are set forth in Exhibit "C" to this Plan.

                           II. ACTIONS PENDING MERGER

         (A) Carolina Southern shall conduct its business only in the ordinary course and shall not, without the prior written consent of Synovus, which consent will not be unreasonably withheld: (1) issue any options to purchase capital stock or issue any shares of capital stock, other than shares of Carolina Southern Common Stock issued in connection with the exercise of currently outstanding options to purchase shares of Carolina Southern Common Stock; (2) declare, set aside, or pay any dividend or distribution with respect to the capital stock of Carolina Southern other than normal and customary quarterly cash dividends in accordance with past practices; (3) directly or indirectly redeem, purchase or otherwise acquire any capital stock of Carolina Southern; (4) effect a split or reclassification of the capital stock of Carolina Southern or a recapitalization of Carolina Southern; (5) amend the articles of incorporation or bylaws of Carolina Southern; (6) grant any increase in the salaries payable or to become

                                        6

payable by Carolina Southern to any employee and other than normal, annual salary increases to be made with regard to the employees of Carolina Southern;
(7) make any change in any bonus, group insurance, pension, profit sharing, deferred compensation, or other benefit plan, payment or arrangement made to, for or with respect to any employees or directors of Carolina Southern, except to the extent such changes are required by applicable laws or regulations; (8) enter into, terminate, modify or amend any contract, lease or other agreement with any officer or director of Carolina Southern or any "associate" of any such officer or director, as such term is defined in Regulation 14A under the Securities Exchange Act of 1934, as amended ("Exchange Act"), other than in the ordinary course of its banking business; (9) incur or assume any liabilities, other than in the ordinary course of its business; (10) dispose of any of its assets or properties, other than in the ordinary course of its business; (11) take any other action not in the ordinary course of business; or (12) directly or indirectly agree to take any of the foregoing actions.

         (B) Prior to the Effective Date, Carolina Southern agrees: (1) that it shall not and Carolina Southern shall direct and use its best efforts to cause its respective officers, directors, employees, agents and representatives (including without limitation, any investment banker, attorney or accountant retained by it) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including without limitation, any proposal or offer to its stockholders) with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or equity securities of, Carolina Southern (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; (2) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and Carolina Southern will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken in this Paragraph (B); and (3) that it will notify Synovus immediately of the identity of the potential acquiror and the terms of such person's or entity's proposal if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it; provided, however, that nothing contained in this Paragraph shall prohibit the Board of Directors of Carolina Southern from (i) furnishing information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited written proposal to acquire Carolina Southern pursuant to a merger, consolidation, share exchange, purchase of a substantial portion of the assets, business combination or other similar transaction, if, and only to the extent that, (A) the failure to take such action would constitute a breach of its fiduciary duties (as determined in good faith by the Carolina Southern Board of Directors after consultation with counsel), (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, Carolina Southern provides written notice to Synovus to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity, and (C)

                                        7

subject to any confidentiality agreement with such person or entity (which Carolina Southern determined in good faith was required to be executed in order for the Board of Directors to comply with its fiduciary duties to stockholders), Carolina Southern keeps Synovus informed of the status of any such discussions or negotiations; and (ii) to the extent applicable, complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal. Nothing in this Section shall (x) permit Carolina Southern to terminate this Agreement (except as specifically provided in Article VI hereof), (y) permit Carolina Southern to enter into any agreement with respect to an Acquisition Proposal during the term of this Agreement (it being agreed that during the term of this Agreement, Carolina Southern shall not enter into any agreement with any person that provides for, or in any way facilitates, an Acquisition Proposal (other than a confidentiality agreement in customary form)), or (z) affect any other obligation of any party under this Agreement.

                       III. REPRESENTATIONS AND WARRANTIES

         Synovus, for itself and on behalf of NBSC, hereby represents and warrants to Carolina Southern, and Carolina Southern represents and warrants to Synovus, that, except as previously disclosed in a letter of Synovus or Carolina Southern, respectively, of even date herewith delivered to the other party (all references to Synovus below shall be deemed to include its Subsidiaries):

         (A) the representations set forth in Recitals A through E of the Plan with respect to it are true and correct and constitute representations and warranties for the purpose of Article V, hereof;

         (B) its outstanding shares of capital stock are duly authorized, validly issued and outstanding, fully paid and (subject to 12 U.S.C. ss.55 in the case of a national bank) non-assessable, and subject to no preemptive rights of current or past shareholders;

         (C) it has the power and authority, and is duly qualified in all jurisdictions (except for such qualifications the absence of which will not as a whole have an adverse effect on its business, results of operations or financial condition which is material to it ("Material Adverse Effect") where such qualification is required to carry on its business as it is now being conducted, to own all its material properties and assets, and has all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, except for such authorizations the absence of which, either individually or in the aggregate, would not have a Material Adverse Effect;

         (D) in the case of Synovus, the shares of capital stock of each of its Subsidiaries are owned by it (except for director's qualifying shares) free and clear of all liens, claims, encumbrances and restrictions on transfer;


                                        8

         (E) subject, in the case of Carolina Southern, to the receipt of any required shareholder approval of this Plan, its Board of Directors has unanimously approved any and all transactions, events, agreements and circumstances (including without limitation, the execution, delivery and performance of this Agreement) that could have the effect of causing Synovus to become subject to any of the limitations or restrictions in Sections 35-2-201 through 35-2-226 of the Code of Laws of South Carolina applicable to an "interested shareholder" (as defined in Section 35-2-210 of the Code of Laws of South Carolina), none of such limitations or restrictions will apply to the Plan, and the Plan has been authorized by all necessary corporate action of it and, subject to receipt of such approvals of shareholders and required regulatory approvals, is a valid and binding agreement of it enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles;

         (F) the execution, delivery and performance of the Plan by it does not, and the consummation of the transactions contemplated hereby by it will not, constitute: (1) a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of it or to which it (or any of its respective properties) is subject which breach, violation or default would have a Material Adverse Effect, or enable any person to enjoin any of the transactions contemplated hereby; or (2) a breach or violation of, or a default under, its certificate or articles of incorporation or bylaws; and the consummation of the transactions contemplated hereby will not require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such agreement, indenture or instrument, other than the required approvals of applicable regulatory authorities and the approval of the shareholders of Carolina Southern, both of which are referred to in Paragraph
(A) of Article V and any consents and approvals the absence of which will not have a Material Adverse Effect;

         (G) since December 31, 1998, Synovus has filed all forms, reports and documents with the SEC, and Carolina Southern has filed all forms, reports and documents with the FDIC pursuant to 12 CFR Part 335, required to be filed by it pursuant to the federal securities laws and SEC rules and regulations thereunder (the "Reports,") each of which complied as to form, at the time such form, report or document was filed, in all material respects with the applicable requirement of the Securities Act of 1933, as amended ("Securities Act"), the Exchange Act and the applicable rules and regulations thereunder. As of their respective dates, none of the Reports, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of the balance sheets in or incorporated by reference into the Reports (including the related notes and schedules) fairly presents the financial position of the entity or entities to which it relates as of its date and each of the statements of operations and retained earnings and of cash flows and changes in financial position or equivalent statements in or incorporated by reference into the Reports (including

                                        9

any related notes and schedules) fairly presents the results of operations, retained earnings and cash flows and changes in financial position, as the case may be, of the entity or entities to which it relates for the periods set forth therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments that are not material in amount or effect), in each case in accordance with generally accepted accounting principles applicable to banks and bank holding companies consistently applied during the periods involved, except as may be noted therein. It has no material obligations or liabilities (contingent or otherwise) except as disclosed in the Reports.

         (H) it has no material liabilities and obligations secured or unsecured, whether accrued, absolute, contingent or otherwise, known or unknown, due or to become due, including, but not limited to tax liabilities, that should have been but are not reflected in or reserved against in its audited financial statements as of December 31, 1999 or disclosed in the notes thereto;

         (I) there has not been the occurrence of one or more events, conditions, actions or states of facts which have caused a Material Adverse Effect with respect to it since December 31, 1999;

         (J) all material federal, state, local, and foreign tax returns required to be filed by or on behalf of it have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired; and to the best of its knowledge, all such returns filed are complete and accurate in all material respects. All taxes shown on returns filed by it have been paid in full or adequate provision has been made for any such taxes on its balance sheet (in accordance with generally accepted accounting principles). As of the date of the Plan, there is no audit examination, deficiency, or refund litigation with respect to any taxes of it that would result in a determination that would have a Material Adverse Effect. All taxes, interest, additions, and penalties due with respect to completed and settled examinations or concluded litigation relating to it have been paid in full or adequate provision has been made for any such taxes on its balance sheet (in accordance with generally accepted accounting principles). It has not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. Deferred taxes have been provided for in its financial statements in accordance with generally accepted accounting principles applied on a consistent basis;

         (K)(1) no litigation, proceeding or controversy before any court or governmental agency is pending, and there is no pending claim, action or proceeding against it, which is likely to have a Material Adverse Effect or to prevent consummation of the transactions contemplated hereby, and, to the best of its knowledge, no such litigation, proceeding, controversy, claim or action has been threatened or is contemplated; and (2) it is not subject to any agreement, memorandum of understanding, commitment letter, board resolution or similar arrangement with, or transmitted to, any regulatory authority materially restricting its operations as conducted on the date hereof or requiring that certain actions be taken which

                                       10

could reasonably be expected to have a Material Adverse Effect;

         (L) it is not in default in any material respect under any material contract (as defined in Item 601(b)(10)(i) and (ii) of Regulation S-K) and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default;

         (M) all "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), that cover any of its employees, comply in all material respects with all applicable requirements of ERISA, the Code and other applicable laws; it has not engaged in a "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any such plan which is likely to result in any material penalties or taxes under Section 502(i) of ERISA or Section 4975 of the Code; no material liability to the Pension Benefit Guaranty Corporation has been or is expected by it or them to be incurred with respect to any such plan which is subject to Title IV of ERISA ("Pension Plan"), or with respect to any "single-employer plan" (as defined in Section 4001(a)(15) of ERISA) currently or formerly maintained by it, them or any entity which is considered one employer with it under Section 4001 of ERISA or Section 414 of the Code; no Pension Plan had an "accumulated funding deficiency" (as defined in Section 302 of ERISA (whether or not waived) as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each Pension Plan exceeds the present value of the "benefit liabilities" (as defined in Section 4001(a)(16) of ERISA) under such Pension Plan as of the end of the most recent plan year with respect to the respective Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such Pension Plan as of the date hereof; to the actual knowledge of its executive officers, there are no pending or anticipated material claims against or otherwise involving any of its employee benefit plans and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of activities of such plans) has been brought against or with respect to any such plan, except for any of the foregoing which would not have a Material Adverse Effect; no notice of a "reportable event" (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any Pension Plan within the 12-month period ending on the date hereof; it has not contributed to a "multi-employer plan", as defined in Section 3(37) of ERISA; and it does not have any obligations for retiree health and life benefits under any benefit plan, contract or arrangement, except as required by Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA;

         (N) it has good and marketable title to its properties and assets, tangible or intangible (other than property as to which it is lessee), except for such defects in title which would not, in the aggregate, have a Material Adverse Effect;

         (O) it knows of no reason why the regulatory approvals referred to in Paragraphs (A)(2) and (A)(3) of Article V should not be obtained without the imposition of any condition of the type referred to in the proviso following such Paragraphs (A)(2) and (A)(3) or why the

                                       11

accountants' letter referred to in Paragraph (A)(10) of Article V cannot be obtained;

         (P) its reserve for possible loan and lease losses as shown in its audited financial statements as of December 31, 1999 was, and its reserve for possible loan and lease losses as shown in all Quarterly Reports on Form 10-Q filed prior to the Effective Date will be, adequate in all material respects under generally accepted accounting principles applicable to banks and bank holding companies;

         (Q) it has all material permits, licenses, certificates of authority, orders, and approvals of, and has made all filings, applications, and registrations with, federal, state, local, and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as it is presently conducted and the absence of which would have a Material Adverse Effect; all such permits, licenses, certificates of authority, orders, and approvals are in full force and effect, and to the best knowledge of it no suspension or cancellation of any of them is threatened;

         (R) in the case of Synovus, the shares of capital stock to be issued pursuant to the Plan, when issued in accordance with the terms of the Plan, will be duly authorized, validly issued, fully paid and nonassessable and subject to no preemptive rights of any current or past shareholders;

         (S) it is not a party to, nor is bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, nor is it the subject of a proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it pending or threatened;

         (T) other than services provided by The Carson Medlin Company, which has been retained by Carolina Southern and the arrangements with which, including fees, have been disclosed to Synovus prior to the date hereof, neither it, nor any of its respective officers, directors, or employees, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees, and no broker or finder has acted directly or indirectly for it, in connection with the Plan or the transactions contemplated hereby;

         (U) the information to be supplied by it for inclusion in: (1) the Registration Statement on Form S-4 and/or such other form(s) as may be appropriate to be filed under the Securities Act, with the SEC by Synovus for the purpose of, among other things, registering the Synovus Common Stock to be issued to the shareholders of Carolina Southern in the Merger (the "Registration Statement"); or (2) the proxy statement to be filed with the SEC and the FDIC under the Exchange Act and distributed in connection with Carolina Southern's meeting of its shareholders to vote upon this Plan (as amended or supplemented from time to time, the "Proxy Statement", and together with the prospectus included in the Registration

                                       12

Statement, as amended or supplemented from time to time, the "Proxy Statement/Prospectus") will not at the time such Registration Statement becomes effective, and in the case of the Proxy Statement/Prospectus at the time it is mailed and at the time of the meeting of stockholders contemplated under this Plan, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading;

         (V) for purposes of this section, the following terms shall have the indicated meaning:

         "Environmental Law" means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to: (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource); and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances. The term Environmental Law includes without limitation: (1) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. ss. 9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. ss. 6901, et seq; the Clean Air Act, as amended, 42 U.S.C. ss. 7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. ss. 1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. ss. 9601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. ss. 11001, et seq; the Safe Drinking Water Act, 42 U.S.C. ss. 300f, et seq; all accompanying federal regulations and all comparable state and local laws; and (2) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Substance.

         "Hazardous Substance" means any substance or waste presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any material containing any such substance as a component. Hazardous Substances include without limitation petroleum or any derivative or by-product thereof, asbestos, radioactive material, and polychlorinated biphenyls.

         "Loan Portfolio Properties and Other Properties Owned" means those properties owned or operated by Synovus or Carolina Southern as applicable.

             (1) there are no actions, suits, demands, notices, claims, investigations or proceedings pending or, to the actual knowledge of its officers, threatened against it relating to the Loan Portfolio Properties and Other Properties Owned by it under any Environmental Law, including without limitation any notices, demand letters or requests for information from any

                                       13

federal or state environmental agency relating to any such liabilities under or violations of Environmental Law, nor, in the actual knowledge of its officers, are there any circumstances which could reasonably be expected to lead to such actions, suits, demands, notices, claims, investigations or proceedings, except such which will not have, or result in, a Material Adverse Effect; and

         (W) in the case of Carolina Southern, all securities issued by it convertible into Carolina Southern Common Stock shall, as a result and upon consummation of the Merger be convertible only into Synovus Common Stock.

                                  IV. COVENANTS

         Synovus hereby covenants to Carolina Southern, and Carolina Southern hereby covenants to Synovus, that:

         (A) it shall take or cause to be taken all action necessary or desirable under the Plan on its part as promptly as practicable, including the filing of all necessary applications and the Registration Statement, so as to permit the consummation of the transactions contemplated by the Plan at the earliest possible date and cooperate fully with the other party hereto to that end;

         (B) in the case of Carolina Southern, it shall: (1) take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of approving the Plan as soon as is reasonably practicable; (2) distribute to its shareholders the Proxy Statement/Prospectus in accordance with applicable federal and state law and with its articles of incorporation and bylaws; (3) recommend to its shareholders that they approve the Plan (unless such recommendation would constitute a breach of its fiduciary duties as determined in good faith after consultation with counsel); and (4) cooperate and consult with Synovus with respect to each of the foregoing matters;

         (C) it will cooperate in the preparation and filing of the Proxy Statement/Prospectus and Registration Statement in order to consummate the transactions contemplated by the Plan as soon as is reasonably practicable;

         (D) Synovus will advise Carolina Southern, promptly after Synovus receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the shares of Synovus Common Stock issuable pursuant to the Plan for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information;

         (E) in the case of Synovus, it shall take all actions to obtain, prior to the effective date of the Registration Statement, all applicable state securities law or "Blue Sky" permits,

                                       14

approvals, qualifications or exemptions for the Synovus shares to be issued pursuant to this Plan;

         (F) subject to its disclosure obligations imposed by law, unless reviewed and agreed to by the other party hereto in advance, it will not issue any press release or written statement for general circulation relating to the transactions contemplated hereby; provided however, that nothing in this Paragraph (F) shall be deemed to prohibit either party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such party's disclosure obligations imposed by law;

         (G) from and subsequent to the date hereof, it will: (1) give to the other party hereto and its respective counsel and accountants reasonable access to its premises and books and records during normal business hours for any reasonable purpose related to the transactions contemplated hereby; (2) cooperate and instruct its respective counsel and accountants to cooperate with the other party hereto and with its respective counsel and accountants with regard to the formulation and production of all necessary information, disclosures, financial statements, registration statements and regulatory filings with respect to the transactions encompassed by the Plan; and (3) not use any information obtained pursuant to this Paragraph (G) for any purpose unrelated to the consummation of the transactions contemplated by the Plan and, if the Plan is not consummated, it will hold all information and documents obtained pursuant to this Paragraph (G) in confidence unless and until such time as such information or documents otherwise become publicly available through no action by it or as it is advised by counsel that any such information or document is required by law to be disclosed, and in the event of termination of the Plan, it will deliver to the other party hereto all documents so obtained by it and any copies thereof;

         (H) it shall notify the other party hereto as promptly as practicable of: (1) any breach of any of its representations, warranties or agreements contained herein; (2) any occurrence, or impending occurrence, of any event or circumstance which would cause or constitute a material breach of any of the representations, warranties or agreements of it contained herein; and (3) any material adverse change in its financial condition, results of operations or business; and it shall use its best efforts to prevent or remedy the same;

         (I) it shall cooperate and use its best efforts to promptly prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, approvals and authorizations of all third parties and governmental bodies or agencies, including, in the case of Synovus, submission of applications for approval of the Plan and the transactions contemplated hereby to the Georgia Department of Banking and Finance ("Georgia Department"), the South Carolina Board of Financial Institutions ("South Carolina Board"), the Office of the Comptroller of the Currency ("OCC") and to such other regulatory agencies as required by law;

         (J) it will use its best efforts to cause the Merger to qualify for pooling of interests

                                       15

accounting treatment and to qualify as a reorganization within the meaning of
Section 368(a) of the Code for federal income tax purposes;

         (K) Synovus shall use its best efforts to cause the shares of Synovus Common Stock to be issued pursuant to the terms of this Plan to be approved for listing on the NYSE, and each such share shall be entitled to ten votes per share in accordance with and subject to those certain Articles of Amendment to Synovus' Articles of Incorporation dated April 24, 1986;

         (L) following the Effective Date, Synovus shall continue to provide generally to officers and employees of Carolina Southern employee benefits, including without limitation pension benefits, health and welfare benefits, life insurance and vacation and severance arrangements (collectively, "Employee Benefits"), on terms and conditions which, when taken as a whole, are: (1) substantially similar to those currently provided by Carolina Southern; or (2) the same employee benefits as are provided to employees of NBSC. With respect to Employee Benefits maintained by Synovus and NBSC in which Carolina Southern participates after the Effective Date, Synovus agrees: (1) to treat service by Carolina Southern employees prior to the Effective Date as service with Synovus for eligibility and vesting purposes only; and (2) to waive pre-existing condition limitations, if any, as would otherwise be applied to participating employees of Carolina Southern upon the implementation of such Employee Benefits constituting "group health plans" within the meaning of Section 5000(b)(i) of the Code;

         (M) from the date hereof, Carolina Southern shall promptly furnish Synovus with copies of all documents filed prior to the Effective Date with the FDIC and all documents filed with other governmental or regulatory agencies or bodies in connection with the Merger;

         (N) Carolina Southern shall use its best efforts to cause each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act and for purposes of qualifying for "pooling-of interests" treatment as described below) to deliver to Synovus as soon as practicable after the date hereof, but in no event after the date of the Carolina Southern shareholders meeting called to approve the Merger, a written agreement providing that such person will not sell, pledge, transfer or otherwise dispose of any shares of Carolina Southern Common Stock held by such "affiliate" and the shares of Synovus Common Stock to be received by such "affiliate" in the Merger: (1) in the case of shares of Synovus Common Stock only, except in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder; and (2) during the periods during which any such sale, pledge, transfer or other disposition would, under generally accepted accounting principles or the rules, regulations or interpretations of the SEC, disqualify the Merger for "pooling-of-interests" accounting treatment, except as permitted by Staff Accounting Bulletin No. 76 issued by the SEC. The certificates of Synovus Common Stock issued to affiliates of Carolina Southern will bear an appropriate legend reflecting the foregoing. The parties understand that such periods in general encompass the period commencing 30 days prior to the Merger and ending at the time of the publication of financial results covering at least 30 days

                                       16

of combined operations of Synovus and Carolina Southern within the meaning of
Section 201.01 of the SEC's Codification of Financial Reporting Policies;

         (O) it will not directly or indirectly take any action or omit to take any action to cause any of its representations and warranties made in this Plan to become untrue;

         (P) in the case of Synovus, it shall take no action which would cause the shareholders of Carolina Southern to recognize gain or loss as a result of the Merger to the extent such shareholders would not otherwise recognize gain or loss as described in Paragraph (A)(8) of Article V;

         (Q) it shall take no action which would prevent the merger from qualifying for pooling-of-interests accounting treatment;

         (R) Carolina Southern shall coordinate with Synovus the declaration of any dividends in respect of Carolina Southern Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Carolina Southern Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of Carolina Southern Common Stock and any shares of Synovus Common Stock any such holder receives in exchange therefor in the Merger;

         (S) Carolina Southern will, within 30 days after the date hereof, engage a firm satisfactory to Synovus to conduct: (a) a phase one environmental assessment of the banking facilities currently owned by Carolina Southern upon which Carolina Southern is conducting a banking business, which assessment shall meet the standards of ASTM E1527-97 and shall include at a minimum a site history, on-site inspection, asbestos report, evaluation of surrounding properties and soil tests in the event any underground storage tanks are discovered; and (b) a transaction screen that meets the standards of ASTM E1528 for the properties that Carolina Southern leases, and in addition, Carolina Southern agrees to conduct a phase one assessment of the leased properties if, in Synovus' reasonable judgment, the transaction screen indicates potential environmental liabilities associated with the leased properties. Synovus has requested such inspection and testing in an effort to reasonably determine whether potential liabilities exist relating to Environmental Law. Delivery of the phase one assessments and transaction screens satisfactory to Synovus is an express condition precedent to the consummation of the Merger. Within 15 days after receipt of these reports, Synovus shall notify Carolina Southern in writing whether or not, in the reasonable judgment of Synovus, the results of such reports will have a Material Adverse Effect on Carolina Southern. In the event that Synovus determines, in its reasonable judgment, that the results of such reports will have a Material Adverse Effect on Carolina Southern, such written notification shall include a statement by Synovus regarding whether or not it intends to terminate this Agreement based upon the results of such reports. The Parties agree that Synovus has given Carolina Southern good and valuable consideration for its agreement to

                                       17

obtain and pay the cost of such inspection and testing, and Synovus shall be entitled to rely on same; and

         (T) Prior to the Effective Date, Carolina Southern shall purchase for, and on behalf of, its current and former officers and directors, extended coverage under the current directors' and officers' liability insurance policy maintained by Carolina Southern to provide for continued coverage of such insurance for a period of three years following the Effective Date with respect to matters occurring prior to the Effective Date.

                          V. CONDITIONS TO CONSUMMATION

         (A) The respective obligations of Synovus and of Carolina Southern to effect the Merger shall be subject to the satisfaction prior to the Effective Date of the following conditions:

             (1) the Plan and the transactions contemplated hereby shall have been approved by the requisite vote of the shareholders of Carolina Southern in accordance with applicable law and Carolina Southern shall have furnished to Synovus certified copies of resolutions duly adopted by Carolina Southern's shareholders evidencing the same;

             (2) the procurement by Synovus and Carolina Southern of approval of the Plan and the transactions contemplated hereby by: (i) the Georgia Department; (ii) the South Carolina Board; and (iii) the OCC;

             (3) procurement of all other regulatory consents and approvals which are necessary to the consummation of the transactions contemplated by the Plan; provided, however, that no approval or consent in Paragraphs (A)(2) and
(A)(3) of this Article V shall be deemed to have been received if it shall include any conditions or requirements (other than conditions or requirements which are customarily included in such an approval or consent) which would have such a material adverse impact on the economic or business benefits of the transactions contemplated hereby as to render inadvisable the consummation of the Merger in the reasonable opinion of the Board of Directors of Synovus or Carolina Southern;

             (4) the satisfaction of all other statutory or regulatory requirements which are necessary to the consummation of the transactions contemplated by the Plan;

             (5) no party hereto shall be subject to any order, decree or injunction or any other action of a United States federal or state court of competent jurisdiction restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement;

             (6) no party hereto shall be subject to any order, decree or injunction or any other action of a United States federal or state governmental, regulatory or administrative agency or commission restraining, enjoining or otherwise prohibiting the transactions

                                       18

contemplated by this Agreement;

             (7) the Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC, and Synovus shall have received all state securities law and "Blue Sky" permits, approvals, qualifications or exemptions necessary to consummate the transactions contemplated hereby;

             (8) each party shall have received an opinion ("Tax Opinion") from KPMG LLP, certified public accountants ("KPMG"), updated as of the Effective Date, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that, accordingly: (i) no gain or loss will be recognized by Synovus or Carolina Southern as a result of the Merger; and (ii) no gain or loss will be recognized by the shareholders of Carolina Southern who exchange their shares of Carolina Southern Common Stock solely for shares of Synovus Common Stock pursuant to the Merger;

             (9) each party shall have delivered to the other party a certificate, dated as of the Effective Date, signed by its Chairman of the Board, or its Chief Financial Officer, and by its Controller to the effect that, to the best knowledge and belief of such officers, the statement of facts and representations made on behalf of the management of such party, presented to KPMG in delivering the Tax Opinion, were at the date of such presentation true, correct and complete. Each party shall have received a copy of the Tax Opinion referred to in Paragraph (A)(8) of this Article V; and

             (10) Synovus shall have reasonably concluded that the Merger will qualify for pooling-of-interests accounting treatment.

         (B) The obligation of Synovus to effect the Merger shall be subject to the satisfaction prior to the Effective Date of the following additional conditions:

             (1) each of the representations, warranties and covenants contained herein of Carolina Southern shall be true on, or complied with by, the Effective Date in all material respects as if made on such date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date) and Synovus shall have received a certificate signed by the Chief Executive Officer of Carolina Southern, dated the Effective Date, to such effect;

             (2) there shall be no discovery of facts, or actual or threatened causes of action, investigations or proceedings by or before any court or other governmental body that relates to or involves Carolina Southern:
(a) which, in the reasonable judgment of Synovus, would have a Material Adverse Effect upon Carolina Southern or the consummation of the

                                       19

transactions contemplated by this Agreement; (b) that challenges the validity or legality of this Agreement or the consummation of the transactions contemplated by this Agreement; or (c) that seeks to restrain or invalidate the consummation of the transactions contemplated by this Agreement or seeks damages in connection therewith;

             (3) Synovus shall not have learned of any fact or condition with respect to the business, properties, assets, liabilities, deposit relationships or earnings of Carolina Southern which, in the reasonable judgment of Synovus, is materially at variance with one or more of the warranties or representations set forth in this Agreement or which, in the reasonable judgment of Synovus, has or will have a Material Adverse Effect on Carolina Southern;

             (4) John S. Poole and Thomas H. Lyles shall have entered into employment agreements with Synovus as proposed by Synovus and approved by Messrs. Poole and Lyles which will become effective as of the Effective Date;

             (5) on the Effective Date, Carolina Southern will have a CAMELS rating of 1 and a Compliance Rating and Community Reinvestment Act Rating of at least Satisfactory;

             (6) on the Effective Date, Carolina Southern will have a loan loss reserve of at least 1.45% of loans and which will be adequate in all material respects under generally accepted accounting principles applicable to banks;

             (7) Carolina Southern shall have delivered to Synovus the environmental reports referenced in Paragraph (V) of Article III; and

             (8) the results of any regulatory exam of Carolina Southern occurring between the date hereof and the Effective Date shall be reasonably satisfactory to Synovus.

         (C) The obligation of Carolina Southern to effect the Merger shall be subject to the satisfaction prior to the Effective Date of the following additional conditions:

             (1) each of the representations, warranties and covenants contained herein of Synovus and NBSC shall be true on, or complied with by, the Effective Date in all material respects as if made on such date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date) and Carolina Southern shall have received a certificate signed by the Chief Executive Officer of Synovus, dated the Effective Date, to such effect;

             (2) the listing for trading of the shares of Synovus Common
Stock which shall be issued pursuant to the terms of this Plan on the NYSE shall have been approved by the NYSE subject to official notice of issuance;


                                       20

             (3) there shall be no discovery of facts, or actual or threatened causes of action, investigations or proceedings by or before any court or other governmental body that relates to or involves Synovus: (a) which, in the reasonable judgment of Carolina Southern, would have a Material Adverse Effect upon either Synovus or the consummation of the transactions contemplated by this Agreement; (b) that challenges the validity or legality of this Agreement or the consummation of the transactions contemplated by the Agreement; or (c) that seeks to restrain or invalidate the consummation of the transactions contemplated by this Agreement or seeks damages in connection therewith;

             (4) Carolina Southern shall not have learned of any fact or condition with respect to the business, properties, assets, liabilities, deposit relationships or earnings of Synovus which, in the reasonable judgment of Carolina Southern, is materially at variance with one or more of the warranties or representations set forth in this Agreement or which, in the reasonable judgment of Carolina Southern, has or will have a Material Adverse Effect on Synovus;

             (5) Carolina Southern shall have received from the Office of the General Counsel of Synovus an opinion to the effect that Synovus is duly organized, validly existing and in good standing, the Plan has been duly and validly authorized by all necessary corporate action on the part of Synovus, has been duly and validly executed and delivered by Synovus, is the valid and binding obligation of Synovus, enforceable in accordance with its terms except as such may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and that the shares of Synovus Common Stock to be issued in the Merger are duly authorized, validly issued, fully paid, nonassessable, and not subject to any preemptive rights of any current or past shareholders; and

             (6) Carolina Southern shall have received from The Carson
Medlin Company a letter, dated not more than five (5) business days prior to the date of the Proxy Statement, to the effect that, in the opinion of such firm, the Per Share Exchange Ratio is fair, from a financial point of view, to the holders of Carolina Southern Common Stock.

                                 VI. TERMINATION

         (A) Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Date, before or after the approval of this Agreement by the stockholders of Carolina Southern, by the mutual consent of Synovus, Carolina Southern and NBSC.

         (B) Termination by Either Synovus or Carolina Southern. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either Synovus or Carolina Southern if (a) the Merger shall not have been consummated by April 30, 2001 unless the failure to so consummate by such time is due to the breach of the Plan by the

                                       21

party seeking to terminate, or (b) consummation of the Merger does not occur by reason of the failure of any of the conditions precedent set forth in Article V hereof unless the failure to meet such conditions precedent is due to a breach of the Plan, including the convenants, representations and warranties set forth herein, by the party seeking to terminate.

         (C) Termination by Carolina Southern. This Agreement may be terminated and the Merger may be abandoned without liability, except with respect to Paragraph (E) of Article VI, at any time prior to the Effective Date, before or after the adoption and approval by the shareholders of Carolina Southern referred to in Paragraph (A)(1) of Article V, by action of the Board of Directors of Carolina Southern if (a) the Board of Directors of Carolina Southern shall not have recommended or shall have withdrawn or modified its recommendation or approval of the transactions contemplated by this Agreement, if the failure to do so would constitute a breach of the fiduciary duty of the Board of Directors (as determined in good faith after consultation with counsel); or (b) the average closing price of Synovus on the New York Stock Exchange is below $16.00 per share for any 20 consecutive day trading period ending five business days prior to the shareholders' meeting called to vote on the Merger. Carolina Southern shall have three business days after such time in which to make a determination to terminate this Agreement.

         (D) Termination by Synovus. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Date, by action of the Board of Directors of Synovus if (a) the average closing price of Synovus on the New York Stock Exchange is above $23.00 per share for any 20 consecutive day trading period ending five business days prior to the shareholders' meeting called to vote on the Merger (Synovus shall have three business days after such time in which to make a determination to terminate this Agreement.); or (b) another entity, person, or group (as defined in Section 13(d)(3) of the Exchange
Act) commences a public offer relating to an Acquisition Proposal to acquire all or a significant portion of the equity securities of Carolina Southern and, in fact, acquires all or a significant portion of the equity securities of Carolina Southern pursuant to said offer or otherwise or it shall have been publicly disclosed or Synovus shall have learned that any entity, person, or group shall have acquired all or a significant portion of the equity securities of Carolina Southern or shall have been granted any option or right, conditional or otherwise, to acquire all or a significant portion of the equity securities of Carolina Southern; or (c) Carolina Southern enters into an agreement relating to an Acquisition Proposal whereby Carolina Southern or all or a significant portion of the equity securities of Carolina Southern, or all or substantially all of Carolina Southern's assets are to be acquired by, or Carolina Southern is to be consolidated with, a person or entity other than Synovus or a subsidiary or affiliate of Synovus; or (d) there has been a breach by Carolina Southern of any of the covenants contained in Paragraph (B) of Article II hereof that results in an Acquisition Proposal, or a breach of its covenant in Paragraph (B) of Article IV hereof to recommend approval of this Agreement and the transactions contemplated thereby.

         (E) Termination Fee. In the event that (a) Carolina Southern terminates this

                                       22

Agreement pursuant to Paragraph (C)(a) of this Article VI hereof in order to entertain, negotiate or enter into an Acquisition Proposal; or (b) Synovus terminates this Agreement pursuant to Paragraphs D(b),(c) or (d) of this Article VI and as of the date of such termination, (x) there has been no breach by Synovus of a representation or warranty herein which would have or would be reasonably likely to have a Material Adverse Effect on Synovus, (y) there has been no material breach of any of the covenants or agreements set forth in this Agreement on the part of Synovus, and (z) Carolina Southern does not have the right to terminate this Agreement pursuant to Paragraph (A), Paragraph (B) or Paragraph C (b) of this Article VI, then no later than five (5) business days after such termination, Carolina Southern shall pay to Synovus an amount in cash equal to $500,000, plus actual out of pocket expenses incurred by Synovus in connection with the transactions contemplated hereby (including but not limited to fees and disbursements of both internal and external counsel, fees and expenses of investment bankers, accountants and lenders and printing costs) in an amount not exceeding $250,000.

                               VII. EFFECTIVE DATE

         The "Effective Date" shall be the date on which the Merger becomes effective as specified in the Certificate of Merger to be issued by the OCC approving the Merger.

                               VIII. OTHER MATTERS

         (A) The agreements and covenants of the parties which by their terms apply in whole or in part after the Effective Date shall survive the Effective Date. Except for Paragraph (R) of Article III, and Paragraph (N) of Article IV which shall survive the Effective Date, no other representations, warranties, agreements and covenants shall survive the Effective Date. If the Plan shall be terminated, the agreements of the parties in Paragraph (G) of Article IV, Paragraph (E) of Article VI and Paragraphs (E) and (F) of this Article shall survive such termination.

         (B) Prior to the Effective Date, any provision of the Plan may be: (1) waived by the party benefitted by the provision or by both parties; or (2) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties hereto approved by their respective Boards of Directors (to the extent allowed by law) or by their respective Boards of Directors.

         (C) This Plan may be executed in multiple and/or facsimile originals, and each copy of the Plan bearing the manually executed, facsimile transmitted or photocopied signature of each of the parties hereto shall be deemed to be an original.

         (D) The Plan shall be governed by, and interpreted in accordance with, the laws of the State of Georgia, except to the extent federal law is applicable.

         (E) Each party hereto will bear all expenses incurred by it in connection with the

                                       23

Plan and the transactions contemplated hereby, including, but not limited to, the fees and expenses of its respective counsel, and accountants and investment bankers.

         (F) Each of the parties and its respective agents, attorneys and accountants will maintain the confidentiality of all information provided in connection herewith which has not been publicly disclosed unless it is advised by counsel that any such information is required by law to be disclosed.

         (G) All notices, requests, acknowledgments and other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, telecopy, telegram or telex (confirmed in writing), by overnight courier or sent by registered or certified mail, postage paid, to such party at its address set forth below or such other address as such party may specify by notice to the other party hereto.

         If to Synovus, to Mr. Thomas J. Prescott, Executive Vice President and Chief Financial Officer of Synovus, Suite 301, 901 Front Avenue, Columbus, Georgia 31901 (Fax Number 706/649-2342), with a copy to Ms. Kathleen Moates at the same address.

         If to Carolina Southern to Mr. Thomas H. Lyles, Executive Vice President, 150 East Henry Street, Spartanburg, South Carolina 29306 (Fax Number 864/577-8891), with a copy to Elizabeth B. Anders, McNair Law Firm, P.O.
Box 11390, Columbia, South Carolina 29211 (Fax Number 803/933-1483).

         (H) All terms and provisions of the Plan shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as expressly provided for herein, nothing in this Plan is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Plan.

         (I) The Plan represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made.

         (J) This Plan may not be assigned by any party hereto without the written consent of the other parties.


                                       24

         In Witness Whereof, the parties hereto have caused this instrument to be executed in counterparts by their duly authorized officers as of the day and year first above written.


                  SYNOVUS FINANCIAL CORP.

                  By:/s/ Richard E. Anthony
                     ----------------------------------------------------------

                           Title: Vice Chairman
                                  ---------------------------------------------


                  Attest: /s/Kathy Moates
                          ------------------------------------------------------

                           Title: Assistant Secretary
                                 -----------------------------------------------


                  THE NATIONAL BANK OF SOUTH CAROLINA

                  BY: /s/Fred C. Green, III
                      ----------------------------------------------------------

                           Title: President & CEO
                                 -----------------------------------------------


                  Attest:/s/Charl Butler
                         -------------------------------------------------------

                           Title: Secretary & Cashier
                                 -----------------------------------------------


                  CAROLINA SOUTHERN BANK

                  BY: /s/John s. Poole
                      ----------------------------------------------------------

                           Title: President & CEO
                                 -----------------------------------------------


                  Attest:/s/Thomas H. Lyles
                         -------------------------------------------------------

                           Title: Executive Vice President & Cashier
                                 -----------------------------------------------






                                       25

STATE OF GEORGIA)
                                    )SS:
COUNTY OF MUSCOGEE)

On this 18th day of September, 2000, before me, a notary public for this state and county, personally came Richard Anthony, as Vice Chairman, and Kathy Moates, as assistant secretary, of Synovus Financial Corp., and each in his/her capacity acknowledged this instrument to be the act and deed of the corporation.

WITNESS my official seal and signature this day and year.

                                       /s/Brenda McKinney
                                       -----------------------------

(Seal of Notary)                       Notary Public, Muscogee County.
                                       My commission expires 9-18-2003




STATE OF SOUTH CAROLINA)
                                    )SS:
COUNTY OF RICHLAND)

On this 18th day of September, 2000, before me, a notary public for this state and county, personally came Fred Green, as president, and Charl Butler, as cashier, of The National Bank of South Carolina, and each in his/her capacity acknowledged this instrument to be the act and deed of the association.

WITNESS my official seal and signature this day and year.

                                         /s/Miriam Hutto
                                       -----------------------------

(Seal of Notary)                       Notary Public, Richland County.
                                       My commission expires February 16, 2010


                                       26

STATE OF SOUTH CAROLINA)
                                    )SS:
COUNTY OF SPARTANBURG)

On this 18th day of September, 2000, before me, a notary public for this state and county, personally came John Poole, as president, and Thomas Lyles, as cashier, of Carolina Southern Bank, and each in his/her capacity acknowledged this instrument to be the act and deed of the bank.

WITNESS my official seal and signature this day and year.

                                       /s/Janice C. Addington
                                       -----------------------------

(Seal of Notary)                       Notary Public, Spartanburg County.
                                       My commission expires 11-1-2005








                                       27

                                   Exhibit "A"

                       THE NATIONAL BANK OF SOUTH CAROLINA
                             ARTICLES OF ASSOCIATION

     FIRST. The title of this Association shall be "The National Bank of South Carolina."

     SECOND. The main office of the Association shall be in the City of Sumter, County of Sumter, State of South Carolina. The general business of the Association shall be conducted at its main office and its branches.

     THIRD. The Board of Directors of this Association shall consist of not less than five nor more than twenty-five persons, the exact number to be fixed and determined from time to time by resolution of a majority of the full Board of Directors or by resolution of the shareholders at any annual or special meeting thereof. Each director, during the full term of his directorship, shall own a minimum of $1,000 par value of stock of this Association, or an equivalent interest, as determined by the Comptroller of the Currency, in any company which has control over this Association within the meaning of Section 2 of the Bank Holding Company Act of 1956 (12 U.S.C. ss.1841). Any vacancy in the Board of Directors may be filled by action of the Board of Directors.

     FOURTH. There shall be an annual meeting of the shareholders, the purpose of which shall be the election of directors and the transaction of whatever other business may be brought before said meeting. It shall be held at the main office or other convenient place as the Board of Directors may designate, on the day of each year specified therefor in the Bylaws, but if no election is held on that day, it may be held on any subsequent day according to such lawful rules as may be prescribed by the Board of Directors.

     Nominations for election to the Board of Directors may be made by the Board of Directors or by any shareholder of any outstanding class of capital stock of the Bank entitled to vote for election of directors. Nominations, other than those made by or on behalf of the existing management of the Bank, shall be made in writing and shall be delivered or mailed to the president of the Bank and to the Comptroller of the Currency, Washington, D.C., not less than 14 days nor more than 50 days prior to any meeting of shareholders called for the election of directors, provided, however, that if less than 21 days' notice of the meeting is given to shareholders, such nominations shall be mailed or delivered to the president of the Bank and to the Comptroller of the Currency not later than the close of business on the seventh day following the day on which the notice of meeting was mailed. Such notification shall contain the following information to the extent known to the notifying shareholder; (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the total number of shares of capital stock of the Bank that will be voted for each proposed nominee; (d) the name and residence address of the notifying shareholder; and (e) the number

                                       28

of shares of capital stock of the Bank owned by the notifying shareholder. Nominations not made in accordance herewith may, in his/her discretion, be disregarded by the chairperson of the meeting, and upon his/her instructions, the vote tellers may disregard all votes cast for each such nominee.

     FIFTH. The authorized amount of capital stock of this Association shall be 930,000 shares of common stock of the par value of five dollars ($5.00) each; but said capital stock may be increased or decreased from time to time, in accordance with the provisions of the laws of the United States.

     No holder of shares of the capital stock of any class of the Association shall have any preemptive or preferential right of subscription to any shares of any class of stock of the Association, whether now or hereafter authorized, nor to any obligations convertible into stock of the Association, issued or sold, nor any right of subscription to any thereof other than such, if any, as the Board of Directors, in its discretion, may from time to time determine and at such price as the Board of Directors may from time to time fix.

     The Association, at any time and from time to time, may authorize and issue debt obligations, whether or not subordinated, without the approval of the shareholders.

     SIXTH. The Board of Directors shall appoint one of its members president of this Association, who shall be chairperson of the Board, unless the Board appoints another director to be the chairperson. The Board of Directors shall have the power to appoint one or more vice presidents, and to appoint a cashier and such other officers and employees as may be required to transact the business of this Association.

     The Board of Directors shall have the power to define the duties of the officers and employees of the Association; to fix the salaries to be paid to them; to dismiss them; to require bonds from them and to fix the penalty thereof; to regulate the manner in which any increase of the capital of the Association shall be made; to manage and administer the business and affairs of the Association; to make all bylaws that it may be lawful for them to make; and generally to do and perform all acts that it may be legal for a Board of Directors to do and perform.

     SEVENTH. The Board of Directors shall have the power to change the location of the main office to any other place within the limits of the City of Sumter, South Carolina, without the approval of the shareholders but subject to the approval of the Comptroller of the Currency; and shall have the power to establish or change the location of any branch or branches of the Association to any other location, without the approval of the shareholders but subject to the approval of the Comptroller of the Currency.

     EIGHTH. The corporate existence of this Association shall continue until terminated in accordance with the laws of the United States.

                                       29

     NINTH.   The Board of Directors of this Association, or any one or more shareholders, owning in the aggregate not less than 25 percent of the stock of this Association, may call a special meeting of the shareholders at any time. Unless otherwise provided by the laws of the United States, a notice of the time, place, and purpose of every annual and special meeting of the shareholders shall be given by first-class mail, postage prepaid, mailed at least ten days prior to the date of such meeting, to each shareholder of record at his address as shown upon the books of this Association.

     TENTH.   Indemnification
         Section A. The Association shall indemnify any person who was or is a party or is threatened with being made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (all such actions, suits, and proceedings and accompanying modifiers being comprehended by the term "Proceeding") (including actions by, or in the right of, the Association), by reason of the fact that he is or was a director or officer of the Association, or is or was serving at the request of the Association as a director, officer, employee, or agent of another person. Such indemnification may be made only against those expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding if
            (i) he is successful on the merits or otherwise; or
            (ii)he acted in the transaction which is the subject of the
                Proceeding in good faith; and
                a. in the case of conduct in his official capacity with the
                   Association, he reasonably believed his conduct to be in the Association's best interest; or
                b. in all other cases, he reasonably believed his conduct to be at least not opposed to this Association's best interest; and
                c. with respect to any criminal Proceeding, he had no reasonable cause to believe his conduct was unlawful.

     The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the Association, nor, with respect to any criminal Proceedings, that he had reasonable cause to believe that his conduct was unlawful. Notwithstanding the foregoing, the Association shall not indemnify any director or officer of the Association against any expenses, penalties, or other payments incurred in an administrative Proceeding or action instituted by an appropriate bank regulatory agency which Proceeding results in a final order assessing civil money penalties or requiring affirmative action by an individual or individuals in the form of payments to the Association.

     Section B. The Association shall indemnify any person who was or is a party or is threatened with being made a party to a Proceeding by or in the right of the Association by

                                       30

reason of the fact that he is or was a director or officer of the Association, or is or was serving at the request of the Association as a director, officer, employee, or agent of another person. Such indemnification may be made against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such Proceeding if
            (i)  he is successful on the merits or otherwise; or
            (ii) he acted in the transaction which is the subject of the
                 Proceeding in good faith; and
                 a. in the case of conduct in his official capacity with the
                    Association, he reasonably believed his conduct to be in the Association's best interest; or
                 b. in all other cases, he reasonably believed his conduct to be at least not opposed to the Association's best interest; and
                 c. with respect to any criminal Proceeding, he had no
                    reasonable cause to believe his conduct was unlawful.

     However, no indemnification may be made in respect of any claim, issue, or matter in relation to which such person shall have been adjudged to be liable to the Association or in respect of any Proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he shall have been adjudged to be liable on the basis that personal benefit was improperly received by him or for negligence or misconduct in the performance of his duty to the Association. Notwithstanding the foregoing exception, indemnification may be made to the extent that the court in which such Proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses as the court of appropriate jurisdiction shall deem proper; provided, however, that said misconduct did not involve moral turpitude. Notwithstanding the foregoing, the Association shall not indemnify any director or officer of the Association against any expenses, penalties, or other payments incurred in an administrative Proceeding or action instituted by an appropriate bank regulatory agency which Proceeding results in a final order assessing civil money penalties or requiring affirmative action by an individual or individuals in the form of payments to the Association.

     Section C. Any indemnification under Section A or Section B of this
Article Tenth (other than one ordered by a court) may be made by the Association only upon a determination that indemnification of such person is proper in the circumstances because he has met the applicable standard or conduct set forth in such section. Such determination shall be made:
            (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such Proceeding; or
            (ii) if such a quorum is not obtainable, then by a majority vote of a committee of the Board, duly designated to act in the manner by a majority vote of the full Board (in which designated directors who are parties may participate), consisting solely of two or more directors not at the time parties to such Proceeding; or

                                       31

            (iii) by special legal counsel, selected by the Board of Directors or a committee thereof by vote as set forth in clauses (i) or
                  (ii) of this Section C, or, if the requisite quorum of the full Board cannot be obtained therefor and such committee cannot be established, by a majority vote of the full Board (in which selected directors who are parties may participate); or
            (iv)  by the stockholders.

     Section D. Expenses incurred in defending a civil or criminal
Proceeding may be paid by the Association in advance of the final disposition of such Proceeding as authorized by the Board of Directors or other appropriate body or party in the manner provided in Section C of this Article Tenth only when the Association has received a written affirmation by the director who is to receive such payment of his good faith belief that he has met the standard of conduct necessary for indemnification by the Association as authorized in Section A or Section B of this Article Tenth and an undertaking by or on behalf of the person who is to receive such payment to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Association as authorized in this Article Tenth.

     Section E. In determining whether the standard of conduct set forth in Section A or Section B has been met, it may be determined that a person has met the standard as to some matters but not as to others, and the amount of indemnification may be accordingly prorated.

     Section F. The indemnification provided by Section A through Section E shall not be exclusive of any other rights to which a person may be entitled by law, bylaw, agreement, vote of shareholders, or otherwise.

     Section G. The indemnification provided by Section A through Section E shall inure to the heirs, executors, and administrators of any person entitled to indemnification under this Article Tenth.

     Section H. The association may purchase and maintain insurance on any person who is or was a director, officer, employee, or agent of the Association or is or was serving at the request of the Association as a director, officer, employee, or agent of another person against any liability incurred by him in any such position, or arising out of his status as such, whether or not the Association would have the power to indemnify him against such liability under Section A through Section E: provided, however, that such insurance shall not provide coverage for liability under any formal order assessing civil money penalties against a director, officer, employee, or agent of the Association.

     ELEVENTH. These Articles of Association may be amended at any regular or special meeting of the shareholders by the affirmative vote of the holders of a majority of the stock of this Association, unless the vote of the holders of a greater amount of stock is required by law, and in that case, by the vote of the holders of such greater amount.


                                       32

                                   Exhibit "B"

                Directors of The National Bank of South Carolina

Joe M. Anderson, Jr.
Edgar A. Buck
Stephen M. Creech
C. Edward Floyd, M.D.
Elaine T. Freeman
Fred L. Green, III
Jacob H. Jennings, Esquire
Ernest R. Klutz
Donald D. Leonard
Dr. Joab M. Lesesne, Jr.
Wilson M. MacEwen
Michael B. McGee
William L. Pherigo
John S. Rainey
Robert V. Royall
Alexander M. Sanders, Jr.
M. Edward Sellers
Austin M. Sheheen, Jr.
Marva A. Smalls
William M. Webster, III
David H. Wilkins
James D. Yancey


                                       33

                                   Exhibit "C"

            Capital Structures of The National Bank of South Carolina
                           and Carolina Southern Bank
                              (As of June 30, 2000)


                              The National Bank of South Carolina          Carolina Southern Bank
Equity Securities
Authorized                                930,000  shares                       10,000,000  shares
Outstanding Equity
Securities                                930,000  shares                        3,670,557  shares
Capital                             $   4,650,000                              $22,098,204
Surplus                                51,230,694                                    -
Undivided Profits                      89,222,474                                1,209,080
Total Stockholder
Equity                              $ 145,103,168                              $23,307,284



                                  APPENDIX "B"

                           South Carolina Code of Laws

             Title 33 - Corporations, Partnerships and Associations

                                   CHAPTER 13.

                               DISSENTERS' RIGHTS

                                   ARTICLE 1.

                 RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

SECTION 33-13-101. Definitions.

In this chapter:

(1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Section 33-13-102 and who exercises that right when and in the manner required by Sections 33-13-200 through 33-13-280.

(3) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. The value of the shares is to be determined by techniques that are accepted generally in the financial community.

(4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

(5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(6) "Beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

(7) "Shareholder" means the record shareholder or the beneficial shareholder.

SECTION 33-13-102. Right to dissent.

(A) A shareholder is entitled to dissent from, and obtain payment of the fair value of, his shares in the event of any of the following corporate actions:

(1) consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by Section 33-11-103 or the articles of incorporation and the shareholder is entitled to vote on the merger or (ii) if the corporation is a subsidiary that is merged with its parent under
Section 33-11-104 or 33-11-108 or if the corporation is a parent that is merged with its subsidiary under Section 33-11-108;

(2) consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares are to be acquired, if the shareholder is entitled to vote on the plan;

(3) consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale must be distributed to the shareholders within one year after the date of sale;

(4) an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

(i) alters or abolishes a preferential right of the shares;

(ii) creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

(iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

(iv) excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

(v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under
Section 33-6-104; or

(5) in the case of corporations which are not public corporations, the approval of a control share acquisition under Article 1 of Chapter 2 of Title 35;

(6) any corporate action to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(B) Notwithstanding subsection (A), no dissenters' rights under this section are available for shares of any class or series of shares which, at the record date fixed to determine shareholders entitled to receive notice of a vote at the meeting of shareholders to act upon the agreement of merger or exchange, were either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.

SECTION 33-13-103. Dissent by nominees and beneficial owners.

(a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares to which he dissents and his other shares were registered in the names of different shareholders.

(b) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if he dissents with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote. A beneficial shareholder asserting dissenters' rights to shares held on his behalf shall notify the corporation in writing of the name and address of the record shareholder of the shares, if known to him.

                                   ARTICLE 2.

                  PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

SECTION 33-13-200. Notice of dissenters' rights.

(a) If proposed corporate action creating dissenters' rights under Section 33-13-102 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

(b) If corporate action creating dissenters' rights under Section 33-13-102 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Section 33-13-220.

SECTION 33-13-210. Notice of intent to demand payment.

(a) If proposed corporate action creating dissenters' rights under Section 33-13-102 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights (1) must give to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated and (2) must not vote his shares in favor of the proposed action. A vote in favor of the proposed action cast by the holder of a proxy solicited by the corporation shall not disqualify a shareholder from demanding payment for his shares under this chapter.

(b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his shares under this chapter.

SECTION 33-13-220. Dissenters' notice.

(a) If proposed corporate action creating dissenters' rights under Section 33-13-102 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Section 33-13-210(a).

(b) The dissenters' notice must be delivered no later than ten days after the corporate action was taken and must:

(1) state where the payment demand must be sent and where certificates for certificated shares must be deposited;

(2) inform holders of uncertificated shares to what extent transfer of the shares is to be restricted after the payment demand is received;

(3) supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he or, if he is a nominee asserting dissenters' rights on behalf of a beneficial shareholder, the beneficial shareholder acquired beneficial ownership of the shares before that date;

(4) set a date by which the corporation must receive the payment demand, which may not be fewer than thirty nor more than sixty days after the date the subsection (a) notice is delivered and set a date by which certificates for certificated shares must be deposited, which may not be earlier than twenty days after the demand date; and

(5) be accompanied by a copy of this chapter.

SECTION 33-13-230. Shareholders' payment demand.

(a) A shareholder sent a dissenters' notice described in Section 33-13-220 must demand payment, certify whether he (or the beneficial shareholder on whose behalf he is asserting dissenters' rights) acquired beneficial ownership of the shares before the date set forth in the dissenters' notice pursuant to Section 33-13-220(b)(3), and deposit his certificates in accordance with the terms of the notice.

(b) The shareholder who demands payment and deposits his share certificates under subsection (a) retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

(c) A shareholder who does not comply substantially with the requirements that he demand payment and deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this chapter.

SECTION 33-13-240. Share restrictions.

(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for payment for them is received until the proposed corporate action is taken or the restrictions are released under Section 33-13-260.

(b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

SECTION 33-13-250. Payment.

(a) Except as provided in Section 33-13-270, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who substantially complied with Section 33-13-230 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

(b) The payment must be accompanied by:

(1) the corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

(2) a statement of the corporation's estimate of the fair value of the shares and an explanation of how the fair value was calculated;

(3) an explanation of how the interest was calculated;

(4) a statement of the dissenter's right to demand additional payment under
Section 33-13-280; and (5) a copy of this chapter.

SECTION 33-13-260. Failure to take action.

(a) If the corporation does not take the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation, within the same sixty-day period, shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Section 33-13-220 and repeat the payment demand procedure.

SECTION 33-13-270. After-acquired shares.

(a) A corporation may elect to withhold payment required by section 33-13-250 from a dissenter as to any shares of which he (or the beneficial owner on whose behalf he is asserting dissenters' rights) was not the beneficial owner on the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action, unless the beneficial ownership of the shares devolved upon him by operation of law from a person who was the beneficial owner on the date of the first announcement.

(b) To the extent the corporation elects to withhold payment under subsection
(a), after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the fair value and interest were calculated, and a statement of the dissenter's right to demand additional payment under Section 33-13-280.

SECTION 33-13-280. Procedure if shareholder dissatisfied with payment or offer.

(a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due and demand payment of his estimate (less any payment under Section 33-13-250) or reject the corporation's offer under Section 33-13-270 and demand payment of the fair value of his shares and interest due, if the:

(1) dissenter believes that the amount paid under Section 33-13-250 or offered under Section 33-13-270 is less than the fair value of his shares or that the interest due is calculated incorrectly;

(2) corporation fails to make payment under Section 33-13-250 or to offer payment under Section 33-13-270 within sixty days after the date set for demanding payment; or

(3) corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

(b) A dissenter waives his right to demand additional payment under this section unless he notifies the corporation of his demand in writing under subsection (a) within thirty days after the corporation made or offered payment for his shares.

                                   ARTICLE 3.

                          JUDICIAL APPRAISAL OF SHARES

SECTION 33-13-300. Court action.

(a) If a demand for additional payment under Section 33-13-280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the demand for additional payment and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b) The corporation shall commence the proceeding in the circuit court of the county where the corporation's principal office (or, if none in this State, its registered office) is located. If the corporation is a foreign corporation without a registered office in this State, it shall commence the proceeding in the county in this State where the principal office (or, if none in this State, the registered office) of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c) The corporation shall make all dissenters (whether or not residents of this State) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication, as provided by law.

(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint persons as appraisers to receive evidence and recommend decisions on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(e) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation.

SECTION 33-13-310. Court costs and counsel fees.

(a) The court in an appraisal proceeding commenced under Section 33-13-300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 33-13-280.

(b) The court also may assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(1) against the corporation and in favor of any or all dissenters if the court finds the corporation did not comply substantially with the requirements of Sections 33-13-200 through 33-13-280; or

(2) against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

(d) In a proceeding commenced by dissenters to enforce the liability under
Section 33-13-300(a) of a corporation that has failed to commence an appraisal proceeding within the sixty-day period, the court shall assess the costs of the proceeding and the fees and expenses of dissenters' counsel against the corporation and in favor of the dissenters.

                                  APPENDIX "C"


December 7, 2000



Board of Directors
Carolina Southern Bank
150 East Henry Street
Spartanburg,  SC 29304

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, of the exchange ratio to be received by the shareholders of Carolina Southern Bank ("Carolina Southern") under the terms of a certain Agreement and Plan of Merger dated September 18, 2000 (the "Agreement") pursuant to which Carolina Southern will be merged with and into The National Bank of South Carolina, a wholly-owned subsidiary of Synovus Financial Corporation ("Synovus") (the "Merger"). Under the terms of the Agreement, each of the outstanding shares of Carolina Southern Common Stock shall be converted into approximately 0.8514 shares of Synovus Common Stock. The foregoing summary of the Merger is qualified in its entirety by reference to the Agreement.

The Carson Medlin Company is a National Association of Securities Dealers,  Inc.
(NASD) member investment banking firm, which specializes in the securities of southeastern United States financial institutions. As part of our investment banking activities, we are regularly engaged in the valuation of southeastern United States financial institutions and transactions relating to their securities. We regularly publish our research on independent community banks regarding their financial and stock price performance. We are familiar with the commercial banking industry in South Carolina and the major commercial banks operating in that market. We have been retained by Carolina Southern in a financial advisory capacity to render our opinion hereunder, for which we will receive compensation.

In reaching our opinion, we have analyzed the respective financial positions, both current and historical, of Synovus and Carolina Southern. We have reviewed:
(i) the Agreement; (ii) the annual reports to shareholders of Synovus, including audited financial statements for the five years ended December 31, 1999; (iii) audited financial statements of Carolina Southern for the five years ended December 31, 1999; (iv) unaudited interim financial statements of Synovus for the six months ended June 30, 2000; (v) unaudited interim financial statements of Carolina Southern for the six months ended June 30, 2000; and, (vi) certain financial and operating information with respect to the business, operations and prospects of Synovus and Carolina Southern. We also: (a) held discussions with members of management of Synovus and Carolina Southern regarding historical and current business operations, financial condition and future prospects of their respective companies; (b) reviewed the historical market prices and trading activity for the common stock of Synovus and compared it with those of certain publicly traded companies which we deemed to be relevant; (c) compared the results of operations of Synovus and Carolina Southern with those of certain banking companies which we deemed to be relevant; (d) compared the proposed financial terms of the Merger with the financial terms, to the extent publicly available, of certain other recent business combinations of commercial banking organizations; and (e) conducted such other studies, analyses, inquiries and examinations as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all information provided to us. We have not performed or considered any independent appraisal or evaluation of the assets of Synovus or Carolina Southern. The opinion we express herein is necessarily based upon market, economic and other relevant considerations as they exist and can be evaluated as of the date of this letter.

Based upon the foregoing, it is our opinion that the exchange ratio provided for in the Agreement is fair, from a financial point of view, to the shareholders of Carolina Southern Bank.

Very truly yours,




THE CARSON MEDLIN COMPANY

                                  APPENDIX "D"
November 16, 2000

PRIVATE & CONFIDENTIAL

Board of Directors                          Board of Directors
Synovus Financial Corp.                     Carolina Southern Bank
P.O. Box 120                                150 East Henry Street
Columbus, GA  31902                         Spartanburg, South Carolina  29306


Board Members:

You have requested the opinion of KPMG LLP ("KPMG") regarding certain Federal income tax consequences relating to the merger of Carolina Southern Bank ("CSB") with and into The National Bank of South Carolina ("SUB."), a wholly owned subsidiary of Synovus Financial Corp. ("Synovus"). Specifically, you have requested us to opine that the form and substance of the merger of CSB with and into SUB constitutes a tax-free reorganization under Section 368(a)(1)(A) and
Section 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code") (hereinafter all section references are to the Code unless otherwise indicated) and that under the Code no gain or loss will be recognized by the shareholders of CSB upon receipt of the Synovus common stock in exchange for their CSB common stock upon consummation of the merger. Affected CSB common shareholders should consult their own tax advisers on these matters.

                                      FACTS

Synovus is a bank holding company organized and existing under the laws of Georgia and having its principal office in Muscogee County, Georgia. It has authorized 600,000,000 shares of $1.00 par value common stock of which 284,178,976 were outstanding at September 30, 2000. Synovus common stock is widely held, is publicly traded and is listed on the New York Stock Exchange.

SUB, a wholly owned subsidiary of Synovus, is organized and existing under the laws of the United States and having its principal office in Sumter, South Carolina. SUB has authorized 930,000 shares of $5.00 par value common stock. As of September 30, 2000, 930,000 shares of SUB common stock were issued and outstanding.

Synovus common stock carries ten votes per share unless the shares do not meet certain ownership tests, in which case each share is entitled to only one vote. In accordance with the amendment to Synovus' Articles of Incorporation which was adopted by the shareholders of Synovus and became effective on April 24, 1986, a holder of Synovus common stock will be entitled to ten votes on each matter submitted to a vote of shareholders for each share of Synovus common stock beneficially owned on the record date for any meeting of shareholders which: (1) has had the same beneficial owner since April 24, 1986; (2) was acquired by reason of participation in a dividend reinvestment plan offered by Synovus and is held by the same beneficial owner for whom it was acquired under such plan;
(3) is held by the same beneficial owner to whom it was issued as a result of an acquisition of a company or business by Synovus where the resolutions adopted by Synovus' Board of Directors approving such issuance specifically reference and grant such rights; (4) was acquired under any employee, officer and/or director benefit plan maintained for one or more employees, officers and/or directors of Synovus and/or its subsidiaries, and is held by the same beneficial owner for whom it was acquired under any such plan; (5) is held by the same beneficial owner to whom it was issued by Synovus, or to whom it was transferred by Synovus from treasury shares, and the resolutions adopted by Synovus' Board of Directors approving such issuance and/or transfer specifically


Board of Directors
Synovus Financial Corp.
Carolina Southern Bank
November 16, 2000
Page 2


reference and grant such rights; (6) was acquired as a direct result of a stock split, stock dividend or other type of share distribution if the share as to which it was distributed has been held by the same beneficial owner for a period of 48 consecutive months prior to the record date of any meeting of shareholders at which the share is eligible to be voted; (7) has been beneficially owned continuously by the same shareholder for a period of 48 consecutive months prior to the record date of any meeting of shareholders at which the share is eligible to be voted; or (8) is owned by a holder who, in addition to shares that are beneficially owned under the provisions of (1)-(7) above, is the beneficial owner of less than 1,139,063 shares of Synovus common stock (which amount has been appropriately adjusted to reflect the stock splits which have occurred subsequent to April 24, 1986, and with such amount to be appropriately adjusted to properly reflect any other change in Synovus common stock by means of a stock split, a stock dividend, a recapitalization or otherwise occurring after April 24, 1986). There are no other classes of stock authorized. Ten-vote shares will be issued to the CSB shareholders in the proposed transaction.

Effective April 27, 1999, the Board of Directors of Synovus adopted a plan that provides the common shareholders of Synovus with Common Stock Purchase Rights ("poison pill rights"), i.e. rights to acquire the stock of Synovus or its successor.

Under the terms of the plan, holders of Synovus common stock received a poison pill right for each share of Synovus common stock held by them. A shareholder's ability to exercise his rights is contingent upon the occurrence of either a tender offer for 15 percent or more, or the actual acquisition of 10 percent or more, of Synovus common stock by a corporation or individual (the "acquiring person") without the approval of the Synovus' Board of Directors.

In general, the rights become exercisable on the earlier of (1) ten days following a public announcement that, without prior approval of Synovus, a person or group of affiliated persons has acquired, or obtained the right to acquire, beneficial ownership of 10 percent or more of the outstanding common stock of Synovus, or (2) ten days following the commencement or announcement of an intention to make a tender offer or exchange offer, without the prior written consent of Synovus, for 15 percent or more of the outstanding shares of Synovus common stock. Until the rights become exercisable, they cannot be transferred separately from the underlying common stock on which they were distributed, nor are the rights represented by any certificate other than the underlying stock certificate itself. Additionally, Synovus may redeem the poison pill rights for 1 cent per right until the date that specified events occur. The poison pill rights expire on May 5, 2009.

Once they become exercisable, the poison pill rights entitle the holder to purchase from Synovus one share of common stock. No fractional shares of common stock will be issued upon exercise of the poison pill right. In lieu thereof, a payment in cash will be made to the holder of such poison pill right equal to the same fraction of the current market value of a share of common stock.

If, after the rights become exercisable, a "flip-in" or "flip-over" event occurs, all holders of such rights, except the acquiring person, are entitled to purchase, at a 50 percent discount, the stock of either Synovus or the acquiring corporation (whichever is applicable). A "flip-in" event is either (1) the acquisition by the acquiring person of 15 percent or more of the outstanding stock of Synovus, or (2) the conduct of certain self-dealing transactions between an acquiring person or any of its affiliates or associates and Synovus. A "flip-over" event is either (1) a merger or other business combination in which Synovus is not the surviving corporation, or (2) a sale or transfer of more than 30 percent of the assets or earning power of Synovus and its subsidiaries (taken as a whole) in one or a series of transactions.

CSB is a state-chartered commercial bank organized and existing under the laws of South Carolina and having its principal office in Spartanburg, South Carolina. CSB has authorized 10,000,000 shares of no par


Board of Directors
Synovus Financial Corp.
Carolina Southern Bank
November 16, 2000
Page 3


value common stock. As of September 30, 2000, 3,671,896 shares of CSB common stock were issued and outstanding. CSB shares are traded on the NASDAQ Market. There are no outstanding warrants, options, rights, calls, or other commitments of any nature that would require the issuance by CSB of any additional shares of CSB other than options granted to employees pursuant to employee benefit plans. There are no outstanding securities or debt obligations of CSB convertible into shares of CSB common stock.

                              PROPOSED TRANSACTION

For what has been represented to be valid business purposes, SUB and CSB want to combine their businesses. In order to reach that result, the following transaction is proposed:

1. Pursuant to the Agreement and Plan of Merger dated September 18, 2000 (referred to as the "Merger Agreement"), by and among Synovus, SUB, and CSB, CSB will merge with and into SUB. SUB will survive the merger and the separate corporate existence of CSB will cease.
2. As a result of the Merger and on its effective date, CSB shareholders will be entitled to receive from Synovus .8514 shares of Synovus common stock for each of their shares of CSB common stock (the "Per Share Exchange Ratio"). The maximum number of shares of Synovus common stock to be issued in the merger is 3,295,392 shares.

3. No fractional shares of Synovus common stock will be issued in the Merger. Instead, CSB shareholders who would otherwise be entitled to a fractional share of Synovus common stock will be paid in cash for the fractional share based upon the closing price per share of Synovus common stock on the NYSE on the fifth business day immediately preceding the effective date of the Merger.
4. Each CSB shareholder has the right, pursuant to the state laws of South Carolina, to dissent from the Merger. Each dissenting shareholder will be entitled to receive the fair value of his or her shares in cash as established by South Carolina law.

The following assumptions of fact have been made in regard to the proposed merger (and they form an integral part of the opinions contained herein) each of which you have examined and agree with:

a) The fair market value of the Synovus voting common stock and cash to be received by each of the CSB shareholders as a result of the merger will be approximately equal, in each instance, to the fair market value of the CSB common stock exchanged therefor.

b) Prior the Merger, CSB's shareholders did not dispose of any CSB stock, or receive any distribution from CSB, and CSB did not dispose of any stock of CSB in a manner that would cause the merger to violate the continuity of shareholder interest requirement set forth in Reg.
     Section 1.368-1(e). For purposes of this representation, shares of CSB common stock exchanged for cash as a result of dissenters' rights or in lieu of fractional shares will be treated as outstanding stock of CSB on the date of the Merger which was disposed of for cash. None of
     (i) Synovus, (ii) any member of Synovus's affiliated group as defined in Section 1504 of the Code without regard to Section 1504(b) of the Code, (iii) any corporation in which at least fifty percent of the total combined voting power of all classes of stock entitled to vote or at least fifty percent of the value of all classes of stock outstanding is owned directly or indirectly by Synovus, or (iv) any entity that is treated as a partnership for federal income tax purposes and has as an owner a corporation described in (i), (ii) or
     (iii) of this paragraph has the intent to, at the time of the merger, or shall, in a transaction that may be considered in connection with the merger, acquire or redeem (directly or indirectly) any shares of Synovus common stock issued pursuant to the Merger, except for repurchases by Synovus of a small percentage of its stock in the


Board of Directors
Synovus Financial Corp.
Carolina Southern Bank
November 16, 2000
Page 4


     open market as part of any ongoing stock repurchase program not created or modified in any way in connection with the Merger. For purposes hereof, any entity described in (ii), (iii), or (iv) shall be referred to as a Synovus Related Party. An entity will be treated as a Synovus Related Party, if the requisite relationship exists immediately before or immediately after the acquisition or redemption. In addition, an entity (other than CSB or any CSB Related Party) will be treated as a Synovus Related Party if the requisite relationship is created in connection with the Merger. A CSB Related Party means any corporation in which at least fifty percent of the total combined voting power of all classes of stock entitled to vote or at least fifty percent of the value of all classes of stock outstanding is owned directly or indirectly by CSB.

c) SUB will hold at least 90 percent of the fair market value of its net assets and at least 70 percent of the fair market value of its gross assets held by CSB immediately prior to the transaction. For purposes of this representation, amounts paid by CSB to shareholders who receive cash or other property, CSB assets used to pay its reorganization expenses, and all redemptions and distributions (except for "regular, normal" dividends) made by CSB immediately preceding the transfer, will be included as assets of CSB held immediately prior to the transaction.

d) Prior to the Merger, Synovus will be in control of SUB within the meaning of Section 368(c) of the Code.

e) Following the Merger, SUB will not issue additional shares of its stock that would result in Synovus losing control of SUB within the meaning of
     Section 368(c).
f) Synovus has no plan or intention to liquidate SUB, to merge SUB with and into another corporation, to sell or otherwise dispose of the stock of SUB, or to cause SUB to sell or otherwise dispose of any assets of CSB acquired in the transaction, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C).
g) The liabilities of CSB assumed by SUB and the liabilities to which the transferred assets of CSB are subject were incurred by CSB in the ordinary course of its business.
h) Following the transaction, SUB will continue its historic business of CSB or use a significant portion of CSB's historic assets in a business.

i) Synovus, SUB, CSB, and the shareholders of CSB will each pay their own fees, expenses, and disbursements in connection with the merger.

j) There is no intercorporate debt existing between Synovus and CSB or between SUB and CSB that was issued, acquired, settled or will be settled at a discount.
k) None of the parties to the merger (i.e. Synovus, SUB and CSB) are investment companies within the meaning of such term as used in Section 368
     (a)(2)(F)(iii) and (iv).

l) CSB is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of 368(a)(3)(A).

m) On the effective date of the Merger, the fair market value of the assets of CSB transferred to SUB will exceed the sum of its liabilities assumed by SUB plus the amount of liabilities to which the assets are subject.

Board of Directors
Synovus Financial Corp.
Carolina Southern Bank
November 16, 2000
Page 5


n) None of the Synovus common stock being issued to the CSB shareholders will represent compensation for past or future services. The compensation to be paid to CSB directors, officers, and employees who are stockholders of CSB and who will be employed by SUB following the Merger will not be part of the consideration paid for their CSB common stock but will be commensurate, in each instance, with past or future services.

o) All distributions made by CSB prior to the merger will be "regular, normal" distributions.

p) The maximum amount of cash to be paid in lieu of fractional shares of Synovus voting common stock will, in the aggregate, be less than one percent of the total consideration paid to the CSB shareholders in the transaction. The payment of cash in lieu of fractional shares of Synovus common stock is solely for the purpose of avoiding the expense and inconvenience of issuing fractional shares and does not represent separately bargained-for consideration.

q)   No event has occurred which would make the poison pill rights exercisable.

r)   No stock of SUB will be issued in the Merger.

s) At the time of the Merger, each option to purchase or other right with respect to shares of CSB common stock pursuant to stock options granted by CSB, which are outstanding at the time of Merger, whether or not exercisable, shall be converted into and become rights with respect to Synovus common stock, and Synovus shall assume each CSB option, in accordance with the terms of the CSB stock plan by which it is evidenced in substantially the same terms and conditions.

The opinions expressed in this letter are rendered only with respect to the specific matters discussed herein and we express no opinion with respect to any other legal, federal, or state income tax aspect of this transaction. Therefore, no inference should be drawn on any matter not expressly opined on.

The opinions contained herein are based on the facts, circumstances, and assumptions stated above. If any of the above-stated facts, circumstances or assumptions are not entirely complete or accurate, it is imperative that we be informed immediately, as the incompleteness or inaccuracy could have a material effect on our conclusions and we have not independently verified each of the above facts or assumptions.

In rendering our opinion, we are relying upon the relevant provisions of the Internal Revenue Code of 1986, as amended; the regulations thereunder; and judicial and administrative interpretations thereof, all of which are subject to change or modification by subsequent legislative, regulatory, administrative or judicial decisions. Such change could be retroactive in effect and therefore could have an effect on our conclusions. We undertake no responsibility to update our opinions in the event of any such change.

                                   DISCUSSION

Merger

Classification as a reorganization

Section 368(a)(1)(A) provides that the term "reorganization" includes a statutory merger. The term statutory merger refers to a merger effected pursuant to the corporate laws of the United States, a state or territory, or the District of Columbia, Treasury Regulation Section 1.368-2(b).

Board of Directors
Synovus Financial Corp.
Carolina Southern Bank
November 16, 2000
Page 6


Section 368(a)(2)(D) provides that a transaction otherwise qualifying as a statutory merger under Section 368(a)(1)(A) will not be disqualified if the stock of a corporation (the "controlling corporation"), which before the merger was in control of the acquiring corporation, is used to acquire substantially all of the properties of another corporation if no stock of the acquiring corporation is used in the transaction.

In order to qualify as a reorganization by operation of Section 368(a)(2)(D), the acquiring corporation, (i.e., SUB) must acquire substantially all of the properties of another corporation (i.e., CSB) partly or entirely for stock of a corporation in control of the acquiring corporation (i.e., Synovus). Control for this purpose is defined in Section 368(c) as the direct ownership of stock possessing at least 80 percent of the total combined voting power and at least 80 percent of the total number of shares of all other classes of stock.

The term "substantially all" as used in Section 368(a)(2)(D) has the same meaning as does the phrase when used in Section 368(a)(1)(C), and in Regulation
Section 1.368-2(b)(2). Section 368(a)(1)(C) and the regulations promulgated thereunder do not define what constitutes substantially all the properties of a corporation. The Internal Revenue Service (the "Service") has established a quantitative test as to the amount of assets of a corporation that will satisfy the "substantially all" properties requirement for purposes of obtaining a private letter ruling. Under Revenue Procedure 77-37, 1977-2 C.B. 568, the "substantially all" requirement is satisfied if the acquiring corporation acquired properties of the transferor corporation representing at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by the transferor corporation immediately prior to the reorganization. In the case of a forward triangular reorganization under 368(a)(2)(D), the transferor corporation is the disappearing corporation.

The "ninety/seventy" guidelines are arbitrary percentages selected by the Service that do not necessarily represent judicial interpretations of the meaning of the phrase "substantially all of the properties" under the various subdivisions of Section 368. See Louis F. Viereck v. United States, 83-2 U.S.T.C. para 9664 (Cl. Cts.), Ralph C. Wilson, Sr. 46 T.C. 334 (1966), John G. Moffar 42 T.C. 558, 363 F2d 860 (9th Cir. 1966)(Aff'g T.C.) 66-2 U.S.T.C. para
9498, James Armour, Inc., 43 T.C. 295 (1964), Smothers v. United States, 642 f. 2d 894 (5th Cir. 1981) (affg DC), 79-1 U.S.T.C. para 9216 and American Manufacturing Company, Inc. 55 T.C. 204 (1970).

What constitutes "substantially all of the properties" in a situation other than a request for a ruling from the Service depends upon the facts and circumstances in each case rather than upon any particular percentage, Revenue Ruling 57-518, 1957-2 C.B. 253. The Service is of the view that the "substantially all" properties requirement applies separately to each trade or business of the transferor corporation. In this transaction, however, it has been assumed as a fact that the ninety/seventy test will be met, thus, the substantially all requirement should clearly be met.

Requisite to all reorganizations under Section 368(a)(1) are (1) a valid business purpose; (2) a continuity of the business enterprise under the modified corporate form; and (3) a continuity of interest in the corporation surviving the merger on the part of those persons who directly or indirectly were the owners of the merged corporation prior to the reorganization, Regulation Section 1.368-1(b). The term "reorganization" does not embrace the mere purchase by one corporation of the properties of another, Regulation Section 1.368-2(a). These regulations reflect well-developed judicial interpretation of the statutory definition of a reorganization, the purpose of which is to exclude from the scope of the reorganization provisions those transactions that are in fact sales.

Continuity of business enterprise requires that the transferee corporation either continue the transferor corporation's historic business

Board of Directors
Synovus Financial Corp.
Carolina Southern Bank
November 16, 2000
Page 7


or use a significant portion of the transferor corporation's historic business assets, Regulation Section 1.368-1(d)(1). This will be satisfied in this transaction as per representation "h" above.

The regulations under Section 368(a) do not establish the amount of qualifying consideration necessary to satisfy the continuity of shareholder interest requirement. However, the Service has promulgated a definite test as to the requirement for purposes of obtaining a private letter ruling. Under Revenue Procedure 77-37, 1977-2 C.B. 568, the continuity of interest requirement of Regulation section 1.368-1(b) is satisfied if:

[T]here is continuing interest through stock ownership in the acquiring or transferee corporation.... on the part of the former shareholders of the acquired or transferor corporation which is equal in value, as of the effective date of the reorganization, to at least 50 percent of the value of all the formerly outstanding stock of the acquired or transferor corporation as of the same date. It is not necessary that each shareholder of the acquired or transferor corporation receive in the exchange, stock of the acquiring of transferor corporation... which is equal in value to at least 50 percent of the value of his former stock interest in the acquired or transferor corporation, so long as one or more of the shareholders of the acquired or transferor corporation have a continuing interest through stock ownership in the acquiring or transferee corporation... which is, in the aggregate, equal in value to at least 50 percent of the value of all of the formerly outstanding stock of the acquired or transferor corporation.

The 50 percent definitive test of this revenue procedure does not as a matter of law establish the amount of qualifying consideration necessary to meet the continuity of interest requirement of Regulation Section 1.368-1(b). In other words, the continuation of a capital stock ownership in the acquiring corporation equal to less than 50 percent of the value of the stock of the acquired corporation does not itself mark a discontinuity of interest. The Supreme Court in John A. Nelson Co. v. Helvering, 296 U.S. 374 (1935), 36-1 U.S.T.C. para 9019, held that there was a reorganization even though the shareholders of the acquired corporation received less than half of their total consideration in the form of stock of the acquiring corporation and received nonvoting preferred stock. It is only necessary that the shareholders continue to have a definite and substantial equity interest in the assets of the acquiring corporation, Revenue Ruling 61-156, 1961-2 C.B. 62. This requirement should be met in this transaction as per representation "b" above.

In addition to the foregoing, it has been represented as a fact that this transaction is being undertaken for a bona fide corporate business reason, thus satisfying the first requirement stated above.

The merger of CSB with and into SUB should constitute a reorganization within the meaning of Section 368(a)(1)(A) and Section 368 (a)(2)(D) provided that (1) the merger of CSB with and into SUB qualified as a statutory merger under the applicable federal and state laws and is undertaken for a valid business purpose as stated in the above facts; (2) after the transaction SUB continues the historic business of CSB; (3) CSB shareholders exchange for Synovus voting common stock an amount of the CSB stock meeting the continuity of shareholder interest test; and (4) SUB acquires "substantially all" of CSB's assets. Synovus, SUB and CSB will each be "a party to a reorganization" within the meaning of Section 368(b). As discussed above, each of the foregoing will be complied with in this transaction.

Federal income tax consequences to exchanging shareholders

Section 354(a)(1) provides that no gain or loss will be recognized if stock of a corporation which is a party to a reorganization is, pursuant to the plan of reorganization, exchanged solely for stock of such corporation or of another corporation which is a party to the reorganization. Section 356(a)(1) in relevant part provides that if money or other property is received in an exchange to which section 354 would otherwise apply, then gain, if any, to the recipient will be recognized to the extent of the sum of the money


Board of Directors
Synovus Financial Corp.
Carolina Southern Bank
November 16, 2000
Page 8


and fair market value of the property received. If the exchange has the effect of the distribution of a dividend, then the amount of gain recognized that is not in excess of each distributee shareholder's ratable share of the undistributed earnings and profits of the acquired corporation will be treated as a dividend, Section 356(a)(2). No loss will be recognized on the exchange,
Section 356(c). Section 358 provides that, generally, shareholders are entitled to a carryover basis for stock received in a reorganization transaction qualifying under Section 354 or 356.

The CSB common shareholders who receive solely Synovus common stock in exchange for their CSB common stock will not recognize any gain or loss pursuant to
Section 354(a)(1). The tax basis which these CSB common shareholders will have in their newly received Synovus common stock will be the same as their tax basis in the CSB common stock immediately prior to the merger under Section 358(a).

If the property received in an exchange (i.e., Synovus common stock) has the same (i.e., carryover) basis as the property given up, then Section 1223(1) applies to determine the holding period for the property received. Section 1223(1) provides that the period during which the taxpayer held the property surrendered in the exchange is added to the period he or she holds the property received in the exchange in order to determine the holding period of the property received.

This tacking of the previous holding period applies only if the property exchanged (i.e., CSB common stock) was a capital asset in the taxpayer's hands at the time of the exchange, Section 1223(1). The status of the property as a capital asset is determined under Section 1221, which defines "capital asset" as any property of a taxpayer other than property within specified classifications. As a general rule, stock of a corporation would be treated as a capital asset under this section. Provided that his or her CSB common stock is a capital asset, then each CSB shareholder will be able to include his or her respective ownership period of the CSB common stock in determining the holding period of the Synovus common stock received in the proposed transaction.

Board of Directors
Synovus Financial Corp.
Carolina Southern Bank
November 16, 2000
Page 9

Poison Pill Rights

The shares of Synovus common stock to be issued to the CSB shareholders entitle such shareholders to receive the poison pill rights which will become exercisable upon the happening of future events as described above. An issue with respect to the poison pill rights is whether the rights should be considered separable from the Synovus common stock and therefore "other property" within the meaning of Section 356(a) or rather as an attribute of the Synovus common stock, that is, a right to a future dividend inseparable from the other rights inherent in the stock and not personal to the shareholders.

Presently, the Service has not published any direct authoritative position regarding the treatment of poison pill rights in the context of a corporate reorganization that can be cited as precedent. Nor are there any judicial opinions specifically addressing poison pill rights in the context of a corporate reorganization.

The only available guidance consists of Private Letter Rulings ("PLRs") that address the shareholder tax consequences upon the receipt of capital stock incorporating a poison pill rights plan in the context of a corporate reorganization. Under Section 6110(j)(3), PLRs may not be used or cited as precedent. If the Service issues further authority, such authority could be prospective only in accordance with the provisions of Section 7805.

In PLR 8808081, the Service ruled that poison pill rights incorporated in the terms of capital stock issued in a corporate reorganization constituted "other property" within the meaning of Section 356(a). Accordingly, the filing held that the acquired corporation's shareholders recognized gain, to the extent of the fair market value of the poison pill rights, in the exchange for capital stock of the acquiring corporation.

Subsequently, however, the Service reversed its position and ruled in PLR 8925087, PLR 8925088, PLR 9040069, PLR 9040042, PLR 9120006, and PLR 199904013
(among others) that poison pill rights did not constitute other property within the meaning of Section 356(a).

Indirect support for the proposition that poison pill rights do not constitute "other property" can also be found in Revenue Ruling 90-11, 1990-1 C.B. 10. Although not in the context of a corporate reorganization, the Service concluded that the initial issuance of poison pill rights is not a distribution of property which would give rise to current tax to the shareholders. The terms of the poison pill plan described in the ruling are comparable to the terms of the Synovus plan. This ruling is a published ruling, and therefore may be cited as precedent. This published ruling indicates that the more recent private letter rulings cited immediately above reflect the current thinking of the Service, i.e., that poison pill rights do not constitute other property when associated with stock received in a corporate reorganization. Should the Service successfully maintain that the poison pill rights are other property, then gain, if any, realized by a CSB common shareholder receiving such rights would be recognized to the extent of the fair market value of such rights.

                                   CONCLUSION

Based on the foregoing, it is the opinion of KPMG that:

1. The merger of CSB with and into SUB, provided it is in accordance with the laws of the United States and with South Carolina state law, will be treated as a reorganization under Section 368(a)(1)(A) and Section 368(a)(2)(D), and that Synovus, SUB and CSB will each be a party to the reorganization as defined in Section 368(b).

Board of Directors
Synovus Financial Corp.
Carolina Southern Bank
November 16, 2000
Page 10


2. No gain or loss will be recognized by the shareholders of CSB who receive solely shares of Synovus voting common stock for their CSB common stock upon consummation of the Merger. The basis of the Synovus shares received by such CSB shareholders (including any fractional share to which they may be entitled) will be the same as the basis of the CSB common stock surrendered in the exchange. Provided that the CSB common stock was a capital asset in the shareholder's hands, the holding period of the Synovus common stock (including any fractional share to which they may be entitled) will include the holding period of the CSB stock.

3. The payment of cash in lieu of fractional share interests in its common stock will, for federal income tax purposes, be treated as if the fractional share interests were issued to the CSB common shareholders and then redeemed for cash. See Revenue Ruling 66-365, 1966-2 C.B. 116. Each affected CSB common shareholder should consult their own tax advisor for the tax effect to them of such redemption (i.e. exchange treatment or dividend).

4. Under Sections 357(a) and 361, no gain or loss will be recognized by CSB upon the transfer of substantially all of its assets to SUB in exchange for solely shares of Synovus common stock and the assumption by SUB of the CSB liabilities. Under Section 361(c), CSB will not recognize any gain or loss upon the distribution of the Synovus common stock to its shareholders in pursuance of the plan of reorganization.

5. Under Section 1032, no gain or loss will be recognized by either Synovus or SUB upon the acquisition of substantially all of the assets of CSB in exchange for solely shares of Synovus common stock and the assumption of the CSB liabilities.

6. Based on the discussion above under Poison Pill Rights, it appears reasonable to conclude that the Synovus poison pill rights plan adopted on April 27, 1999, should be treated as an attribute of the Synovus common stock, a right that is inseparable from other rights inherent in the stock and does not constitute other property received by the CSB common shareholders in exchange for their CSB common stock. However, in view of the lack of precedent, there can be no assurance that the Service will agree with this conclusion. In the event the Service ultimately establishes that such poison pill rights constitute other property, then the CSB shareholders, who realize gain on the exchange of their shares for Synovus common stock, will recognize such gain to the extent of the value of the poison pill rights received. 7. No gain or loss will be recognized by CSB upon the transfer of its assets, subject to its liabilities, to SUB in the Merger (Section 357(a) and 361(a)).

8. The basis of the assets of CSB in the hands of SUB will be the same as the basis of such assets in the hands of CSB immediately prior to the Merger (Section 362(b)).

9. The tax attributes enumerated in Section 381(c), including any earnings and profits or a deficit of earnings and profits, will be taken into account by Synovus following the Merger. These tax attributes may be subject to various provisions and limitations including those of Sections 381, 382, and 384, the regulations thereunder, and the consolidated return regulations.

10. Where a CSB shareholder elects to receive cash by exercising statutory dissenter's rights, such cash will be treated as having been received by the shareholder as a distribution in redemption of his or her CSB stock subject to the provisions and limitations of Section 302 of the Code.

Board of Directors
Synovus Financial Corp.
Carolina Southern Bank
November 16, 2000
Page 11


We are furnishing this opinion to you solely in connection with Article V paragraph (A)(8) of the Merger Agreement. This opinion is solely for your benefit and is not to be used, circulated, quoted or otherwise referred to for any purpose without our express written permission.


/s/KPMG LLP
KPMG LLP